Exhibit 4.28B

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

CREDIT SUISSE,
as Administrative Agent under the LC Facility,

BANK OF AMERICA, N.A.,
as Administrative Agent under the Revolving Facility,

BANK OF AMERICA, N.A.,
as Syndication Agent under the LC Facility,

CREDIT SUISSE,
as Sole Bookrunner under the LC Facility,

CREDIT SUISSE and BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers under the LC Facility,

BANC OF AMERICA SECURITIES LLC,
as Sole Arranger under the Revolving Facility,

The other financial institutions party hereto
from time to time as Lenders,

CLEAN HARBORS, INC. AND THE SUBSIDIARIES NAMED HEREIN,
as Borrowers,

and

THE GUARANTORS NAMED HEREIN,
as Guarantors

Dated:  June 30, 2004,
Amended and Restated as of December 1, 2005

i

v

INDEX TO EXHIBITS

Exhibit A-1	Perfection Certificate
Exhibit A-2	Perfection Certificate Supplement
Exhibit B	Compliance Certificate
Exhibit C-1	Revolving Loan Note
Exhibit C-2	Canadian Revolving Loan Note
Exhibit C-3	Term Loan Note
Exhibit D-1	Revolving Facility Form of Assignment and Acceptance
Exhibit D-2	LC Facility Form of Assignment and Acceptance
Exhibit D-3	Term Loan Form of Assignment and Acceptance
Exhibit D-4	Administrative Questionnaire
Exhibit E	Form of Solvency Certificate
Exhibit F-1	Form of Mortgage
Exhibit F-2	Form of Mortgage Amendment
Exhibit G-1	Form of US Borrowing Base Certificate
Exhibit G-2	Form of Canadian Borrowing Base Certificate
Exhibit H	Form of Closing Certificate

INDEX TO SCHEDULES

Schedule 1	Revolving Lenders’ Pro Rata Shares and Revolving Loan Commitments
Schedule 2	[Reserved]
Schedule 3	Inactive Subsidiaries
Schedule 4.1(y)	Replaced Letters of Credit
Schedule 6.5(b)	Bank Accounts
Schedule 8.6	Litigation
Schedule 8.8	Environmental Compliance
Schedule 8.11	Intellectual Property
Schedule 8.12	Subsidiaries and Affiliates
Schedule 8.13	Labor Union Matters
Schedule 8.16	Material Contracts
Schedule 8.23(b)	Real Property
Schedule 9.8	Existing Liens
Schedule 9.9	Indebtedness
Schedule 9.10(c)	Investments by Credit Parties in Non-Credit Party Subsidiaries
Schedule 9.10(g)	Loans by Credit Parties to Non-Credit Parties
Schedule 9.36	Post-Closing Matters

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated June 30, 2004, and amended and restated as of December 1, 2005 (this “Agreement”), is entered into by and among Credit Suisse, as administrative agent for the LC Facility (as defined below) (in such capacity, the “LC Facility Administrative Agent”), Bank of America, N.A. (“BANA”), as administrative agent for the Revolving Facility (as defined below) (in such capacity, the “Revolving Administrative Agent”) and as syndication agent for the LC Facility (in such capacity, the “LC Facility Syndication Agent”), Banc of America Securities LLC (“BAS”), as sole arranger under the Revolving Facility (in such capacity, the “Revolving Arranger”), Credit Suisse, as sole bookrunner under the LC Facility (the “LC Facility Bookrunner”), Credit Suisse and BAS, as joint lead arrangers under the LC Facility (in such capacity, the “LC Facility Joint Lead Arrangers”), Clean Harbors, Inc., a Massachusetts corporation (“Parent”), the Canadian Borrowers (as defined herein), and each of the other Subsidiaries (as defined herein) of Parent from time to time a party hereto (each such Subsidiary, together with Parent and Canadian Borrowers, a “Credit Party” and, collectively, “Credit Parties”).

W I T N E S S E T H :

WHEREAS, this Agreement was originally entered into on June 30, 2004 and amended on July 20, 2004 (as so amended, the “Original Credit Agreement”) and the parties hereto desire to amend and restate the Original Credit Agreement as herein set forth;

WHEREAS, the Borrowers desire to amend and restate (the “Amendment and Restatement”) the Original Credit Agreement upon the terms and conditions set forth in this Agreement, pursuant to which (a) the LC Facility existing immediately prior to the occurrence of the Amendment and Restatement Effective Date (the “Original LC Facility”) shall be replaced by the LC Facility (as defined herein), (b) the US Revolving Maximum Credit shall be increased from $30.0 million to $70.0 million and (c) the other amendments to the Original Credit Agreement set forth herein shall be effected;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                            DEFINITIONS.

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1                “Accounts” shall mean all present and future rights of Credit Parties to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by Chattel Paper or an Instrument, (a) for Inventory that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2                “Accounts Collateral” shall have the meaning given such term in Section 5.1(a).

1.3                “Accounts Collateral Agent” means, (i) prior to the Discharge of Revolving Obligations, the Revolving Administrative Agent and (ii) on and following the Discharge of Revolving Obligations, the LC Facility Collateral Agent.

1.4                “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Parent or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Parent or any of its Subsidiaries.

1.5                “Act” shall have the meaning set forth in Section 15.1.

1.6                “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to:  (i) one (1) minus (ii) the Reserve Percentage.  For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of US Dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans.  The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.7                “Adjusted Net Worth” shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its Subsidiaries (if any), the amount equal to the difference between:  (a) the aggregate net book value of all assets of such Person and its Subsidiaries after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the aggregate amount of the Indebtedness and other liabilities of such Person and its Subsidiaries (including tax and other proper accruals).

1.8                “Administrative Agents” shall mean the collective reference to the LC Facility Administrative Agent and the Revolving Administrative Agent, and their respective successors and assigns.

1.9                “Administrative Questionnaire” shall mean a duly completed questionnaire in the form of Exhibit D-4 hereto.

1.10              “Affiliate” shall mean, with respect to a specified Person, any other Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person; (b) for purposes of Section 9.12 only, which beneficially owns or holds five percent (5%) or more of any class of the Voting Stock or other equity interest of such specified person; or (c) for purposes of Section 9.12 only, of which five percent (5%) or more of the Voting Stock or other equity interest is beneficially owned or held by such specified person or a Subsidiary of such specified person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any specified person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.11              “Agents” shall mean the collective reference to the Administrative Agents, Collateral Agents, the LC Facility Syndication Agent, the LC Facility Issuing Bank, the LC Facility Joint Lead Arrangers and the Revolving Arranger.

1.12              “Agreement” shall have the meaning set forth in the preamble to this agreement.

1.13              “Amended and Restated Security Agreement” shall mean the Original Security Agreement, as amended and restated as of the Amendment and Restatement Effective Date in accordance with Section 10.2 thereof, as such agreement is amended, modified or otherwise changed from time to time in accordance with the terms hereof and thereof.

1.14              “Amendment and Restatement Effective Date” shall mean the first Business Day on which all conditions precedent set forth in Section 4 of this Agreement shall be satisfied, but in no event later than December 16, 2005.

1.15              “Anti-Terrorism Laws” shall have the meaning set forth in Section 8.21.

1.16              “Applicable Percentage” shall mean, with respect to any year, the applicable percentage set forth below opposite the applicable Leverage Ratio as of the last day of such fiscal year as set forth on the Compliance Certificate delivered pursuant to Section 9.6 in respect of such year:

Leverage Ratio	Applicable Percentage
> 2.0:1.0	50%
< 2.0:1.0 and > 1.5:1.0	25%
< 1.5:1.0	0%

1.17              “Applicable Rate” shall mean one and one half percent (1.50%) per annum.

1.18              “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

1.19              “Asset Sale” shall mean (a) any direct or indirect conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash equivalents, in each case, in the ordinary course of business, by Parent or any of its Subsidiaries and (b) any issuance or sale of any Capital Stock of any Subsidiary of Parent, in each case, to any person other than Parent or any Credit Party.  Notwithstanding the foregoing, no sale or disposition permitted by clauses (b)(i)-(b)(iv) of Section 9.7 shall constitute an Asset Sale.

1.20              “Assignment and Acceptance” means an Assignment and Acceptance between a Lender and an Eligible Assignee in the form of Exhibit D-1 hereto, in the case of an assignment of Revolving Loan Commitments, Revolving Loans and participations in Revolving Letter of Credit Accommodations, Exhibit D-2 hereto in the case of an assignment of Credit-Linked Deposits and participations in LC Facility Letters of Credit and Exhibit D-3 hereto in the case of an assignment of Term Loans.

1.21              “BANA” shall have the meaning assigned to such term in the preamble hereof.

1.22              “Blocked Accounts” shall mean, collectively, the US Blocked Accounts and the Canadian Blocked Accounts.

1.23              “Borrower Representative” shall have the meaning set forth in Section 2.5 hereof.

1.24              “Borrowers” shall mean, collectively, US Borrowers and Canadian Borrowers; each sometimes being referred to herein individually as a “Borrower”.

1.25              “Borrowing Base” shall mean, as to US Borrowers, the US Borrowing Base and as to Canadian Borrowers, the Canadian Borrowing Base, and, for the purposes of the last sentence of Section 2.2 and Section 2.8(b)(v), the collective reference to the US Borrowing Base and the Canadian Borrowing Base.

1.26              “Borrowing Base Certificate” shall mean, collectively, the US Borrowing Base Certificate and the Canadian Borrowing Base Certificate.

1.27              “Business Day” shall mean (a) in connection with any Canadian Revolving Loans made or provided to a Canadian Borrower, or other matters related exclusively to a Canadian Borrower, any day (i) other than a Saturday or Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the Commonwealth of Massachusetts or the Province of Ontario, and (ii) on which Canadian Lender’s offices and The Toronto-Dominion Bank are open for the transaction of business and (b) in connection with any LC Facility Letters of Credit, US Revolving Loans or Revolving Letter of Credit Accommodations made or provided to any US Borrower, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the Commonwealth of Massachusetts and a day on which the Reference Bank and Administrative Agents are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.28              “Canadian Accounts Collateral” shall have the meaning set forth in Section 5.2.

1.29              “Canadian Agents” shall mean the Canadian Collateral Agent and the Revolving Administrative Agent acting with respect to the Canadian Revolving Facility.

1.30              “Canadian Blocked Accounts” shall have the meaning set forth in Section 6.3(e).

1.31              “Canadian Borrowers” shall mean, collectively, the following (together with their respective successors and assigns):  CH Canada Holdings Corp., a Nova Scotia unlimited liability corporation; CH Canada GP, Inc., a Canadian corporation; Clean Harbors Canada, Inc., a New Brunswick corporation; Clean Harbors Canada LP, an Ontario limited partnership; Clean Harbors Mercier, Inc., a Quebec corporation; Clean Harbors Quebec, Inc., a Quebec corporation; 510127 N.B. Inc., a New Brunswick corporation; and each other Subsidiary of Parent which becomes a Canadian Borrower pursuant to Section 9.26(b).

1.32              “Canadian Borrowing Base” shall mean, at any time, the amount for each Canadian Borrower equal to (a) eighty percent (80%) of the Net Amount of Eligible Accounts of each such Canadian Borrower (including all Municipal Government Accounts that are Eligible Accounts), plus (b) the lesser of eighty percent (80%) of the Net Amount of Federal Government Accounts of any such Canadian Borrower that are Eligible Accounts or C$1,000,000 less (c) any Reserves attributable to each such Canadian Borrower (including, without limitation, adjustments with respect to Liens created by applicable law which rank or are capable of ranking prior or pari passu with Revolving Administrative Agent’s (or fonde de pourvoir’s, as the case may be) Lien).

1.33              “Canadian Borrowing Base Certificate” shall mean an Officers’ Certificate from Canadian Borrowers substantially in the form of, and containing the information prescribed by, Exhibit G-2, delivered to the Revolving Administrative Agent.

1.34              “Canadian Collateral Agent” shall mean BABC Global Finance Inc. (being the successor to Fleet Capital Global Finance Inc.) and its successors and assigns.

1.35              “Canadian Dollar Equivalent” shall mean at any time (a) as to any amount denominated in Canadian Dollars, the amount thereof and (b) as to any amount denominated in US Dollars or any other currency, the equivalent amount in Canadian Dollars calculated by Revolving Administrative Agent at such time using the then applicable Exchange Rate in effect on the Business Day of determination.

1.36              “Canadian Dollar Loans” shall mean any Loans or portion thereof which are denominated in Canadian Dollars.

1.37              “Canadian Dollars” and “C$” shall each mean the lawful currency of Canada.

1.38              “Canadian Lender” shall mean BABC Global Finance Inc. and its successors and assigns.

1.39              “Canadian Maximum Credit” shall mean US$5,300,000.

1.40              “Canadian Obligations” shall mean any and all (a) Canadian Revolving Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Canadian Borrower to any Canadian Secured Party, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement, any cash management agreement or under the other Financing Agreements, (b) the due and punctual payment and performance of all obligations of any Canadian Borrower under each Hedging Agreement entered into with any counterparty that was an Agent or a Lender or an Affiliate of a Lender or an Affiliate of an Agent at the time such Hedging Agreement was entered into and (c) the due and punctual payment and performance of all overdraft obligations, fees, costs, charges, expenses and other obligations from time to time owing to the Canadian Secured Party or the Cash Management Bank by any Canadian Borrower under any cash management agreement, operating or deposit account or other banking product (including, but not limited to any corporate purchase cards such as the so-called “P-Card”) from time to time made available to any Canadian Borrower by any Canadian Secured Party, the Cash Management Bank or any other Affiliate thereof, in each case whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Canadian Borrower under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or not direct, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by such Canadian Secured Party.

1.41              “Canadian Payment Account” shall mean a US Dollar account of Canadian Lender at the Royal Bank of Canada for US Dollars agreed to by Revolving Administrative Agent and Parent and a Canadian Dollar account of Canadian Lender at the Royal Bank of Canada for Canadian Dollars agreed to by Revolving Administrative Agent and Parent or such other account of Canadian Lender as Revolving Administrative Agent may from time to time designate to Parent as the Canadian Payment Account for purposes of this Agreement and the other Financing Agreements.

1.42              “Canadian Pension Plan” shall mean any plan, program or arrangement (other than the Canada/Quebec Pension Plan) that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower in respect of any Person’s employment in Canada with such Borrower.

1.43              “Canadian Prime Rate” shall mean the applicable per annum rate of interest charged by Canadian Lender for commercial loans made by it in Canada in Canadian Dollars or US Dollars, as the case may be, as determined by Canadian Lender based upon various factors including its cost of funds and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.

1.44              “Canadian Prime Rate Loans” shall mean any Canadian Dollar Loans or US Dollar Loans or portion thereof on which interest is payable based on the applicable Canadian Prime Rate in accordance with the terms hereof.

1.45              “Canadian Revolving Facility” shall mean the Canadian Revolving Loans provided to or for the benefit of a Canadian Borrower pursuant to Section 2 hereof.

1.46              “Canadian Revolving Loan Note” shall mean a promissory note in the form of Exhibit C-2, as it may be amended, supplemented or otherwise modified from time to time.

1.47              “Canadian Revolving Loans” shall mean Revolving Loans made by Canadian Lender pursuant to Section 2.

1.48              “Canadian Secured Parties” shall mean, collectively, the Revolving Administrative Agent (with respect to actions taken to administer the Canadian Revolving Facility), the Canadian Lender, the Canadian Collateral Agent and any Person that was a Lender or an Affiliate of a Lender at the time that such Person entered into a Hedging Agreement with any Canadian Borrower and their successors and assigns.

1.49              “Capital Expenditures” shall mean with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person; provided that there shall be excluded from Capital Expenditures the purchase price paid in any Permitted Acquisition, to the extent such purchase price would have otherwise constituted Capital Expenditures; provided, further, that any Rolling Stock which is initially accounted for as a Capital Expenditure at the time of acquisition thereof but which is transferred to a third party and becomes subject to an operating lease within 60 days after the date of acquisition thereof which lease would not be required to be treated as an addition to “property, plant and equipment” or in a similar fixed asset account on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, shall be excluded from Capital Expenditures.

1.50              “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.51              “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock,

partnership interests, limited liability company interests or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.52              “Cash Collateral Account” shall have the meaning assigned to such term in Section 2.6(k)(i).

1.53              “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one year or less from the date of acquisition thereof issued or directly and fully guaranteed or insured by the United States of America, Canada or any agency or instrumentality thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less from the date of acquisition thereof of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety one year or less from the date of acquisition thereof issued by a corporation (except any Credit Party or an Affiliate of any Credit Party) organized under the laws of any State of the United States of America or the District of Columbia or organized under the laws of any Province of Canada, or the federal laws applicable therein and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”) or at least P-1 by Moody’s Investors Service, Inc. (“Moody’s”); (d) marketable direct obligations issued by any State of the United States of America or any political subdivision or public instrumentality thereof maturing within one year of the acquisition thereof and having one of the two highest ratings obtainable from either S&P or Moody’s; (e) debt securities maturing within one year from the date of acquisition issued by any company organized under the laws of the United States of America, any State thereof or the District of Columbia and having a rating of at least A from S&P and A2 from Moody’s; (f) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within 90 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in Repurchase Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on February 11, 1998; and (g) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (f) above.

1.54              “Cash Management Bank” shall mean BANA and its successors and assigns.

1.55              “Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Parent or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

1.56              “Change of Control” shall mean (a) except as may be expressly permitted under Section 9.7 hereof, the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Credit Party to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) except as may be expressly permitted under Section 9.7 hereof, the liquidation or dissolution of any Credit Party or the adoption of a plan by the stockholders of any Credit Party relating to the dissolution or liquidation of any Credit Party; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the voting power of the total outstanding Voting Stock of Parent; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Parent, as the case may be, was approved by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or cessation of legal capacity) to constitute a majority of the Board of Directors of Parent then still in office; (e) in the case of any Credit Party other than Parent, Parent or Credit Parties that own beneficially and of record, Voting Stock of other Credit Parties on the Amendment and Restatement Effective Date shall cease to own beneficially and of record, one hundred percent (100%) of the voting power of the total outstanding Voting Stock of each such other Credit Party or shall cease to control the appointment of the Board of Directors of each such Credit Party; (f) the failure of the Permitted Holders to own more than fifteen percent (15%) of the voting power of the total outstanding Voting Stock of Parent; or (g) the occurrence of a change of control under any Material Indebtedness.

1.57              “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.58              “Collateral” shall mean, collectively, the Accounts Collateral, the Non-Accounts Collateral and, prior to the Discharge of Revolving Obligations, the Canadian Accounts Collateral.

1.59              “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to (i) the Accounts Collateral Agent, to the extent relating to Accounts Collateral and (ii) the Canadian Collateral Agent, to the extent relating to Canadian Accounts Collateral, from any lessor of premises to any Credit Party, or any other person to whom any Accounts Collateral or Canadian Accounts Collateral, as applicable, is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of such Collateral Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, has against such Collateral, whether for processing, storage or otherwise, and agrees to permit such Collateral Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise such Collateral Agent’s rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of such Collateral for the benefit of such Collateral Agent and agrees to follow all instructions of such Collateral Agent with respect thereto.

1.60              “Collateral Agents” shall mean the collective reference to the LC Facility Collateral Agent, Accounts Collateral Agent and Canadian Collateral Agent.

1.61              “Compliance Certificate” means a certificate substantially in the form of Exhibit B.

1.62              “Confidential Lender Authorization” shall mean, with respect to any Original LC Facility Lender, a letter setting forth Original LC Facility Lender’s (i) approval of the Amendment and Restatement and (ii) LC Facility Commitment (if any), delivered to and approved by the LC Administrative Agent.

1.63              “Consolidated Current Assets” means, as at any date, the total assets of Parent and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP as of such date, excluding cash and Cash Equivalents.

1.64              “Consolidated Current Liabilities” means, as at any date, the total liabilities of Parent and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP as of such date, excluding the current portion of long term Indebtedness.

1.65              “Consolidated EBITDA” shall mean with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period, in each case and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (A) Consolidated Interest Expense, (B) accrued income taxes for such period determined on a consolidated basis in accordance with GAAP, (C) depreciation expense determined on a consolidated basis in accordance with GAAP, (D) all costs and expenses attributable to the Specified Equity Offering (if it occurs), the Warrant Proceeds Redemption (if it occurs) and the Specified Notes Redemption and this Amendment and Restatement; provided that (a) Parent provides such support and documentation with respect to such costs and expenses as either Administrative Agent may reasonably request and (b) each Administrative Agent is otherwise reasonably satisfied with such costs and expenses, (E) all write-offs of previously unamortized costs and expenses associated with the Original Credit Agreement and the issuance on the Original Effective Date of the Senior Secured Notes (to the extent that (i) such write-offs are not already included under clause (D) of this definition, (ii) such write-offs do not exceed $7.9 million in the aggregate and (iii) such write-offs are itemized in reasonable detail) and (F) amortization expense determined on a consolidated basis in accordance with GAAP.

1.66              “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

1.67              “Consolidated Interest Expense” shall mean with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person and fees and interest expense in connection with the LC Facility), less, to the extent included therein, (i) gains for such period on Hedging Agreements plus, to the extent not included therein, (ii) the sum of (A) losses for such period on Hedging Agreements and (B) the upfront costs or fees for such period associated with Hedging Agreements, in each case, determined on a consolidated basis and in accordance with GAAP; provided that any fronting fees accruing under Section 2.9(i) shall be excluded from the calculation of Consolidated Interest Expense.

1.68              “Consolidated Net Income” shall mean with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries (other than the Excluded Subsidiary) for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication):  (a) any extraordinary gains or losses or gains or losses from dispositions of assets of such Person and Subsidiaries (other than Inventory in the ordinary course of business on ordinary business terms), (b) any accretion expense attributable to Environmental Liabilities; provided that (1) such expense is non-cash and (2) such expense is determined on a consolidated basis in accordance with GAAP and (c) non-recurring employee severance costs in an amount not to exceed $1.2 million in any twelve month period.

1.69              “Consolidated Working Capital” means, as of any date, the excess of Consolidated Current Assets as of such date over Consolidated Current Liabilities as of such date.

1.70              “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

1.71              “Credit Parties” shall mean US Credit Parties and Canadian Borrowers.

1.72              “Credit-Linked Deposit” shall mean, as to each LC Facility Lender, the cash deposit made by such LC Facility Lender pursuant to Section 2.6(d) or adjusted pursuant to Section 2.7(f), as such deposit may be (1) reduced from time to time pursuant to Section 2.8(a), and (2) reduced or increased from time to time pursuant to assignments by or to such LC Facility Lender pursuant to Section 12.6.  The amount of each LC Facility Lender’s Credit-Linked Deposit as of the Amendment and Restatement Effective Date is set forth in the Assignment and Acceptance pursuant to which such LC Facility Lender shall have acquired its Credit-Linked Deposit, as applicable.

1.73              “Credit-Linked Deposit Account” shall mean the account established by the LC Facility Administrative Agent under its sole and exclusive control maintained at the office of Credit Suisse at Eleven Madison Avenue, New York, New York 10010-3629, designated as the “Clean Harbors Credit-Linked Deposit Account”.

1.74              “Currency Due” shall have the meaning set forth in Section 11.7 hereof.

1.75              “Debt Issuance” shall mean the incurrence by Parent or any of its Subsidiaries of any Indebtedness after the Amendment and Restatement Effective Date (other than as permitted by Section 9.9) or the issuance by Parent or any of its Subsidiaries of any Disqualified Capital Stock.

1.76              “Deed of Hypothec” shall mean, collectively, (a) the Deed of Hypothec executed or to be executed by Clean Harbors Mercier, Inc., a Quebec corporation, pursuant to which it hypothecates its Canadian Accounts Collateral in favor of the Canadian Collateral Agent pursuant to the provisions of Article 2692 of the Civil Code of Quebec, and (b) the Deed of Hypothec executed or to be executed by Clean Harbors Quebec, Inc., a Quebec corporation, pursuant to which it hypothecates its Canadian Accounts Collateral in favor of the Canadian Collateral Agent pursuant to the provisions of Article 2692 of the Civil Code of Quebec, each as amended, restated or modified from time to time.

1.77              “Default” shall mean an act, condition or event which is or with notice or passage of time or both would constitute an Event of Default.

1.78              “Default Revolving Loans” shall have the meaning set forth in Section 10.2(j) hereof.

1.79              “Delinquent Revolving Lender” shall have the meaning set forth in Section 13.5(c) hereof.

1.80              “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to the applicable Collateral Agent, by and among such Collateral Agent, a Credit Party, and any bank at which any Deposit Account of such Credit Party is at any time maintained which provides that such bank will comply with instructions originated by such Collateral Agent directing disposition of the funds in the Deposit Account without further consent by such Credit Party and such other terms and conditions as such Collateral Agent may require; provided that each Deposit Account Control Agreement with respect to any Blocked Account shall provide that all items received or deposited in any Blocked Accounts are the property of Revolving Administrative Agent, that the bank has no Lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Revolving Agent Payment Account (in the case of the US Credit Parties) and to the Canadian Payment Account (in the case of the Canadian Borrowers) all available funds received or deposited into the Blocked Accounts.

1.81              “Deposit Accounts” shall mean, collectively, with respect to any Credit Party, (i) all “deposit accounts” as such term is defined in the UCC and (ii) all cash, funds, checks, notes and Instruments from time to time on deposit an any such deposit account.

1.82              “Dilution Percentage” shall mean a percentage, calculated at the end of each field examination with respect to the Accounts Collateral by the Accounts Collateral Agent, reflecting the amount of dilution of Eligible Accounts that should (based on the results of such field examination), in the determination of the Accounts Collateral Agent, be taken into account when calculating the Borrowing Base; provided that each such percentage shall be represented by a whole number without decimal places. The Dilution Percentage shall remain in effect from and after each such field examination until the completion of a new field examination and the determination by the Accounts Collateral Agent of a new Dilution Percentage, at which time the Dilution Percentage shall reflect such new field examination and the determination by the Accounts Collateral Agent of such new Dilution Percentage.

1.83              “Dilution Reserve Percentage” shall mean, as of any time, the Dilution Percentage as of such time minus 9%; provided that if the Dilution Percentage as of such time is below 11%, then the Dilution Reserve Percentage as of such time shall be deemed to be 0%.

1.84              “Discharge of LC Obligations” shall mean the first date on which all LC Facility Obligations (other than indemnification obligations with respect to unasserted claims) have been paid in full in cash.

1.85              “Discharge of Revolving Obligations” shall mean the first date on which all of the Revolving Loan Commitments have terminated and all Revolving Obligations (other than indemnification obligations with respect to unasserted claims) have been paid in full in cash and no Revolving Letter of Credit Accommodations are outstanding.

1.86              “Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time on or prior to the first anniversary of the Latest Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.

1.87              “Dollar Equivalent Amount” shall have the meaning set forth in Section 6.5(b) hereof.

1.88              “Eligible Accounts” shall mean Accounts created by Credit Parties which are and continue to be acceptable to Revolving Administrative Agent based on the criteria set forth below.  In general, Accounts shall be Eligible Accounts if:

(a)           such Accounts arise from the actual and bona fide sale and delivery of Inventory by a Credit Party or rendition of services by a Credit Party in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)           such Accounts are not unpaid more than the ninety (90) days after the date of the original invoice for them;

(c)           such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)           such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)           the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, Puerto Rico or Canada (provided that, at any time promptly upon Revolving Administrative Agent’s request, Credit Parties shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Revolving Administrative Agent to perfect the security interests of Revolving Administrative Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Puerto Rico or Canada in accordance with the applicable laws of the Commonwealth of Puerto Rico or the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Revolving Administrative Agent may request to enable Revolving Administrative Agent as secured party with respect thereto to collect such Accounts under the applicable laws of Puerto Rico or Federal or Provincial laws of Canada) or, at Revolving Administrative Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America, Puerto Rico or Canada, then if:  (i) the account debtor has delivered to Credit Parties an irrevocable letter of credit issued or confirmed by a bank satisfactory to Revolving Administrative Agent and payable only in the United States of America and in US dollars, or with respect to Accounts of Canadian Borrowers only, payable in Canada and in Canadian Dollars or US Dollars sufficient to cover such Account, in form and substance satisfactory to Revolving Administrative Agent and if required by Revolving Administrative Agent, the original of such letter of credit has been delivered to Revolving Administrative Agent or Revolving Administrative Agent’s agent and Credit Parties have complied with the terms of Section 5.3(f) hereof with respect to the assignment of the proceeds of such letter of credit to Revolving Administrative Agent or naming Revolving Administrative Agent (or with respect to Accounts of Canadian Borrowers only, the Canadian Collateral Agent) as transferee beneficiary thereunder, as Revolving Administrative Agent may specify, (ii) such Account is subject to credit insurance payable to Revolving Administrative Agent or the Canadian Collateral Agent, as the case may be issued by an insurer and on terms and in an amount acceptable to Revolving Administrative Agent, or (iii) such Account is otherwise acceptable in all respects to Revolving Administrative Agent (subject to such lending formula with respect thereto as Revolving Administrative Agent may determine);

(f)            such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon a Credit Party’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Revolving Administrative Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Revolving Administrative Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)           the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by any Credit Party to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h)           there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)            such Accounts are subject to the first priority, valid and perfected security interest of Accounts Collateral Agent as to Accounts of US Credit Parties and first priority, valid and perfected security interest, Lien and first ranking hypothec of Canadian Collateral Agent and, to the extent applicable, in the case of the Deed of Hypothec, the Canadian Lender, as to Accounts of Canadian Borrowers and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any claims, Liens, security interest or hypothecs except those permitted in this Agreement;

(j)            neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Credit Party;

(k)           the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, Canada, any Province, political subdivision, department, agency or instrumentality thereof, unless, upon Revolving Administrative Agent’s request, if (i) the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, such Credit Party has assigned its rights to payment of such Account to Revolving Administrative Agent pursuant to and in accordance with the Federal Assignment of Claims Act of 1940, as amended, or pursuant to any similar State or local law, regulation or requirement or (ii) the account debtor is Her Majesty in right of Canada or any Canadian provincial or local governmental entity, or any ministry, such Credit Party has assigned its rights to payment of such Account to Revolving Administrative Agent pursuant to and in accordance with the Financial Administration Act, R.S.C. 185, c.F-11, as amended, or any similar applicable provincial or local law, regulation or requirement;

(l)            there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;

(m)          such Accounts are not evidenced by or arising under any Instrument or Chattel Paper;

(n)           such Accounts of a single account debtor or its affiliates do not constitute more than twenty percent (20%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(o)           such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the original invoice date for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(p)           the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Credit Parties to seek judicial enforcement in such State of payment of such Account, unless the Credit Party doing business with such account debtor has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; and

(q)           such Accounts are owed by account debtors whose total indebtedness to Credit Parties does not exceed the credit limit with respect to such account debtors as determined by Credit Parties from time to time and as is reasonably acceptable to Revolving Administrative Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

provided, however, that Eligible Accounts shall be reduced by the Borrowers’ deferred revenue as shown on the balance sheet of the latest financial statements of Parent and its Subsidiaries delivered pursuant to Section 9.6.

The criteria for Eligible Accounts set forth above may be changed and any new criteria for Eligible Accounts may be established only by Revolving Administrative Agent in good faith based on either:  (i) an event, condition or other circumstance arising after the Original Effective Date, or (ii) an event, condition or other circumstance existing on the Original Effective Date to the extent Revolving Administrative Agent has no written notice thereof from Credit Parties prior to the Original Effective Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Revolving Administrative Agent.  Any Accounts which are not Eligible Accounts shall nevertheless be part of the Accounts Collateral or Canadian Accounts Collateral, as applicable.

1.89              “Eligible Assignee” shall mean any of the following:  (i) a commercial bank, insurance company, any savings and loan association or finance company or a subsidiary thereof organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000 or, in the case of the Canadian Revolving Facility, any Canadian Affiliate thereof; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iii) the central bank of any country which is a member of the OECD; (iv) an Approved Fund of any Lender; (v) in the case of the LC Facility and Term Loans only, an investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans regularly in its businesses; and (vi) in the case of the Revolving Facility, if and only if an Event of Default has occurred and is continuing, and in the case of the LC Facility or any Term Loans, at any time, any other bank, insurance company, finance company or other financial institution or fund approved by the Revolving Administrative Agent in the case of assignments under the Revolving Facility or by the LC Facility Administrative Agent and the LC Facility Issuing Bank in the case of assignments under the LC Facility, in each case in good faith.

1.90              “Embargoed Person” or “Embargoed Persons” shall have the meaning set forth in Section 9.30.

1.91              “Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

1.92              “Environmental Expenditures” shall mean with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries for spending incurred with respect to remedial liabilities, including but not limited to, superfund, remediation, facility closure remediation, and discontinued operation liabilities.

1.93              “Environmental Laws” shall mean all current and future foreign, Federal, State, Provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Credit Party and any Governmental Authority, relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, including, without limitation, those relating to the (a) exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (b) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

1.94              “Environmental Liability” shall mean liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

1.95              “Equipment” shall mean all of Credit Parties’ now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.96              “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.97              “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.98              “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which any Credit Party or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Credit Party or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate; and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Credit Party in excess of $250,000.00.

1.99              “Eurodollar Rate” shall mean with respect to any Interest Period for a Eurodollar Rate Loan or the LIBID Rate, the rate per annum determined by the applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by such Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the applicable Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by such Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

1.100            “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.101            “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.102            “Excess Availability” shall mean, at any time:

(a)         as to US Borrowers, the amount, as determined by Revolving Administrative Agent, equal to the lesser of (i) the US Borrowing Base at such time and (ii) the US Revolving Maximum Credit at such time, minus the amount of all then outstanding US Revolving Obligations at such time; and

(b)        as to Canadian Borrowers, the Dollar Equivalent Amount, as determined by Revolving Administrative Agent, equal to the lesser of (i) the Canadian Borrowing Base at such time and (ii) the Canadian Maximum Credit at such time, minus the sum of all then outstanding Canadian Obligations at such time.

1.103            “Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Indebtedness of the Credit Parties (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Capital Expenditures (net of any proceeds of (x) any related financings with respect to such expenditures and (y) any sales of assets used to finance such expenditures), (c) Consolidated Interest Expense of Parent and its Subsidiaries paid or payable in cash for such period, (d) provisions for current taxes based on income of Parent and its Subsidiaries paid or payable in cash with respect to such period and (e) to the extent not deducted in calculating Consolidated Net Income or Consolidated EBITDA during such period, Environmental Expenditures actually made in cash during such period.

1.104            “Excess Cash Flow Offer” has the meaning assigned thereto in the Senior Secured Notes Indenture (as the Senior Secured Notes Indenture is in effect on the Issue Date).

1.105            “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.106            “Exchange Rate” shall mean the prevailing spot rate of exchange of Reference Bank or such other bank as Revolving Administrative Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. Boston time, on the date on which any such conversion of currency is to be made under this Agreement.

1.107            “Excluded Subsidiary” shall mean Northeast Casualty Retention Group, Inc.

1.108            “Excluded Taxes” shall have the meaning set forth in Section 6.8(a) hereof.

1.109            “Executive Orders” shall have the meaning set forth in Section 9.30.

1.110            “Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such a rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the applicable Administrative Agent from three Federal funds brokers of recognized standing selected by such Administrative Agent.

1.111            “Federal Government Account” shall mean an Account in which the account debtor with respect to such Account is the United States of America or Canada or a department, agency or instrumentality thereof.

1.112            “Fee Letter” shall mean the Fee Letter dated as of October 31, 2005 by and among Parent, the Administrative Agents and BAS.

1.113            “Financing Agreements” shall mean, collectively, this Agreement and the Amended and Restated Security Agreement and all Notes, guarantees, security agreements, hypothecs, mortgages, deeds of trust, deeds to secure debts, deposit account control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Credit Party in connection with this Agreement and the Amended and Restated Security Agreement.

1.114            “First Rate” shall have the meaning set forth in Section 3.1(e) hereof.

1.115            “Fixed Charge Coverage Ratio” shall mean with respect to any Person for any period, the ratio of (i)(A) Consolidated EBITDA of such Person and its Subsidiaries for such period minus (B) Capital Expenditures of such Person and its Subsidiaries for such period (except to the extent otherwise deducted from Consolidated Net Income in such period), minus (C) Environmental Expenditures of such Person and its Subsidiaries for such period (except to the extent deducted from Consolidated Net Income in such period), to (ii) the sum of (A) all principal of Indebtedness for money borrowed of such Person and its Subsidiaries scheduled to be paid or prepaid during such period (and in the case of this Agreement, to the extent there is an equivalent permanent reduction in the Revolving Maximum Credit and Revolving Loan Commitments hereunder), other than any Indebtedness paid or prepaid pursuant to Section 9.32(a)(i), (ii), (iii) or (iv) during such period, plus (B) Consolidated Interest Expense of such Person and its Subsidiaries paid or payable in cash for such period, plus (C) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (D) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of any Credit Party, dividends or distributions paid by such Credit Party to any other Credit Party) during such period.  In determining the Fixed Charge Coverage Ratio for a particular period (w) pro forma effect will be given to any Permitted Acquisition or disposition (whether by sale, merger or otherwise) of any property or assets disposed of by such Person and its Subsidiaries (other than dispositions in the ordinary course of business) since the first day of such period, as if such Permitted Acquisition or disposition occurred on the first day of such period and any incurrence, repayment or retirement of Indebtedness (other than in respect of Revolving Loans) in connection therewith, as if such Indebtedness had been incurred, repaid or retired, as the case may be, on the first day of such period;

(x) interest on Indebtedness incurred during such period and referred to in clause (w) that bears a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period; and (y) the amount of Indebtedness under a revolving credit facility will be computed based upon the actual daily balance of such Indebtedness during such period.

1.116            “Foreign Subsidiary” shall mean any Subsidiary of any Credit Party which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

1.117            “Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

1.118            “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.17, 9.18, 9.19 and 9.20 hereof, GAAP shall be determined on the basis of such principles in effect on the Original Effective Date and consistent with those used in the preparation of the most recent audited financial statements delivered to the Lenders prior to the Original Effective Date.

1.119            “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.120            “Governmental Real Property Disclosure Requirements” shall mean any requirement of law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

1.121            “Guarantors” shall mean Clean Harbors of Baltimore, Inc. and Clean Harbors Laurel, LLC.

1.122            “Hazardous Materials” shall mean any pollutant, contaminant or constituent substances, chemicals, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides, sewage, sludge, industrial slag and solvents that can give rise to liability under or are subject to regulation under any Environmental Law.

1.123            “Hedging Agreements” shall mean any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

1.124            “Inactive Subsidiaries” shall mean the Subsidiaries of the Credit Parties listed on Schedule 3.

1.125            “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than one hundred fifty (150) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances or similar documents or instruments issued for such Person’s account (including any Unreimbursed Amount); and (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time.

1.126            “Information Memorandum” shall mean the Confidential Information Memorandum dated as of November 4, 2005 relating to the LC Facility.

1.127            “Intellectual Property” shall mean Credit Parties’ now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

1.128            “Interest Coverage Ratio” shall mean with respect to any Person and its Subsidiaries for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, to (ii) Consolidated Interest Expense of such Person and its Subsidiaries paid or payable in cash for such period.  In determining the Interest Coverage Ratio for a particular period (a) pro forma effect will be given to any Permitted Acquisition or disposition (whether by sale, merger or otherwise) of any property or assets disposed of by such Person and its Subsidiaries (other than dispositions in the ordinary course of business) since the first day of such period, as if such Permitted Acquisition or disposition occurred on the first day of such period and any incurrence, repayment or retirement of Indebtedness (other than in respect of Revolving Loans) in connection therewith, as if such Indebtedness had been incurred, repaid or retired, as the case may be, on the first day of such period; (b) interest on Indebtedness incurred during such period and referred to in clause (a) that bears a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period; and (c) the amount of Indebtedness under the Revolving Credit Facility will be computed based upon the actual daily balance of such Indebtedness during such period.

1.129            “Interest Period” shall mean (i) for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as Credit Parties may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided that Credit Parties may not elect an Interest Period which would end after the Maturity Date and (ii) for purposes of calculating the LIBID Rate, the Interest Period on such Eurodollar Rate Loan shall be (x) the Interest Period in effect immediately prior to the Amendment and Restatement Effective Date, which shall end on the Amendment and Restatement Effective Date, (y) a New Interest Period shall begin on the Amendment and Restatement Effective Date, which shall end on the date that such Interest Period would have ended under the Original Credit Agreement and (z) after the end of such Interest Period, each period commencing on and including the last Business Day of each September, December, March and June and ending on and excluding the date on which the next succeeding Interest Period begins.

1.130            “Interest Rate” shall mean, as to US Prime Rate Loans, a rate equal to the US Prime Rate, as to Canadian Prime Rate Loans, a rate equal to the Canadian Prime Rate and as to Eurodollar Rate Loans, equal to the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Revolving Administrative Agent of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers) plus the Applicable Rate; provided that, notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of two percent (2.00%) per annum in excess of the rate then applicable as to Prime Rate Loans and the rate of two percent (2.00%) per annum in excess of the rate then applicable as to Eurodollar Rate Loans, at Revolving Administrative Agent’s option (or as directed by the Majority Revolving Lenders), without notice, (a) either (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Revolving Administrative Agent and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es) arise or are made with or without Revolving Administrative Agent’s knowledge or consent and whether made before or after an Event of Default).

1.131            “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to the Accounts Collateral Agent, to the extent relating to a Securities Account or Commodity Account constituting Accounts Collateral, the Canadian Collateral Agent, to the extent relating to a Securities Account or a Commodity Account constituting Canadian Accounts Collateral or the LC Facility Collateral Agent, in all other cases, by and among the applicable Collateral Agent, a Credit Party and any Securities Intermediary, Commodity Intermediary or other person who has custody, control or possession of any Investment Property of such Credit Party acknowledging that such Securities Intermediary, Commodity Intermediary or other person has custody, control or possession of such Investment Property on behalf of the applicable Collateral Agent, that it will comply with entitlement orders originated by such Collateral Agent with respect to such Investment Property, or other instructions of such Collateral Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by such Collateral Agent, in each case, without the further consent of such Credit Party and including such other terms and conditions as such Collateral Agent may require.

1.132            “Judgment Currency” shall have the meaning set forth in Section 11.7 hereof.

1.133            “Latest Maturity Date” means the later of (i) the Maturity Date and (ii) the latest stated maturity date applicable to any Term Loan.

1.134            “LC Facility” shall mean the extensions of credit made hereunder in the form of LC Facility Letters of Credit by the LC Facility Issuing Bank.

1.135            “LC Facility Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

1.136            “LC Facility Availability Period” shall mean the period from and after the Amendment and Restatement Effective Date through and excluding the earliest of (x) the fifth Business Day prior to the Maturity Date, (y) the date (if any) that the obligation of the LC Facility Issuing Bank to issue LC Facility Letters of Credit shall be terminated pursuant to Section 10.2(b) and (z) the date (if any) that the Credit-Linked Deposits are reduced to zero pursuant to Section 2.8(a).

1.137            “LC Facility Bookrunner” shall mean the meaning assigned to such term in the preamble hereto.

1.138            “LC Facility Collateral Agent” means, (i) prior to the Discharge of LC Obligations, the LC Facility Administrative Agent and (ii) on and following the Discharge of LC Obligations, the Accounts Collateral Agent.

1.139            “LC Facility Commitment” shall mean, as to any Lender, the amount set forth in the Confidential Lender Authorization of such Lender (or, in the case of Credit Suisse, in its capacity as a Lender, an amount equal to $5.0 million), representing the aggregate amount such Lender has agreed to make as Credit-Linked Deposits on the Amendment and Restatement Effective Date, as the same may be increased or decreased in accordance with the terms of this Agreement; provided that in the case of an Original LC Facility Lender that will also be an LC Facility Lender, the Credit-Linked Deposit of such LC Facility Lender will be made by such LC Facility Lender on the Amendment and Restatement Effective Date only to the extent required by Section 2.7(f)(iv).

1.140            “LC Facility Issuing Bank” shall mean Credit Suisse, New York Branch, and any successor thereto that becomes an LC Facility Issuing Bank pursuant to Section 2.6(j).

1.141            “LC Facility Joint Lead Arrangers” shall have the meaning set forth in the preamble to this Agreement.

1.142            “LC Facility Lender” shall mean, collectively, (i) each Original LC Facility Lender that executes and delivers this Agreement on or prior to the Amendment and Restatement Effective Date and has an LC Facility Commitment and (ii) each other Person that (x) has an LC Facility Commitment or (y) has taken a participation in the LC Facility Letters of Credit pursuant to an Assignment and Acceptance, other than, in each case, any LC Facility Lender that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

1.143            “LC Facility LC Disbursement” shall mean a payment or disbursement made by the LC Facility Issuing Bank pursuant to an LC Facility Letter of Credit.

1.144            “LC Facility LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all LC Facility Letters of Credit outstanding at such time, plus (b) the aggregate amount of all LC Facility LC Disbursements that have not yet been reimbursed by or on behalf of the US Borrowers at such time, plus (c) if the US Borrowers reimburse any LC Facility LC Disbursement, for the period of 91 days following such reimbursement, the amount of such reimbursement.  The LC Facility LC Exposure of any LC Facility Lender at any time shall be the Pro Rata Share of such LC Facility Lender times the total LC Facility LC Exposure at such time.  For the avoidance of doubt, the LC Facility LC Exposure shall not include any obligations in respect of the Term Loans.

1.145            “LC Facility Letters of Credit” shall mean any letter of credit issued pursuant to Section 2.6, which letter of credit (or similar instrument) shall have been issued for the purpose of supporting (a) workers’ compensation liabilities of Parent or any of its Subsidiaries, (b) the obligations of third-party insurers of Parent or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Parent or any of its Subsidiaries if required by law or governmental rule or regulation or in accordance with custom and practice in the industry of Credit Parties or (d) providing credit support in connection with the purchase of materials, goods or services by Parent or any of its Subsidiaries in the ordinary course of their businesses.

1.146            “LC Facility Obligations” shall mean any and all reimbursement obligations in respect of LC Facility LC Disbursements, any and all Term Loans made pursuant to Section 2.10, liabilities, fees and indebtedness of every kind, nature and description owing by any US Credit Party to any LC Facility Secured Party (in its capacity as such), including principal, interest, charges, fees, costs and expenses and obligations to provide cash collateral, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or under the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any US Credit Party under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by such LC Facility Secured Party.

1.147            “LC Facility Proportion” shall mean, at any time, a fraction, the numerator of which is the aggregate amount of the Credit-Linked Deposits outstanding at such time and the denominator of which is the sum of the aggregate amount of Credit-Linked Deposits outstanding at such time plus the aggregate principal amount of any Term Loans outstanding at such time.

1.148            “LC Facility Register” shall have the meaning set forth in Section 12.8(b).

1.149            “LC Facility Secured Parties” shall mean the LC Facility Administrative Agent, the LC Facility Collateral Agent, the LC Facility Issuing Bank, each LC Facility Lender, each Term Loan Lender and each of their successors and assigns.

1.150            “LC Facility Syndication Agent” shall have the meaning set forth in the preamble to this Agreement.

1.151            “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

1.152            “Lenders” shall mean, collectively, LC Facility Lenders, Revolving Lenders and the Term Loan Lenders (if any).

1.153            “Letters of Credit” shall mean, as applicable, the Revolving Letter of Credit Accommodations and/or the LC Facility Letters of Credit.

1.154            “Leverage Ratio” shall mean, with respect to the Parent and its Subsidiaries (other than the Excluded Subsidiary), at any time, the ratio of (i) Consolidated Indebtedness of

Parent and its Subsidiaries at such time (excluding any amount set forth in clause (f) of the definition of Indebtedness except to the extent, in accordance with GAAP, such Consolidated Indebtedness would be required to be shown on a balance sheet prepared in accordance with GAAP); provided that at any time when there are no outstanding US Revolving Loans and there are less than the US Dollar Equivalent of $2.0 million of Canadian Revolving Loans outstanding, such amount shall be reduced by the lesser of (x) $20.0 million and (y) the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries at such time in excess of $10.0 million, to (ii) the Consolidated EBITDA of Parent and its Subsidiaries for the latest four-quarter period ended prior to such time.  For purposes of calculating Consolidated EBITDA for a particular period (a) pro forma effect will be given to any Permitted Acquisition or disposition (whether by sale, merger or otherwise) of any property or assets disposed of by Parent and its Subsidiaries (other than dispositions in the ordinary course of business) since the first day of such period, as if such Permitted Acquisition or disposition occurred on the first day of such period and any incurrence, repayment or retirement of Indebtedness (other than in respect of Revolving Loans) in connection therewith, as if such Indebtedness had been incurred, repaid or retired, as the case may be, on the first day of such period; (b) interest on Indebtedness incurred during such period and referred to in clause (a) that bears a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period; and (c) the amount of Indebtedness under the Revolving Facility will be computed based upon the actual daily balance of such Indebtedness during such period.

1.155            “LIBID Rate” shall mean for any Interest Period a rate equal to (A) the Eurodollar Rate for such Interest Period minus (B) 0.10% per annum.

1.156            “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.157            “Lien” shall mean any lien, mortgage, deed of trust, pledge, security interest, hypothec, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

1.158            “Loans” shall mean the Revolving Loans (and, if drawn and the Financing Agreements are amended in accordance with Section 2.10(a)(vi), any Term Loans).

1.159            “Majority LC Facility Lenders” shall mean, as of any date, Lenders holding in the aggregate a majority or more of the aggregate amount of (i) the total LC Facility Commitments at such time (or, at any time after the Amendment and Restatement Effective Date, the Total Credit-Linked Deposits and participations in LC Facility Letters of Credit at such time) and (ii) the total Term Loans outstanding at such time.

1.160            “Majority Lenders” shall mean, as of any date, the Majority LC Facility Lenders and the Majority Revolving Lenders.

1.161            “Majority Revolving Lenders” shall mean, as of any date, Revolving Lenders holding in the aggregate a majority or more of the aggregate Revolving Loan Commitments, participations in Revolving Letter of Credit Accommodations and Revolving Loans as of such date.

1.162            “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, or material agreements of Parent and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Credit Parties to fully and timely perform any of their obligations under this Agreement; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agents under this Agreement; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agents (for their benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

1.163            “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Credit Party involving monetary liability of or to any Person in an amount in excess of $2,500,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Credit Party is a party as to which the breach, non-performance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of any Credit Party or the validity or enforceability of this Agreement, any of the other Financing Agreements, or any of the rights and remedies of Agents or Lenders hereunder or thereunder.

1.164            “Material Indebtedness” shall mean any Indebtedness of Parent or any Subsidiary of Parent under (i) under any instrument (other than Indebtedness incurred under this Agreement) or (ii) Hedging Agreements, in each case, in an aggregate outstanding principal amount exceeding $30.0 million.  For purposes of determining Material Indebtedness, the principal of any Hedging Agreements of any Person at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if the such Hedging Agreement were terminated at such time.

1.165            “Maturity Date” shall mean the fifth anniversary of the Amendment and Restatement Effective Date; provided that if such date is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such date.

1.166            “Maximum Drawing Amount” shall mean the maximum aggregate amount that the beneficiary may at any time draw under an outstanding Letter of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of such Letter of Credit.

1.167            “Mortgage” shall mean a mortgage, deed of trust, assignment of leases and rents, security agreement and fixture filing or leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations, including any amendment thereto.  Each Mortgage delivered on or after the Amendment and Restatement Effective Date shall be substantially in the form of Exhibit F-1 or otherwise satisfactory in form and substance to the LC Facility Collateral Agent.

1.168            “Mortgage Amendment” shall mean an amendment dated the Amendment and Restatement Effective Date, to each Mortgage existing immediately prior to the Amendment and Restatement Effective Date, substantially in the form of Exhibit F-2 or otherwise satisfactory in form and substance to the LC Facility Collateral Agent and the Administrative Agents.

1.169            “Mortgage Policy” shall have the meaning assigned to such term in Section 4.1(e)(ii).

1.170            “Mortgaged Property” shall mean, initially, each parcel of Real Property identified as Mortgaged Property on Schedule 4.1(k) to the Original Credit Agreement, and each other parcel of Real Property with respect to which a Mortgage is subsequently granted pursuant to Section 9.24, 9.26 or 9.27.

1.171            “Movable Hypothec” shall mean, collectively, (a) the Movable Hypothec executed or to be executed by Clean Harbors Mercier, Inc., a Quebec corporation, pursuant to which it pledges the bond issued or to be issued under the Deed of Hypothec executed or to be executed by it in favor of the Canadian Collateral Agent, and (b) the Movable Hypothec executed or to be executed by Clean Harbors Quebec, Inc., a Quebec corporation, pursuant to which it pledges the bond issued or to be issued under the Deed of Hypothec executed or to be executed by it in favor of the Canadian Collateral Agent, each as amended, restated or modified from time to time.

1.172            “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Credit Party or any ERISA Affiliate.

1.173            “Municipal Government Account” shall mean an Account in which the account debtor with respect to such Account is a state, province or a political subdivision, department, agency or instrumentality thereof.

1.174            “Net Amount of Eligible Accounts” shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof, and (b) returns, rebates, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.175            “Net Amount of Federal Government Accounts” shall mean the gross amount of Federal Government Accounts less (a) sales, excise or similar taxes included in the amount thereof, and (b) returns, rebates, discounts (which may, at the Revolving Administrative Agent’s option, be calculated on the shortest term), claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.176            “Net Cash Proceeds” shall mean:

(a)              with respect to any Asset Sale (other than any issuance or sale of Capital Stock), the cash proceeds received by Parent or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Parent or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Parent’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Parent or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Parent’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Financing Agreements at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)              with respect to any Debt Issuance or any issuance or sale of Capital Stock by Parent or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)              with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

1.177            “New Lending Office” shall have the meaning set forth in Section 6.8(e) hereof.

1.178            “Non-Accounts Collateral” shall mean the “Collateral” as defined in the Amended and Restated Security Agreement and any other property of any US Credit Party which has been pledged to secure the Obligations pursuant to any Security Document, but excluding the Accounts Collateral and the Canadian Accounts Collateral.

1.179            “Non-U.S. Person” shall have the meaning set forth in Section 6.8(e).

1.180            “Note” shall mean a Revolving Loan Note, Canadian Revolving Loan Note or a Term Loan Note.

1.181            “Note Redemption Threshold” shall mean $52.5 million minus the aggregate principal amount of Senior Secured Notes (if any) redeemed pursuant to the Warrant Proceeds Redemption.

1.182            “Notice of Business Activities Report” shall mean filings required in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax law must file a “Business Activity Report” (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided, that Accounts which would be Eligible Accounts but for the terms of clause (p) of the definition of Eligible Accounts shall nonetheless be deemed to be Eligible Accounts if the applicable Credit Party has filed a “Business Activity Report” (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Account was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current “Business Activity Report” (or other applicable report).

1.183            “Obligations” shall mean the US Obligations and the Canadian Obligations.

1.184            “OFAC” shall have the meaning set forth in Section 8.21(b)(v).

1.185            “Officers’ Certificate” shall mean a certificate signed on behalf of the Parent by two officers of the Parent, one of whom must be the principal executive officer, the chief financial officer or the treasurer of the Parent.

1.186            “Opinion of Counsel” shall mean a written opinion from legal counsel who is reasonably acceptable to the applicable Agent.

1.187            “Order” shall have the meaning set forth in Section 8.21(a).

1.188            “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

1.189            “Original Effective Date” shall mean June 30, 2004.

1.190            “Original LC Facility” shall have the meaning assigned to the term “LC Facility” in this Original Credit Agreement as in effect immediately prior to the Amendment and Restatement Effective Date.

1.191            “Original LC Facility Lender” each Lender under the Original LC Facility immediately prior to the occurrence of the Amendment and Restatement Effective Date.

1.192            “Original Security Agreement” shall mean the security agreement, dated as of the Original Effective Date, by and among the US Credit Parties, the LC Facility Collateral Agent and U.S. Bank National Association.

1.193            “Other List” shall have the meaning set forth in Section 9.30.

1.194            “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other exercise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements, and any and all interest and penalties related thereto.

1.195            “Parent” shall have the meaning set forth in the preamble to this Agreement.

1.196            “Participation Fees” shall have the meaning set forth in Section 2.9.

1.197            “Perfection Certificate” shall mean the Perfection Certificate of Credit Parties constituting Exhibit A-1 hereto containing material information with respect to Credit Parties,

their business and assets provided by or on behalf of Credit Parties to Administrative Agents in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

1.198            “Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit A-2 or any other form approved by Administrative Agents.

1.199            “Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (i) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (ii) acquisition of in excess of 50% of the Capital Stock of any person, and otherwise causing such person to become a Subsidiary of such person; or (iii) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(a)              no Default then exists or would result therefrom;

(b)              such Person shall be organized or incorporated in the United States, any state thereof, the District of Columbia, Canada or any province thereof;

(c)              none of Parent or any of its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability of the related seller or the business, person or properties acquired, except to the extent permitted under Section 9.9;

(d)              the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 9.15;

(e)              the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(f)               all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities;

(g)              at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect;

(h)              as of the last day of the most recent period for which a Compliance Certificate was required to be delivered pursuant to Section 9.6(a), after giving pro forma effect to such Permitted Acquisition and any Indebtedness incurred in connection therewith (including, without limitation, any Subordinated Indebtedness and any Term Loans) as if such Permitted Acquisition was made and any such Indebtedness was incurred on the first day of such most recent period, Credit Parties shall be in compliance with Sections 9.17, 9.18 and 9.19 (assuming, in the case of Section 9.17, the Leverage Ratio is required to be at least 0.25 “turns” less than the Leverage Ratio was required to be under Section 9.17 as of such last day) (and the Borrowers shall provide to the Administrative Agents a reasonably detailed Officers’ Certificate to such effect); and

(i)               after giving pro forma effect to the consummation of such Permitted Acquisition, the Excess Availability shall not be less than $15.0 million.

1.200            “Permitted Holders” means (i) any of Alan S. McKim, his spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of his siblings; (ii) in the event of the incompetence or death of any of the Persons described in clause (i), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Parent; (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) or any trust for the benefit of any such trust; or (iv) any Person controlled by any of the Persons described in clause (i), (ii) or (iii).  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

1.201            “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.202            “Plan” shall mean an employee benefit plan, as defined in Section 3(3) of
ERISA, (other than a Multiemployer Plan) to which any Credit Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4603 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

1.203            “PPSA” shall mean the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec, the Personal Property Security Act as in effect in the Province of New Brunswick or any other Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.  References to sections of the PPSA shall be construed to also refer to any successor sections.

1.204            “Prime Rate Loans” shall mean US Prime Rate Loans and Canadian Prime Rate Loans.

1.205            “Priority Payables” shall mean, as to any Canadian Borrower at any time, (a) the full amount of the liabilities of such Canadian Borrower at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, Lien or charge ranking or capable of ranking senior to or pari passu with security interests, Liens or charges securing the Obligations on any of the Eligible Accounts of such Canadian Borrower under Federal, Provincial, State, county, district, municipal, or local law, or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, Lien or charge has been or may be imposed.

1.206            “Pro Rata Share” shall mean (i) with respect to any US Revolving Lender at any time, such Revolving Lender’s percentage of the US Revolving Facility or Canadian Revolving Facility, as applicable, as set forth on Schedule 1 hereto or in the Assignment and Acceptance by which such Lender took its Revolving Commitment, (ii) with respect to any LC Facility Lender at any time, the amount of such LC Facility Lender’s Credit-Linked Deposit and participations in LC Facility Letters of Credit at such time expressed as a percentage of the Total Credit-Linked Deposits and participations in LC Facility Letters of Credit at such time and (iii) with respect to any Term Loan Lender at any time, the aggregate principal amount of such Term Loan Lender’s Term Loans outstanding at such time expressed as a percentage of the aggregate principal amount of all Term Loans outstanding at such time.

1.207            “Projected Financial Statements” shall have the meaning set forth in 8.26.

1.208            “Proportionate Share” shall have the meaning set forth in Section 14.3 hereof.

1.209            “Quebec Borrower” shall mean any Canadian Borrower incorporated under the laws of or having its principal office in the province of Quebec.

1.210            “Real Property” shall mean all right, title and interest in and to any and all now owned and hereafter acquired real property of Credit Parties, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.211            “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Credit Parties:  (a) all Accounts; (b) all amounts at any time payable to Credit Parties in respect of the sale or other disposition by Credit Parties of any Account; (c) all interest. fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (d) all payment intangibles of Credit Parties and other contract rights, Chattel Paper, Instruments, notes, and other forms of obligations owing to Credit Parties, whether from the sale and lease of Inventory, licensing of Inventory, or the rendition of services or otherwise associated with any Accounts of any Credit Party (including, without limitation, choses in action, causes of action, rights and claims against carriers and shippers, rights to indemnification, life insurance on employees of Credit Parties’ and proceeds thereof, casualty or any similar types of insurance, in each case relating to Accounts Collateral or Canadian Accounts Collateral, as applicable, and any Proceeds thereof).

1.212            “Receiver” shall have the meaning set forth in Section 10.2(m) hereof.

1.213            “Records” shall mean all of Credit Parties’ present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Credit Parties with respect to the foregoing maintained with or by any other person).

1.214            “Reference Bank” shall mean, with respect to US Dollar Loans, BANA, and, with respect to Canadian Dollar Loans, the Canadian Lender and their respective successors and assigns, or such other bank as Administrative Agents may from time to time designate.

1.215            “Refunded Revolving Obligations” shall have the meaning set forth in Section 10.2(j) hereof

1.216            “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

1.217            “Replaced Letters of Credit” shall mean the LC Facility Letters of Credit identified as being replaced on Schedule 4.1(y).

1.218            “Report” shall have the meaning set forth in Section 13.13 hereof.

1.219            “Reserves” shall mean as of any date of determination, such amounts as Revolving Administrative Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Revolving Letter of Credit Accommodations which would otherwise be available to Borrowers under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Revolving Administrative Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Accounts Collateral or Canadian Accounts Collateral, or any other property which is security for the Revolving Obligations or its value, (ii) the assets, business or prospects of any Credit Party, or (iii) the security interests and other rights of the applicable Collateral Agent in the Accounts Collateral or Canadian Accounts Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Revolving Administrative Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Credit Party to Revolving Administrative Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) to reflect outstanding Revolving Letter of Credit Accommodations as provided in Section 2.4 hereof; or (d) in respect of any state of facts which Revolving Administrative Agent determines in good faith constitutes a Default or an Event of Default; or (e) to reflect the amounts of the Priority Payables; or (f) to reflect Revolving Administrative Agent’s good faith estimate of the amount necessary to reflect changes in applicable currency exchange rates or currency exchange markets; or (g) to reflect the Dilution Reserve Percentage.  To the extent Revolving Administrative Agent may revise the lending formulas used to determine any Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts so as to address any circumstances, condition, event or contingency in a manner satisfactory to Revolving Administrative Agent, Revolving Administrative Agent shall not establish a Reserve for the same purpose.  The amount of any Reserve established by Revolving Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Revolving Administrative Agent in good faith.

1.220            “Returned Amount” shall have the meaning set forth in Section 10.2(o).

1.221            “Revolving Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

1.222            “Revolving Agent Payment Account” shall mean an account of the Revolving Administrative Agent at BANA or such other account as the Revolving Administrative Agent may from time to time designate to Borrowers as the Revolving Agent Payment Account for purposes of this Agreement.

1.223            “Revolving Arranger” shall have the meaning set forth in the preamble to this Agreement.

1.224            “Revolving Facility” shall mean the extensions of credit made by the Revolving Lenders in respect of the Revolving Loans and Revolving Letter of Credit Accommodations.

1.225            “Revolving Facility Availability Period” shall mean the period from and after the Amendment and Restatement Effective Date to and excluding the earlier of (x) the Maturity Date, and (y) the date (if any) that the Revolving Administrative Agent shall determine to cease making Revolving Loans pursuant to Section 10.2.

1.226            “Revolving LC Participant” shall have the meaning set forth in Section 2.4(k) hereof.

1.227            “Revolving Lenders” shall mean, collectively, US Revolving Lenders and Canadian Lender.

1.228            “Revolving Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either:  (a) issued or opened by BANA or any other Affiliate of Revolving Administrative Agent or any Revolving Lender for the account of any Credit Party, or (b) with respect to which Revolving Administrative Agent or Revolving Lenders have agreed to indemnify the issuer or guaranteed to the issuer including, without limitation, the Reference Bank or Canadian Lender, as applicable, the performance by any Credit Party of its obligations to such issuer; sometimes being referred to herein individually as a “Revolving Letter of Credit Accommodation”.

1.229            “Revolving Loan Commitment” shall mean, with respect to each US Revolving Lender at any time, the amount set forth on Schedule 1 hereto representing the aggregate amount such US Revolving Lender has agreed to make in US Revolving Loans and to participate in US Revolving Letter of Credit Accommodations under the US Revolving Facility hereunder and with respect to Canadian Lender, at any time, the amount set forth on Schedule 1 hereto representing the aggregate amount Canadian Lender has agreed to make in Canadian Revolving Loans under the Canadian Revolving Facility.

1.230            “Revolving Loan Note” shall mean a promissory note in the form of Exhibit C-1, as it may be amended, supplemented or otherwise modified from time to time.

1.231            “Revolving Loans” shall mean the loans now or hereafter made by Revolving Lenders to or for the benefit of Borrowers on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof; provided that Canadian Dollar Loans shall be made only to the Canadian Borrowers.

1.232            “Revolving Maximum Credit” shall mean the amount of $70,000,000.

1.233            “Revolving Obligations” shall mean the Canadian Obligations and the US Revolving Obligations.

1.234            “Revolving Register” shall have the meaning set forth in Section 12.8(a) hereof.

1.235            “Revolving Secured Parties” shall mean the Canadian Secured Parties and the US Revolving Secured Parties.

1.236            “Rolling Stock” shall mean all trucks, trailers, tractors, service vehicles, automobiles and other registered mobile equipment.

1.237            “Sale and Leaseback Transaction” shall have the meaning set forth in Section 9.33 hereof.

1.238            “SDN List” shall have the meaning set forth in Section 9.30.

1.239            “Secured Parties” shall mean, collectively, the Revolving Secured Parties and the LC Facility Secured Parties.

1.240            “Securities Act” shall mean the Securities Act of 1933, as amended.

1.241            “Security Documents” shall mean this Agreement, the Amended and Restated Security Agreement, the Mortgages and the Perfection Certificate executed by the Credit Parties and the applicable Collateral Agent and each other security agreement or other instrument or document executed and delivered pursuant to Article IV or V or Section 9.24, 9.26, or 9.27 to secure any of the Obligations.

1.242            “Senior Secured Notes” shall mean $150.0 million aggregate principal amount of 11¼% Senior Secured Notes issued on the Original Effective Date pursuant to the Senior Secured Notes Indenture.

1.243            “Senior Secured Notes Indenture” shall mean the indenture dated as of the Original Effective Date among Parent, the guarantors party thereto and U.S. Bank National Association, as Trustee.

1.244            “Series B Preferred Stock” means the Series B Convertible Preferred Stock of Parent (as in effect on the Amendment and Restatement Effective Date).

1.245            “Significant Subsidiary” shall mean any Subsidiary of Parent that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Amendment and Restatement Effective Date.

1.246            “Specified Equity Offering” shall mean an offering of common stock of Parent consummated on or prior to the date which is six months following the Amendment and Restatement Effective Date, the proceeds of which, when taken together with the Warrant Proceeds, are sufficient to fund the Specified Notes Redemption and any fees, premiums and expenses related thereto.

1.247            “Specified Notes Redemption” shall mean the redemption, not later than 30 days following the consummation of the Specified Equity Offering, of not less than the Note Redemption Threshold in principal amount of Senior Secured Notes in accordance with the Senior Secured Notes Indenture with the Net Cash Proceeds of the Specified Equity Offering.

1.248            “Subject Property” has the meaning assigned to such term in Section 9.27.

1.249            “Subordinated Indebtedness” shall mean unsecured Indebtedness of any Credit Party that is by its terms expressly subordinated, on terms acceptable to Administrative Agents, in right of payment to the Obligations; provided that (i) the terms of such Indebtedness may allow for payment of regularly scheduled payments of interest so long as no Event of Default shall have occurred and be continuing at the time such payment is made, (ii) the final maturity of such Indebtedness is at least one year after the Latest Maturity Date, (iii) the terms of such Indebtedness provide that no payments of principal shall or may occur prior to the payment in full of the Obligations, (iv) the covenants and events of default applicable thereto shall be at least as favorable to Parent and its Subsidiaries in all material respects as those contained herein, but in any event no financial maintenance covenants shall be applicable thereto and no such Indebtedness shall contain a cross-default to the Indebtedness under the Financing Agreements for a non-payment default and (v) the remedies with respect thereto shall be subject to customary standstill provisions acceptable to the Administrative Agents; provided further that the terms of such Indebtedness may provide for payments of principal or require the issuer thereof to redeem or repurchase such Indebtedness upon the occurrence of a change in control or asset sale occurring prior to maturity if such terms provide that the issuer thereof will not make any such payments or redeem or repurchase any such Indebtedness pursuant to such provisions prior to the repayment in full in cash of the Obligations.

1.250            “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.251            “Supplemental Collateral Agent” and “Supplemental Collateral Agents” shall have the meanings assigned thereto in Section 13.1(e).

1.252            “Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the LC Facility Administrative Agent) to the LC Facility Administrative Agent, the LC Facility Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.1(h)(ii) or (b) otherwise acceptable to the LC Facility Collateral Agent.

1.253            “Term Loan Borrowing Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

1.254            “Term Loan Lender” shall mean any Person reasonably acceptable to the LC Facility Administrative Agent that would otherwise be an Eligible Assignee under the LC Facility and that shall agree to make Term Loans pursuant to Section 2.10; provided that any Agent or existing Lender shall be deemed to be acceptable to the LC Facility Administrative Agent.

1.255            “Term Loan Note” shall mean a promissory note in the form of Exhibit C-3, as it may be amended, supplemented or otherwise modified from time to time

1.256            “Term Loan Proportion” shall mean, at any time, 1 (one) minus the LC Facility Proportion at such time.

1.257            “Term Loan Register” shall have the meaning assigned to such term in Section 12.8(c).

1.258            “Term Loans” shall have the meaning assigned to such term in Section 2.10(a).

1.259            “Taxes” shall mean any and all future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

1.260            “Title Company” shall mean any title insurance company as shall be retained by the Credit Parties and reasonably acceptable to the Agents.

1.261            “Title Insurance Policy” has the meaning assigned to such term in Section 4.1(h)(ii).

1.262            “Total Credit-Linked Deposits” shall mean, at any time, the sum of all the LC Facility Lenders’ Credit-Linked Deposits, as the same may be reduced from time to time pursuant to Section 2.8(a).

1.263            “Transferee” shall have the meaning set forth in Section 6.8(a) hereof.

1.264            “UCC” shall mean the Uniform Commercial Code as in effect in The State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in The State of New York on the Original Effective Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Administrative Agents may otherwise determine).

1.265            “Unbilled Eligible Accounts” shall mean Eligible Accounts (a) in respect of which invoices have not been sent to the applicable account debtors, but in respect of which applicable account debtors have received the services provided by Credit Parties and (b) which are less than 30 days from the last day of the month in which the services giving rise to such Eligible Accounts were rendered.

1.266            “Uncovered LC Facility LC Amount” shall mean, as of any date of determination, the amount by which the aggregate LC Facility LC Exposure exceeds ninety-five percent (95%) of the total cash and Cash Equivalents on deposit in the Cash Collateral Account.

1.267            “Unreimbursed Amount” shall have the meaning set forth in Section 2.6(f)(ii).

1.268            “US Blocked Accounts” shall have the meaning set forth in Section 6.3(a) hereof.

1.269            “US Borrowers” shall mean Parent, each of its Subsidiaries (other than Foreign Subsidiaries, the Guarantors, the Excluded Subsidiary and Inactive Subsidiaries) and each of their successors and assigns.

1.270            “US Borrowing Base” shall mean, at any time, as to US Credit Parties, the amount equal to (a) eighty percent (80%) of the Net Amount of Eligible Accounts of US Credit Parties (including all Municipal Government Accounts of US Credit Parties that are Eligible Accounts), plus (b) the lesser of eighty percent (80%) of the Net Amount of Federal Government Accounts of US Borrowers that are Eligible Accounts or $5,000,000, plus (c) the lesser of (x) Unbilled Eligible Accounts at such time or (y) $12,000,000 less (d) any Reserves attributable to US Credit Parties.

1.271            “US Borrowing Base Certificate” shall mean an Officers’ Certificate from US Borrowers substantially in the form of, and containing the information prescribed by, Exhibit G-1, delivered to the Revolving Administrative Agent.

1.272            “US Credit Parties” shall mean the US Borrowers and the Guarantors.

1.273            “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Revolving Administrative Agent in good faith at such time using the Exchange Rate in effect on the Business Day of determination.

1.274            “US Dollar Loans” shall mean any Loans or portion thereof which are denominated in US Dollars.

1.275            “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

1.276            “US Lenders” shall mean, collectively, all Lenders other than Canadian Lender.

1.277            “US Obligations” shall mean the LC Facility Obligations and the US Revolving Obligations.

1.278            “US Prime Rate” shall mean the rate from time to time publicly announced by Reference Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.279            “US Prime Rate Loans” shall mean any US Dollar Loans or portion thereof on which interest is payable based on the US Prime Rate in accordance with the terms thereof.

1.280            “US Revolving Facility” shall mean the US Loans and Revolving Letter of Credit Accommodations provided to or for the benefit of US Borrowers pursuant to Section 2.1 through Section 2.4 hereof.

1.281            “US Revolving Lenders” shall mean, collectively, all of the Lenders listed on Schedule 1 attached hereto or any Lender that purchases an interest in any of such Lenders’ interests in the Revolving Facility pursuant to any Assignment and Acceptance.

1.282            “US Revolving Letter of Credit Accommodations” shall have the meaning set forth in Section 2.4(a).

1.283            “US Revolving Loans” shall mean Revolving Loans made by US Revolving Lenders under the US Revolving Facility.

1.284            “US Revolving Maximum Credit” shall mean the Revolving Maximum Amount less the aggregate principal amount, measured at the Dollar Equivalent Amount, then outstanding under the Canadian Revolving Facility.

1.285            “US Revolving Obligations” shall mean any and all (a) US Revolving Loans, US Revolving Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any US Credit Party to any US Revolving Secured Party in its capacity as such, including principal, interest, charges, fees, costs and expenses and obligations to provide cash collateral, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement, any cash management agreement or under the other Financing Agreements, (b) the due and punctual payment and performance of all obligations of any US Credit Party under each Hedging Agreement entered into with any counterparty that was an Agent or a Lender or an Affiliate of a Lender or an Affiliate of an Agent at the time such Hedging Agreement was entered into and (c) the due and punctual payment and performance of all overdraft obligations, fees, costs, charges, expenses and other obligations from time to time owing to the US Revolving Secured Parties or the Cash Management Bank by any US Credit Party under any cash management agreement, operating or deposit account or other banking product (including, but not limited to any corporate purchase cards such as the so-called “P-Card”) from time to time made available to any US Credit Party by any US Revolving Secured Party, the Cash Management Bank or any other Affiliate thereof, in each case whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any US Credit Party under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by such US Revolving Secured Party.

1.286            “US Revolving Secured Parties” shall mean, collectively, the Revolving Administrative Agent (with respect to actions taken to administer the US Revolving Facility), the US Revolving Lenders, the Accounts Collateral Agent, any issuer of a US Revolving Letter of Credit Accommodation and any Person that was a Lender or an Affiliate of a Lender at the time that such Person entered into a Hedging Agreement with any US Credit Party, and their successors and assigns.

1.287            “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.288            “Warrant Proceeds” shall mean the proceeds received by Parent during the period from and including September 30, 2005 from the exercise of common stock purchase warrants of Parent.

1.289            “Warrant Proceeds Redemption” shall mean the redemption of the Senior Secured Notes made with all or a portion of the Warrant Proceeds in accordance with the Senior Secured Notes Indenture, so long as such redemption occurs on or prior to the date that is seven months following the Amendment and Restatement Effective Date.

1.290            The terms “Chattel Paper”; “Commercial Tort Claims”; “Commodity Account”; “Commodity Intermediary”; “Document”; “Electronic Chattel Paper”; “General Intangible”; “Goods”; “Instrument”; “Inventory”; “Investment Property”; “Letter of

Credit”; “Letter of Credit Rights”; “Proceeds”; “Securities Account”; “Securities Intermediary”; and “Supporting Obligations” shall have the meanings given such terms in the UCC.

SECTION 2.                            CREDIT FACILITIES.

2.1           Revolving Loans.

(a)           Subject to and upon the terms and conditions contained herein, each of the US Revolving Lenders severally, but not jointly, agrees to, during the Revolving Facility Availability Period, make Revolving Loans to US Borrowers from time to time in amounts requested by US Borrowers up to the aggregate amount for all US Borrowers equal to the lesser of such US Revolving Lender’s (i) Pro Rata Share of the US Borrowing Base or (ii) such US Revolving Lender’s Revolving Loan Commitment.  On the Amendment and Restatement Effective Date, no Revolving Loans shall be outstanding; provided that the Revolving Letter of Credit Accommodations referred to on Schedule 4.1(y) may be outstanding.

(b)           Subject to and upon the terms and conditions contained herein, Canadian Lender agrees to, during the Revolving Facility Availability Period, make Revolving Loans to each Canadian Borrower from time to time in amounts requested by each such Canadian Borrower up to the aggregate amount for all Canadian Borrowers equal to the lesser of (i) the Canadian Borrowing Base or (ii) the Canadian Lender’s Revolving Loan Commitment.

(c)           Revolving Administrative Agent may, in its discretion (and shall, upon the direction of the Majority Revolving Lenders), from time to time, upon not less than five (5) days prior notice to Parent with respect to the US Revolving Facility or Canadian Revolving Facility, as applicable, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Revolving Administrative Agent determines in good faith that:  (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined in any material respect.  The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by Revolving Administrative Agent in good faith.  In determining whether to reduce the lending formula(s), Revolving Administrative Agent and Majority Revolving Lenders may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts or in establishing Reserves.

2.2           Maximum Loans. (a) The aggregate amount of the US Revolving Loans and the US Revolving Letter of Credit Accommodations outstanding at any time shall not exceed the US Revolving Maximum Credit; (b) the aggregate amount of the Canadian Revolving Loans shall not exceed the Canadian Maximum Credit and (c) the aggregate US Dollar Equivalent of the Revolving Loans and Revolving Letter of Credit Accommodations shall not exceed the Revolving Maximum Credit.  In the event that the outstanding amount of any component of the US Revolving Loans or Canadian Revolving Loans, as applicable, and US Revolving Letter of Credit Accommodations exceed the amounts available pursuant to the applicable Borrowing Base, the sublimits for US Revolving Letter of Credit Accommodations and as set forth in Section 2.4(f), or the US Revolving Maximum Credit or Canadian Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Revolving Administrative Agent and Revolving Lenders in that circumstance or on any future occasions and the applicable Borrowers shall, upon demand by Revolving Administrative Agent, which may be made at any time or from time to time, immediately repay to Revolving Administrative Agent for the benefit of the relevant Revolving Lenders the entire amount of any such excess(es) for which payment is demanded.  In addition, if at any time the aggregate Dollar Equivalent of Revolving Loans and Revolving Letter of Credit Accommodations at such time plus the aggregate principal amount of the outstanding LC Facility Commitments at such time exceed the sum of (x) the aggregate amount of accounts receivable of Parent and its Subsidiaries as shown on the balance sheet of the latest financial statements delivered pursuant to Section 9.6 plus (y) $35 million, Parent shall notify the Administrative Agents thereof and immediately repay the entire amount of such excess to the Revolving Agent for the benefit of the Revolving Lenders (and, to the extent such excess is greater than the amount of then outstanding Revolving Loans, cash collateralize Revolving Letter of Credit Accommodations on terms satisfactory to the Revolving Administrative Agent).

2.3           Optional Prepayment.  The Borrowers may, upon notice from the Borrowers to the Revolving Administrative Agent, at any time or from time to time voluntarily prepay the Revolving Loans in whole or in part without premium or penalty; provided that in the case of the Eurodollar Rate Loans the Borrowers may prepay a Eurodollar Rate Loan only upon at least three (3) Business Days prior written notice to Lender (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such Eurodollar Rate Loan. The Borrowers shall pay to the Revolving Lenders, upon request of the Revolving Lenders, such amount or amounts as shall be sufficient (in the reasonable opinion of the Revolving Lenders) to compensate the Revolving Lenders for any loss, cost, or expense incurred as a result of:  (i) any payment of a Eurodollar Rate Loan on a date other than the last day of the Interest Period for such Loan; (ii) any failure by the Borrowers to borrow an Eurodollar Rate Loan on the date specified by the Borrowers’ written notice; or (iii) any failure by the Borrowers to pay an Eurodollar Rate Loan on the date for payment specified in the Borrowers’ written notice.  Without limiting the foregoing, the Borrowers shall pay to the Revolving Lenders a “yield maintenance fee” in an amount computed as follows:  the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period chosen pursuant to the Eurodollar Rate Loan as to which the prepayment is made, shall be subtracted from the Eurodollar Rate in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no yield maintenance fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period chosen pursuant to the Eurodollar Rate Loan as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Eurodollar Rate Loan as to which prepayment is made.  The resulting amount shall be the yield maintenance fee due to the Revolving Lender upon the prepayment of an Eurodollar Rate Loan.  If by reason of an Event of Default, the Revolving Lenders elect to declare the Obligations to be immediately due and payable, then any yield maintenance fee with respect to an Eurodollar Rate Loan shall become due and payable in the same manner as though the Borrowers had exercised such right of prepayment.

2.4           Revolving Letter of Credit Accommodations.

(a)           Subject to and upon the terms and conditions contained herein, at the request of US Borrowers, Revolving Administrative Agent agrees to, during the Revolving Facility Availability Period, provide or arrange for Revolving Letter of Credit Accommodations for the account of US Borrowers (“US Revolving Letter of Credit Accommodations”) containing terms and conditions acceptable to Revolving Administrative Agent and the issuer thereof.  Any payments made by Revolving Administrative Agent to any issuer thereof and/or related parties in connection with the US Revolving Letter of Credit Accommodations shall constitute additional US Revolving Loans by US Revolving Lenders to US Borrowers pursuant to this Section 2.

(b)           Borrowers shall pay to the Revolving Administrative Agent, for the account of any issuing bank in respect of the Revolving Letter of Credit Accommodations, a fronting fee, which fronting fee shall accrue at the rate of 0.30% per annum on the average outstanding Maximum Drawing Amount of the Revolving Letter of Credit Accommodations.  Accrued fronting fees under this Section 2.4(b) shall be due and payable on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Amendment and Restatement Effective Date; provided that any such fees accruing after the Maturity Date shall be payable on demand.  All fronting fees under this Section 2.4(b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           In addition to the customary issuing, administrative, issuance, amendment, payment, negotiation fees and other fees or expenses charged by any bank or issuer in connection with the Revolving Letter of Credit Accommodations, the applicable Borrowers shall pay to Revolving Administrative Agent for the ratable benefit of the applicable US Revolving Lenders a letter of credit fee at a rate per annum equal to the Applicable Rate on the average outstanding Maximum Drawing Amount of the US Revolving Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that such US Borrowers shall pay to Revolving Administrative Agent for the ratable benefit of the US Revolving Lenders with participations in such US Revolving Letter of Credit Accommodations such letter of credit fee, at Revolving Administrative Agent’s option (or at the direction of Majority Revolving Lenders or Canadian Lender, as applicable), without notice, at a rate equal to two percent (2%) per annum above the Applicable Rate on such average outstanding Maximum Drawing Amount for:  (i) the period from and after the date of termination or non-renewal of the Revolving Commitments until the Discharge of Revolving Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Revolving Administrative Agent.  Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of US Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(d)           Each US Revolving Letter of Credit Accommodation issued, extended, amended or renewed hereunder shall, among other things, (i) provide for the payment of drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have, in the case of (y) a standby US Revolving

Letter of Credit Accommodation, an original expiry date no later than three hundred sixty-five (365) days from the date of issuance and (z) a commercial or documentary US Revolving Letter of Credit Accommodation, an expiry date no later than one hundred eighty (180) days from the date of issuance, and a final expiry date no later than the date which is five (5) Business Days prior to the Maturity Date.

(e)           US Borrowers shall give Revolving Administrative Agent two (2) Business Days’ prior written notice of US Borrowers’ request for the issuance of a US Revolving Letter of Credit Accommodation.  Such notice shall be irrevocable and shall specify the original Maximum Drawing Amount of the US Revolving Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested US Revolving Letter of Credit Accommodation, whether such US Revolving Letter of Credit Accommodation may be drawn in a single or in partial draws, the date on which such requested US Revolving Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such US Revolving Letter of Credit Accommodation is to be issued, and the beneficiary of the requested US Revolving Letter of Credit Accommodation.  US Borrowers shall attach to such notice the proposed form of the US Revolving Letter of Credit Accommodation.

(f)            In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no US Revolving Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Revolving Administrative Agent:  (i) US Borrowers shall have delivered to the proposed issuer of such US Revolving Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application in form and substance satisfactory to such proposed issuer and Revolving Administrative Agent for the issuance of the US Revolving Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed US Revolving Letter of Credit Accommodation shall be satisfactory to Revolving Administrative Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed US Revolving Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such US Revolving Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such US Revolving Letter of Credit Accommodations; and (iii) the applicable Excess Availability, prior to giving effect to any Reserves with respect to such US Revolving Letter of Credit Accommodations, on the date of the proposed issuance of any US Revolving Letter of Credit Accommodations, shall be equal to or greater than an amount equal to one hundred percent (100%) of the Maximum Drawing Amount thereof and all other commitments and obligations made or incurred by Revolving Administrative Agent with respect thereto.  Effective on the issuance of each US Revolving Letter of Credit Accommodation, a Reserve shall be established in the amount set forth in this Section 2.4(f).

(g)           Except in Revolving Administrative Agent’s and Majority Revolving Lenders’ discretion, the aggregate Maximum Drawing Amount of all outstanding US Revolving Letter of Credit Accommodations and all other commitments and obligations made or incurred by Revolving Administrative Agent, the US Revolving Lenders or any issuer of US Revolving Letter of Credit Accommodations in connection therewith shall not at any time exceed $50,000,000.

(h)           Each US Borrower shall indemnify and hold Revolving Administrative Agent and each US Revolving Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Revolving Administrative Agent or any US Revolving Lender may suffer or incur in connection with any US Revolving Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any US Revolving Letter of Credit Accommodation.  Each US Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any US Revolving Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such US Borrower’s Revolving Administrative Agent.  Each US Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State, Provincial and local taxes, duties and levies relating to any goods subject to any US Revolving Letter of Credit Accommodations or any documents, drafts or acceptances thereunder.  Each US Borrower hereby releases and holds Revolving Administrative Agent and each US Revolving Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any US Borrower, by any issuer or correspondent or otherwise with respect to or relating to any US Revolving Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Revolving Administrative Agent as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.4 shall survive the Discharge of Revolving Obligations and the termination or non-renewal of this Agreement.

(i)            Each US Borrower hereby irrevocably authorizes and directs any issuer of a US Revolving Letter of Credit Accommodation to name any of the US Borrowers as the account party therein and to deliver to Revolving Administrative Agent all instruments, documents and other writings and property received by issuer pursuant to the US Revolving Letter of Credit Accommodations and to accept and rely upon Revolving Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the US Revolving Letter of Credit Accommodations or the applications therefor.  Nothing contained herein shall be deemed or construed to grant any US Borrower any right or authority to pledge the credit of Revolving Administrative Agent or any US Revolving Lender in any manner.  The Revolving Administrative Agent shall not have any liability of any kind with respect to any US Revolving Letter of Credit Accommodation provided by an issuer other than Revolving Administrative Agent unless Revolving Administrative Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such US Revolving Letter of Credit Accommodation.  US Borrowers shall be bound by any interpretation made in good faith by Revolving Administrative Agent or any other issuer or correspondent under or in connection with any US Revolving Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of US Borrowers.  Revolving Administrative Agent shall have the sole and exclusive right and authority to, and US Borrowers shall not:  (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods, or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, US Revolving Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Accounts Collateral.  Revolving Administrative Agent may take such actions either in its own name or in any US Borrower’s name.

(j)            Any rights, remedies, duties or obligations granted or undertaken by US Borrowers to any issuer or correspondent in any application for any US Revolving Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any US Revolving Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by US Borrowers to Revolving Administrative Agent.  Any duties or obligations undertaken by Revolving Administrative Agent to any issuer or correspondent in any application for any US Revolving Letter of Credit Accommodation, or any other agreement by Revolving Administrative Agent in favor of any issuer or correspondent relating to any US Revolving Letter of Credit Accommodation, shall be deemed to have been undertaken by US Borrowers to Revolving Administrative Agent and to apply in all respects to US Borrowers.

(k)           To induce Revolving Administrative Agent to issue or cause to be issued US Revolving Letter of Credit Accommodations, each US Revolving Lender (a “Revolving LC Participant”) irrevocably agrees to accept and purchase and hereby accepts and purchases, on the terms and conditions hereinafter stated, for such Revolving LC Participant’s own account and risk, an undivided interest and participation equal to such Revolving LC Participant’s Pro Rata Share in the Revolving Administrative Agent’s obligations and rights under each US Revolving Letter of Credit Accommodation.  Each Revolving LC Participant unconditionally and irrevocably agrees with the Revolving Administrative Agent, that it shall be directly and unconditionally obligated to the Revolving Administrative Agent to reimburse the Revolving Administrative Agent upon demand and without setoff or deduction of any kind or nature, for making any payment under any US Revolving Letter of Credit Accommodation, in an amount equal to such Revolving LC Participant’s Pro Rata Share multiplied by the amount of such payment made by the Revolving Administrative Agent, as applicable, under such Revolving Letter of Credit Accommodation.  If any amount required to be paid by any Revolving LC Participant to the Revolving Administrative Agent pursuant hereto in respect of any payment made by the Revolving Administrative Agent under any US Revolving Letter of Credit Accommodation is not paid to Revolving Administrative Agent on the date such payment is due from such Revolving LC Participant, such Revolving LC Participant shall pay to the Revolving Administrative Agent, on demand an amount equal to the product of (i) such amount, times (ii) (A) the Federal Funds Rate during the period from and including the date such payment is required to and including the third day after such payment is required and (B) thereafter, the Interest Rate applicable to Prime Rate Loans to the date on which such payment is immediately available to the Revolving Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Revolving Administrative Agent, as applicable, submitted to any Revolving LC Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  Whenever, at any time after the Revolving Administrative Agent, as applicable, has made payment under any US Revolving Letter of Credit Accommodation and has received from any Revolving LC Participant its pro rata share of such payment in accordance herewith, and the Revolving Administrative Agent receives any payment from the Borrowers on account of such payment under such US Revolving Letter of Credit Accommodation (whether directly from the Borrowers or otherwise, including by way of setoff or proceeds of collateral applied thereto by the Revolving Administrative Agent), or any payment of interest on account thereof, the Revolving Administrative Agent shall distribute to such Revolving LC Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Revolving Administrative Agent shall be required to be returned by the Revolving Administrative Agent, such Revolving LC Participant shall return to the Revolving Administrative Agent the portion thereof previously distributed by the Revolving Administrative Agent to it.  The obligations of each Revolving LC Participant to make payments to the Revolving Administrative Agent with respect to its participation in any US Revolving Letter of Credit Accommodation shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Lender or any Borrower may have or have had against the Revolving Administrative Agent, the issuing bank or any beneficiary of a US Revolving Letter of Credit Accommodation.

2.5           Borrower Representative.  Each Credit Party hereby irrevocably designates Parent as its representative and agent on its behalf (the “Borrower Representative”) for the purpose of (i) requesting on such Borrower’s behalf borrowings of US Revolving Loans or Canadian Revolving Loans, as applicable, (ii) the continuation and/or conversion of US Revolving Loans or Canadian Revolving Loans, as applicable, (iii) giving instructions with respect to the disbursement of the proceeds of US Revolving Loans or Canadian Revolving Loans, as applicable, to be made to US Borrowers or Canadian Borrowers, as applicable, (iv) selecting interest rate options for US Borrowers or Canadian Borrowers, as applicable, (v) requesting US Revolving Letter of Credit Accommodations or LC Facility Letters of Credit, as applicable, for the account of US Borrowers or Canadian Borrowers, as applicable, and (vi) giving and receiving on Credit Parties’ behalf all other notices and consents hereunder or under any of the other Financing Agreements and taking all other actions (including in respect of compliance with covenants) on behalf of Borrowers under the Financing Agreements.  The Borrower Representative hereby accepts such appointment.  Each Agent and each Lender may regard any notice or other communication pursuant to any Financing Agreement from the Borrower Representative as a notice or communication from the applicable Borrowers, and may give any notice or communication required or permitted to be given to any Credit Party or Credit Parties hereunder to the Borrower Representative on behalf of such Credit Party or Credit Parties.  Each Credit Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.  This appointment of Parent as Borrower Representative may not be terminated, rescinded or changed without the prior written consent of each Agent, provided that upon any Agent’s request, the Credit Parties shall designate an alternative Borrower Representative satisfactory to such Agent.

2.6           LC Facility Letters of Credit.

(a)           Issuance and Amendment.  Subject to the terms and conditions hereof, any US Borrower may request the issuance of, and the LC Facility Issuing Bank agrees to issue, one or more LC Facility Letters of Credit, in a form reasonably acceptable to the LC Facility Issuing Bank, at any time and from time to time during the LC Facility Availability Period; provided that all LC Facility Letters of Credit shall expire no later than five Business Days prior to the Maturity Date.  This Section 2.6 shall not be construed to impose an obligation upon the LC Facility Issuing Bank to issue any LC Facility Letter of Credit that is inconsistent with the terms and conditions of this Agreement.  In order to request the issuance of an LC Facility Letter of Credit, the requesting US Borrower shall hand deliver or telecopy to the LC Facility Issuing Bank and the LC Facility Administrative Agent (reasonably in advance of the requested date of issuance) a notice requesting the issuance of an LC Facility Letter of Credit and setting forth the date of issuance, the date on which such LC Facility Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such LC Facility Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such LC Facility Letter of Credit.  If requested by the LC Facility Issuing Bank, the applicable US Borrower shall submit a letter of credit application on the LC Facility’s Issuing Bank’s standard form in connection with the issuance of any LC Facility Letter of Credit to be issued by the LC Facility Issuing Bank.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any US Borrower to, or entered into by such US Borrower with, the LC Facility Issuing Bank relating to any LC Facility Letter of Credit, the terms and conditions of this Agreement shall control.  Any LC Facility Letter of Credit may be amended by the LC Facility Issuing Bank at the request of such US Borrower; provided that no such amendment shall increase the stated amount of an LC Facility Letter of Credit or extend the expiration date thereof beyond the last permissible date referred to in paragraph (c) below.  To request an amendment to an outstanding LC Facility Letter of Credit, the applicable US Borrower shall hand deliver or telecopy to the LC Facility Issuing Bank and the LC Facility Administrative Agent (reasonably in advance of the requested date of amendment) a notice identifying the LC Facility Letter of Credit to be amended and specifying the date of amendment (which shall be a Business Day), the amount of such LC Facility Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to amend such LC Facility Letter of Credit.  All LC Facility Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, US Borrowers when established.

(b)           Limitation of Amount; No Default.  An LC Facility Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each LC Facility Letter of Credit, the US Borrower requesting such LC Facility Letter of Credit shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (1) no Default or Event of Default has occurred and is then continuing and (2) the LC Facility LC Exposure, after giving effect thereto, will not exceed the Total Credit-Linked Deposits at such time.

(c)           Expiration Date.  Each LC Facility Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such LC Facility Letter of Credit or, in the case of any renewal or extension thereof, one year after such renewal or extension; provided that if the Borrowers and the LC Facility Issuing Bank so agree, any LC Facility Letter of Credit may provide for the automatic renewal of such LC Facility Letter of Credit for successive one year terms and (B) the date that is five Business Days prior to the Maturity Date.  If at any time any LC Facility Letter of Credit contains provisions providing for automatic renewal, (i) without limitation of the Borrowers’ obligations under Section 9.6(b), the Borrowers will immediately upon becoming aware of any Default notify the LC Facility Administrative Agent and the LC Facility Issuing Bank of the occurrence and continuance of such Default during any period during which the LC Facility Issuing Bank has the option to provide notice of non-renewal under any LC Facility Letter of Credit and (ii) the LC Facility Lenders hereby authorize the LC Facility Issuing Bank to permit such automatic renewal, whether or not a Default then exists, unless the LC Facility Issuing Bank has received a notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days prior to the notice date to prevent automatic renewal from the LC Facility Administrative Agent and the Majority LC Facility Lenders that one or more applicable conditions is not then satisfied and directing it to give notice to prevent such automatic renewals in the future.

(d)           Participations of Lenders.  On the date of issuance of each LC Facility Letter of Credit, without any further action on the part of the LC Facility Issuing Bank or any LC Facility Lender, the LC Facility Issuing Bank hereby grants to each LC Facility Lender, and each LC Facility Lender hereby acquires from the LC Facility Issuing Bank, a participation in each such LC Facility Letter of Credit equal to such LC Facility Lender’s Pro Rata Share of the aggregate maximum amount available to be drawn under such LC Facility Letter of Credit.  The aggregate purchase price for the participations of each LC Facility Lender in all LC Facility Letters of Credit shall equal the amount of the Credit-Linked Deposit of such LC Facility Lender. Each LC Facility Lender shall deposit with the LC Facility Administrative Agent its Credit-Linked Deposit in the full amount of its LC Facility Commitment on the Amendment and Restatement Effective Date; provided that the Credit-Linked Deposits of LC Facility Lenders that were Original LC Facility Lenders shall remain in the Credit-Linked Deposit Account on and following the Amendment and Restatement Effective Date, subject to any adjustments required by Section 2.7(f).  Except as expressly provided for herein, such deposits shall be irrevocable and no LC Facility Lender shall have any right to withdraw any of its Credit-Linked Deposit.  Each LC Facility Lender hereby absolutely and unconditionally agrees that if the LC Facility Issuing Bank makes a LC Facility LC Disbursement which is not reimbursed by the US Borrowers when due as provided in (f)(i) of this Section 2.6 or is required to refund any reimbursement payment in respect of a LC Facility LC Disbursement to any US Borrower for any reason, the LC Facility Administrative Agent shall reimburse the LC Facility Issuing Bank for such LC Facility Lender’s Pro Rata Share of the amount of such LC Facility LC Disbursement from such LC Facility Lender’s Credit-Linked Deposit on deposit in the Credit-Linked Deposit Account.

(e)           Obligations Unconditional.  Each LC Facility Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of LC Facility Letters of Credit pursuant to the preceding clause (d) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any LC Facility Letter of Credit or the occurrence and continuance of a Default or Event of Default or any return of the Credit-Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Without limiting the foregoing, each LC Facility Lender irrevocably authorizes the LC Facility Administrative Agent to apply amounts of its Credit-Linked Deposit as provided in Section 2.6(d).

(f)            Reimbursement.  (i)  If the LC Facility Issuing Bank shall make any LC Facility LC Disbursement in respect of a LC Facility Letter of Credit, the LC Facility Issuing Bank will promptly give notice to US Borrowers and the LC Facility Administrative Agent.  The US Borrowers shall reimburse such LC Facility LC Disbursement by paying to the LC Facility Administrative Agent to the account specified by the LC Facility Administrative Agent an amount equal to such LC Facility LC Disbursement not later than 3:00 p.m., New York City time, on the date such LC Facility LC Disbursement is made, if US Borrowers shall have received notice of such LC Facility LC Disbursement prior to 11:00 a.m., New York City time, on the date of such LC Facility LC Disbursement, or, if such notice has not been received by US Borrowers prior to such time on the date of such LC Facility LC Disbursement, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that US Borrowers receives such notice, in each case together with interest accrued on such LC Facility LC Disbursement from the date such LC Facility LC Disbursement is made to the date of reimbursement at the rate set forth in Section 2.6(i) below.

(ii)           If the US Borrowers fail to make any payment due under subparagraph (i) of this Section 2.6(f) with respect to an LC Facility LC Disbursement, the LC Facility Administrative Agent shall notify each LC Facility Lender of the amount of the applicable unreimbursed LC Facility LC Disbursement (an “Unreimbursed Amount”) and such LC Facility Lender’s Pro Rata Share thereof, and the LC Facility Administrative Agent shall pay to the LC Facility Issuing Bank each LC Facility’s Lender’s Pro Rata Share of such Unreimbursed Amount from such LC Facility Lender’s Credit-Linked Deposit prior to 1:00 p.m. New York City time on the Business Day immediately following the date such payment was due.  Promptly following receipt by the LC Facility Administrative Agent of any payment pursuant to subparagraph (i) of this Section 2.6(f) in respect of any LC Facility LC Disbursement, the LC Facility Administrative Agent shall distribute such payment to the LC Facility Issuing Bank.

(iii)          Notwithstanding the foregoing, to the extent any funds are on deposit in the Cash Collateral Account pursuant to Section 2.6(k)(i), upon receipt by the LC Facility Administrative Agent of notice of any LC Facility LC Disbursement, the LC Facility Administrative Agent shall (A) notify each LC Facility Lender of the applicable LC Facility LC Disbursement and such LC Facility Lender’s Pro Rata Share thereof, (B) promptly pay to the LC Facility Issuing Bank each LC Facility Lender’s Pro Rata Share of such LC Facility LC Disbursement from such LC Facility Lender’s Credit-Linked Deposit by 1:00 p.m. on the date such payment is due and (C) promptly pay to each LC Facility Lender such LC Facility Lender’s Pro Rata Share of such LC Facility LC Disbursement from amounts on deposit in the Cash Collateral Account, in each case solely up to the amount then on deposit in the Cash Collateral Account pursuant to Section 2.6(k)(i).

(g)           Obligations Absolute.  The US Borrowers’ obligation to reimburse LC Facility LC Disbursements as provided in Section 2.6(f)(i) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any LC Facility Letter of Credit or this Agreement, or any term or provision therein or herein,

(ii) any draft or other document presented under an LC Facility Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Facility Issuing Bank under an LC Facility Letter of Credit against presentation of a draft or other document that does not comply with the terms of such LC Facility Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the US Borrowers’ obligations hereunder.  None of the LC Facility Administrative Agent, the LC Facility Lenders, the LC Facility Issuing Bank or any of their Affiliates, and their respective directors, trustees, officers, employees, agents and attorneys-in-fact, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any LC Facility Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any LC Facility Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Facility Issuing Bank; provided that the foregoing shall not be construed to excuse the LC Facility Issuing Bank from liability to the US Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the US Borrowers to the extent permitted by applicable law) suffered by the US Borrowers that are caused by the LC Facility Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under an LC Facility Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the LC Facility Issuing Bank (as finally determined by a court of competent jurisdiction), the LC Facility Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of an LC Facility Letter of Credit, the LC Facility Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such LC Facility Letter of Credit.

(h)           Disbursement Procedures.  The LC Facility Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under an LC Facility Letter of Credit.  The LC Facility Issuing Bank shall promptly notify the LC Facility Administrative Agent and Parent by telephone (confirmed by telecopy) of such demand for payment and whether LC Facility Issuing Bank has made or will make an LC Facility LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the US Borrowers of their obligation to reimburse the LC Facility Issuing Bank and the LC Facility Lenders with respect to any such LC Facility LC Disbursement nor the LC Facility Lenders’ obligations to participate in such LC Facility Letter of Credit.

(i)            Interim Interest.  If the LC Facility Issuing Bank shall make any LC Facility LC Disbursement, then, unless the US Borrowers shall reimburse such LC Facility LC Disbursement in full on the date such LC Facility LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Facility LC Disbursement is made to but excluding the date that the US Borrowers reimburse such LC Facility LC Disbursement, at the LIBID Rate plus the sum of (i) the Participation Fee (as then in effect) and (ii) 2% per annum.  Interest accrued pursuant to this paragraph shall be paid to the account specified by the LC Facility Administrative Agent for the account of the LC Facility Issuing Bank, except that interest accrued on and after the date of payment from the Credit-Linked Deposit of any LC Facility Lender to reimburse the LC Facility Issuing Bank shall be for the account of such LC Facility Lender to the extent of such payment.

(j)            Replacement of the LC Facility Issuing Bank.  The LC Facility Issuing Bank may be replaced at any time by written agreement among Parent, a new LC Facility Issuing Bank and the LC Facility Administrative Agent (with notice to such replaced LC Facility Issuing Bank); provided, however, that, if the replaced LC Facility Issuing Bank so requests, any LC Facility Letters of Credit issued by such LC Facility Issuing Bank shall be replaced and cancelled prior to the removal of such LC Facility Issuing Bank and all fees and other amounts owed to such removed LC Facility Issuing Bank shall be paid to it.  From and after the effective date of any such replacement, (i) the successor LC Facility Issuing Bank shall have all the rights and obligations of the LC Facility Issuing Bank under this Agreement (and its LC Facility Letters of Credit to be issued by it on such effective date or thereafter) and (ii) references herein to the term “LC Facility Issuing Bank” shall be deemed to refer to such successor or to any previous LC Facility Issuing Bank, or to such successor and all previous LC Facility Issuing Banks, as the context shall require.

(k)           Cash Collateralization.  (i)  If (x) any Event of Default shall occur and be continuing and Parent receives (or is deemed to have received) a demand to cash collateralize the Uncovered LC Facility LC Amount pursuant to Section 10.2(b) from the LC Facility Administrative Agent or the Majority LC Facility Lenders specifying the amount of the Uncovered LC Facility LC Amount, or (y) the US Borrowers are required to cash collateralize the aggregate Uncovered LC Facility LC Amount pursuant to Section 2.8(b), then the US Borrowers shall deposit in an account (the “Cash Collateral Account”) with the LC Facility Collateral Agent, for the benefit of the LC Facility Lenders, an amount in cash equal to the aggregate Uncovered LC Facility LC Amount on the date specified in such demand or the date specified in Section 2.8(b), as applicable.

(ii)           All such deposits shall be held by the LC Facility Collateral Agent as Non-Accounts Collateral for the payment and performance of the LC Facility Obligations (other than any LC Facility Obligations in respect of Term Loans).  The LC Facility Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account.  Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the LC Facility Collateral Agent, such deposits shall not bear interest; provided, however, that so long as no Event of Default shall have occurred and be continuing, the LC Facility Collateral Agent shall invest such deposits in Cash Equivalents as directed by Parent in writing and as reasonably approved by LC Facility Administrative Agent (in no event shall the LC Facility Collateral Agent be liable for the selection of Cash Equivalents or for investment losses, if any, incurred thereon, including losses incurred as a result of the liquidation of any Cash Equivalents prior to stated maturity (including, without limitation, any early withdrawal or liquidation penalty); any and all commissions, broker fees or other charges, penalties, fees or expenses incurred in connection with the investment in, or liquidation of any Cash Equivalents shall be solely for the account of the Borrowers, and shall be debited against the cash balance in the Cash Collateral Account)).  Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account and be held as additional collateral for the LC Facility Obligations (other than LC Facility Obligations in respect of Term Loans).  Moneys in such account shall be applied in the order specified in the Amended and Restated Security Agreement.  If the US Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned, together with all earnings thereon, to Parent within three Business Days after all Events of Default if any, have been cured or waived (or, following such cure or waiver, at the maturity of such Cash Equivalents in the case of any such Cash Equivalents that the LC Facility Administrative Agent is unable to liquidate in the ordinary course prior to maturity).  If the US Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.8(b), such amount (to the extent not applied as aforesaid) shall be returned to Parent, together with all earnings thereon, if any, within three (3) Business Days after the cancellation or other termination of an LC Facility Letter of Credit up to the undrawn amount of such LC Facility Letter of Credit.

(l)            Reporting Requirements of LC Facility Issuing Bank.  Within two (2) Business Days following the last day of each calendar month, the LC Facility Issuing Bank shall deliver to the LC Facility Administrative Agent a report detailing all activity during the preceding calendar month with respect to all LC Facility Letters of Credit issued by the LC Facility Issuing Bank, including the Maximum Drawing Amount, the account party, the beneficiary and the expiration date of each such LC Facility Letter of Credit and any other information with respect thereto as may be requested by the LC Facility Administrative Agent.

2.7           Credit-Linked Deposit Account.

(a)           The Credit-Linked Deposits shall be held by the LC Facility Administrative Agent in the Credit-Linked Deposit Account, and no party other than the LC Facility Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits.  Notwithstanding anything herein to the contrary, the funding obligation of each LC Facility Lender in respect of its participation in LC Facility Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit.

(b)           Each of the LC Facility Administrative Agent, the LC Facility Issuing Bank and each LC Facility Lender hereby acknowledges and agrees that each LC Facility Lender is funding (or has funded) its Credit-Linked Deposit to the LC Facility Administrative Agent for application in the manner contemplated by Section 2.6(d) and that the LC Facility Administrative Agent has agreed to invest the Credit-Linked Deposits which are on deposit in the Credit-Linked Deposit Account from time to time so as to earn a return (subject to clause (e) below) for the LC Facility Lenders equal to the LIBID Rate for the applicable period.  Each LC Facility Lender’s Pro Rata Share of such interest will be paid to such LC Facility Lender by the LC Facility Administrative Agent in arrears on the last Business Day of each March, June, September and December and on each other day (including, as set forth in the second proviso in Section 2.9, on the Amendment and Restatement Effective Date) Participation Fees are paid pursuant to Section 2.9.

(c)           The Borrowers shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the LC Facility Lenders, the provisions of this Section 2.7 and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.6(d) constitute agreements among the LC Facility Administrative Agent, the LC Facility Issuing Bank and each LC Facility Lender with respect to the funding obligations of each Lender in respect of its participation in LC Facility Letters of Credit and do not constitute any loan or extension of credit to any Borrower.

(d)           Subject to Section 2.8(a), each LC Facility Lender’s Pro Rata Share of any amount of Credit-Linked Deposits remaining on deposit in the Credit-Linked Deposit Account will be returned to such LC Facility Lender on the first date on or after the Maturity Date on which the LC Facility LC Exposure has been reduced to zero.

(e)           If, for any date of determination of the LIBID Rate the LC Facility Administrative Agent, shall have determined (which determination shall be conclusive and binding on each LC Facility Lender) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBID Rate, the LC Facility Administrative Agent shall give notice thereof to the LC Facility Lenders and until such notice has been withdrawn, the Credit-Linked Deposits on deposit in the Credit-Linked Deposit Account shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the LC Facility Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            (i)  The Original LC Facility shall be deemed to be extinguished and the LC Facility shall be deemed to be established, in each case as of the Amendment and Restatement Effective Date.

(ii)           Each Original LC Facility Lender that has an LC Facility Commitment and that has executed a counterpart to this Agreement severally agrees to exchange, as of the Amendment and Restatement Effective Date, its participation in the Original LC Facility for a participation in the LC Facility equal to its LC Facility Commitment and the Credit-Linked Deposit of each such LC Facility Lender shall remain in the Credit-Linked Deposit Account, subject to adjustment as set forth in Sections 2.7(f)(iv) and (v).

(iii)          Each LC Facility Lender that was not an Original LC Facility Lender shall fund a Credit-Linked Deposit in an amount equal to its LC Facility Commitment into the Credit-Linked Deposit Account on the Amendment and Restatement Effective Date.

(iv)          To the extent that the LC Facility Commitment of any LC Facility Lender exceeds the Credit-Linked Deposit (if any) of such LC Facility Lender immediately prior to the occurrence of the Amendment and Restatement Effective Date, such excess will be deposited by such LC Facility Lender in the form of Credit-Linked Deposits into the Credit-Linked Deposit Account on the Amendment and Restatement Effective Date.

(v)           To the extent that the Credit-Linked Deposit (if any) of any LC Facility Lender immediately prior to the occurrence of the Amendment and Restatement Effective Date exceeds the LC Facility Commitment of such LC Facility Lender, such excess shall be returned by the LC Facility Administrative Agent to such LC Facility Lender on the Amendment and Restatement Effective Date.  Any Original LC Facility Lender that shall not become an LC Facility Lender as of the Amendment and Restatement Effective Date shall have the full amount of its Credit-Linked Deposit returned to such Original LC Facility Lender on the Amendment and Restatement Effective Date.

(vi)          On the Amendment and Restatement Effective Date, the US Borrowers shall pay to each LC Facility Lender and, without duplication, each Original LC Facility Lender, all accrued and unpaid Participation Fees through but excluding the Amendment and Restatement Effective Date to such LC Facility Lender or Original LC Facility Lender, as the case may be, under Section 2.9.

(vii)         On the Amendment and Restatement Effective Date, the LC Facility Administrative Agent shall pay to each LC Facility Lender and, without duplication, each Original LC Facility Lender, all accrued and unpaid interest through but excluding the Amendment and Restatement Effective Date owing to such LC Facility Lender or Original LC Facility Lender, as the case may be, under the second sentence of Section 2.7(b).

(viii)        It is understood and agreed by all parties hereto that, except for the Replaced LC Facility Letters of Credit, all LC Facility Letters of Credit issued and outstanding under the Original LC Facility immediately prior to the occurrence of the Amendment and Restatement Effective Date shall be deemed to be issued and outstanding under the LC Facility from and after the occurrence of the Amendment and Restatement Effective Date and shall be deemed to be LC Facility Letters of Credit for purposes of the Financing Agreements and that no notification to or consent from any beneficiary under any LC Facility Letter of Credit shall be required in connection therewith.

(ix)           All returns of Credit-Linked Deposits referred to in this Section 2.7(f) shall be effected on the Amendment and Restatement Effective Date without regard to any notice requirement, minimum principal amount or pro rata allocation provision otherwise applicable thereto hereunder.

2.8           Optional Reductions of Credit-Linked Deposits and Mandatory Cash Collateralization of Uncovered LC Facility Letters of Credit Amount.

(a)           Optional Reduction.  The US Borrowers may, at any time, direct the LC Facility Administrative Agent to reduce the Total Credit-Linked Deposits, in whole or in part, upon at least three Business Days’ irrevocable written notice, to the LC Facility Administrative Agent specifying the date and amount of such reduction; provided that (i) if any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein; (ii) any such reduction shall be in an aggregate principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; (iii) no such reduction shall be permitted if, after giving effect to such reduction, the LC Facility LC Exposure would exceed the Total Credit-Linked Deposits; and (iv) US Borrowers shall pay, for the pro rata benefit of each LC Facility Lender, a premium equal to 1% of the amount of any such reduction which is made prior to the first anniversary of the Amendment and Restatement Effective Date, which premium shall be payable at the time of such reduction.  For the avoidance of doubt, the US Borrowers shall not direct the LC Facility Administrative Agent to reduce the Total Credit-Linked Deposits if, after giving effect to such reduction, the aggregate LC Facility LC Exposure would exceed the aggregate Total Credit-Linked Deposits.  In the event the Credit-Linked Deposits shall be reduced in accordance with the foregoing, the LC Facility Administrative Agent will return all amounts in the Credit-Linked Deposit Account in excess of the reduced Credit-Linked Deposits to the Lenders, ratably in accordance with their Pro Rata Shares of the Total Credit-Linked Deposits.

(b)           Mandatory Cash Collateralization.

(i)            Asset Sales.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by Parent or any of its Subsidiaries, Parent shall (subject to the provisions of clause (vii) below) apply an amount equal to 100% of such Net Cash Proceeds to cash collateralize the Uncovered LC Facility Letter of Credit Amount in accordance with Section 2.6(k); provided that

(1)           so long as no Default shall then exist or arise therefrom, no such cash collateralization shall be required with respect to (A) any Asset Sale permitted by Section 9.7 (other than Section 9.7(b)(v)), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $100,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $1,000,000 in Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(2)           so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales pursuant to Section 9.7(b)(v) shall not exceed $20,000,000 in any fiscal year of Parent, such Net Cash Proceeds shall not be required to be applied pursuant to Section 2.6(k) to the extent that (A) Parent shall have delivered an Officers’ Certificate to the LC Facility Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 365 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); and (B) if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.8(b); and provided, further, that if the property subject to such Asset Sale constituted Non-Accounts Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be Non-Accounts Collateral.

(ii)           Debt Issuance.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by Parent or any of its Subsidiaries, Parent shall cash collateralize the Uncovered LC Facility Letter of Credit Amount in accordance with Section 2.6(k) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(iii)          [Reserved].

(iv)          Casualty Events.  Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event of Parent or any of its Subsidiaries, Parent shall (subject to the provisions of clause (vii) below) cash collateralize the Uncovered LC Facility Letter of Credit Amount in accordance with Section 2.6(k) in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided that:

(1)           so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall not exceed $5.0 million, Parent shall have delivered an Officers’ Certificate to the LC Facility Administrative Agent on or prior to such date stating that such proceeds are expected to be used, or (B) in the event that such Net Cash Proceeds exceed $5.0 million, the LC Facility Administrative Agent has elected by notice to Parent on or prior to the date of receipt of such Net Cash Proceeds to require such Net Cash Proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were received or to reinvest in other fixed or capital assets, no later than 365 days following the date of receipt of such Net Cash Proceeds; provided that if the property subject to such Casualty Event constituted Non-Accounts Collateral, then all property purchased with the Net Cash Proceeds thereof shall be Non-Accounts Collateral; and

(2)           if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period to cash collateralize the Uncovered LC Facility LC Amount.

(v)           Borrowing Base.  If at any time the aggregate Dollar Equivalent of Revolving Loans and Revolving Letter of Credit Accommodations at such time plus the aggregate principal amount of the outstanding LC Facility Commitments at such time exceed the sum of (x) the aggregate amount of accounts receivable of Parent and its Subsidiaries as shown on the balance sheet of the latest financial statements delivered pursuant to Section 9.6 plus (y) $35 million, Parent shall notify the Administrative Agent thereof and first, comply with the last sentence of Section 2.2 and second, to the extent any of such excess remains after application in accordance with the last sentence of Section 2.2, cash collateralize the Uncovered LC Facility Letter of Credit Amount in accordance with Section 2.6(k) in an aggregate principal amount equal to 100% of such remaining excess.

(vi)          Excess Cash Flow.  If the initial Term Loan Borrowing Date shall occur (x) on or prior to June 30 in any year, beginning with such year and (y) after June 30 of any year, beginning with the year following such year, not later than five Business Days following the date that financial statements for such year are required to be delivered under Section 9.6(a)(iii), if there shall be any Excess Cash Flow during any such year, Parent shall prepay Term Loans in an aggregate principal amount equal to the Applicable Percentage of such Excess Cash Flow (and to the extent that all outstanding Term Loans have been repaid by operation of this Section 2.8(vi), any remaining Excess Cash Flow may be used for any other purpose not prohibited by the Financing Agreements).

(vii)         At any time that any Term Loans shall be outstanding, any Net Cash Proceeds required to be applied toward cash collateralization of the Uncovered LC Facility Amount under clause (i), (ii) or (iv) of this Section 2.8(b) shall be applied as follows: (A) the LC Facility Proportion at such time of such Net Cash Proceeds shall be applied toward such cash collateralization and (B) the sum of (1) the Term Loan Proportion at such time of such Net Cash Proceeds plus (2) the amount (if any) by which the LC Facility Portion of such Net Cash Proceeds, exceeds the Uncovered LC Facility Amount at such time shall be applied to make prepayments of the Term Loans on a pro rata basis.

(viii)        On the Amendment and Restatement Effective Date, the LC Facility Administrative Agent is hereby authorized to release to Parent any Warrant Proceeds being held in the Cash Collateral Account immediately prior to the Amendment and Restatement Effective Date.

2.9           LC Facility Fees.  The US Borrowers agree to pay (i) to LC Facility Administrative Agent for the account of each LC Facility Lender a participation fee (a “Participation Fee”) with respect to its agreement to participate in LC Facility Letters of Credit, which Participation Fee shall accrue (subject to any adjustments which may be made in accordance with 11.3 or the last sentence of this Section 2.9) at the rate of 3.10% per annum, on the average daily amount of such LC Facility Lender’s Credit-Linked Deposit during the period from and including the Amendment and Restatement Effective Date to but excluding any date on which such Lender’s Credit-Linked Deposit is returned to it and (ii) to the LC Facility Issuing Bank a fronting fee, which shall accrue at the rate of 0.30% per annum on the average daily aggregate Maximum Drawing Amount of the outstanding LC Facility Letters of Credit of such LC Facility Issuing Bank, as well as such LC Facility Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any LC Facility Letter of Credit or processing of drawings thereunder.  Accrued Participation Fees and fronting fees shall be due and payable in respect of Credit-Linked Deposits relating to the LC Facility on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Amendment and Restatement Effective Date; provided that all such fees shall be payable on the date on which the Credit-Linked Deposits are returned to the LC Facility Lenders and any such fees accruing after the date on which the Credit-Linked Deposits are returned to the Lenders shall be payable on demand; provided further that all Participation Fees that shall have accrued and not been paid under the Original Credit Agreement shall be paid on the Amendment and Restatement Effective Date.  Any other fees payable to LC Facility Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All Participation Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Additionally, the US Borrowers agree to pay (i) to LC Facility Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and (ii) if the Participation Fee is decreased pursuant to the provisions of Section 11.3 prior to the first anniversary of the Amendment and Restatement Effective Date, then the US Borrowers shall pay to each LC Facility Lender (other than a non-consenting LC Facility Lender with respect to any such decrease, which non-consenting LC Facility Lender shall receive a fee of 1% of its Credit-Linked Deposits pursuant to Section 11.3(f)) a fee equal to 1% of its Credit-Linked Deposits on the date such decrease becomes effective.  So long as no Event of Default shall have occurred and be continuing, it is understood and agreed that the Participation Fee shall be reduced (without the payment of any fee pursuant to the previous sentence or otherwise) to 2.85% per annum from and after the occurrence of the Specified Notes Redemption.

All fees payable under this Section 2.9 shall be paid on the dates due, in immediately available funds, to the LC Facility Administrative Agent for the benefit of the parties entitled thereto.  Fees paid shall not be refundable under any circumstances.

2.10               Establishment of Term Loans.

(a)           (i)  The funding of each Term Loan shall occur on a date agreed by the LC Facility Administrative Agent, the Term Loan Lenders participating in such Term Loan and Parent (each, a “Term Loan Borrowing Date”), but in no event shall any Term Loan Borrowing Date occur prior to the time that each condition in Section 2.10(b) shall be satisfied with respect to such Term Loan Borrowing Date; provided that all Term Loans borrowed on any Term Loan Borrowing Date must aggregate to no less than $15.0 million in principal amount (or increments of $1.0 million in excess thereof) and the aggregate principal amount of all Term Loans borrowed on all Term Loan Borrowing Dates shall not exceed $60.0 million.

(ii)           The Net Cash Proceeds of each Term Loan shall solely be used, substantially contemporaneously with the borrowing of such Term Loan, to pay the consideration for one or more Permitted Acquisitions (including repaying Indebtedness of any Person acquired in such Permitted Acquisition or Permitted Acquisitions) and/or pay fees and expenses in connection therewith.

(iii)          No Term Loan shall (x) mature any earlier than the Maturity Date or (y) have a weighted average life to maturity that is shorter than the weighted average life to maturity of either the LC Facility or the Revolving Facility.

(iv)          If the interest rate on any Term Loan (such interest rate to be determined by the LC Facility Administrative Agent, in consultation with Parent, consistent with generally accepted financial practice, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) made on any Term Loan Borrowing Date is, as of such Term Loan Borrowing Date, more than 25 basis points greater than the LIBID Rate in effect as of the Term Loan Borrowing Date plus the Participation Fee, then the Participation Fee shall be automatically increased as of such Term Loan Borrowing Date to eliminate such excess.

(v)           The Term Loans shall constitute part of LC Facility Obligations and the Term Loan Lenders shall be LC Facility Secured Parties, in each case in accordance with the definition thereof, and accordingly shall be secured on a pari passu basis by the Collateral securing the LC Facility, and shall be guaranteed by the Guarantors to the same extent as the LC Facility.

(vi)          The LC Facility Administrative Agent, the LC Facility Collateral Agent, the Revolving Administrative Agent and the applicable Credit Parties shall amend, modify or supplement the Financing Agreements on or prior to each Term Loan Borrowing Date to reflect the terms of the Term Loans being made on such date and the collateral related thereto.  The Lenders hereby authorize the making of such amendments and any other conforming and technical amendments, modifications and/or supplements that are, in the determination of the LC Facility Administrative Agent, necessary or desirable in connection therewith (including the making of any filings of any Security Documents to be made in connection therewith) and agree that no consent of any Lender or any other Secured Party shall be required to make such amendments or filings.

(vii)         The LC Facility Administrative Agent shall act as administrative agent for the Term Loan Lenders and the LC Facility Collateral Agent shall act as collateral agent for the Term Loan Lenders.

(viii)        Parent may (but shall not be required to) seek commitments from Agents or existing Lenders with respect to the Term Loans, and each such Agent or existing Lender may agree or decline to participate in any Term Loan in its sole discretion.

(b)           Conditions.  On each Term Loan Borrowing Date, the following conditions shall be satisfied:

(i)            each of the conditions set forth in Sections 4.2(b) and (c) shall be satisfied as if each Term Loan were a “Revolving Loan” under such Section;

(ii)           no Default shall have occurred and be continuing or would result from the borrowings to be made on such Term Loan Borrowing Date;

(iii)          the Borrowers shall be in compliance with the terms of the definition of Permitted Acquisition with respect to each Permitted Acquisition the Term Loans are being used to fund on such Term Loan Borrowing Date; and

(iv)          Parent shall deliver or cause to be delivered any legal opinions and other documents and certificates reasonably requested by the LC Facility Administrative Agent in connection with the borrowing of Term Loans to occur on such Term Loan Borrowing Date.

2.11               Effect on Original Credit Agreement; Authorization to Enter into the Amended and Restated Security Agreement.  Upon the execution and delivery by the parties hereto of this Agreement and the satisfaction of the conditions set forth in Section 4, (i) this Agreement shall, except to the extent explicitly provided herein, be deemed to amend, restate and supersede the Original Credit Agreement; provided that the obligations of the Credit Parties (party hereto) under the Original Credit Agreement and the grant of security interest in the Accounts Collateral and the Canadian Accounts Collateral by the Credit Parties (party hereto) under the Original Credit Agreement shall continue under this Agreement, and shall not in any event be terminated, extinguished or annulled, but shall hereafter be governed by this Agreement, (ii) all Obligations under the Original Credit Agreement and the other Financing Agreements shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Financing Agreements, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Original Credit Agreement or any other Financing Agreement except as expressly modified by this Agreement, nor does it operate as a waiver of any right, power or remedy of any

Lender under any Financing Agreement and (iii) all references to the Original Credit Agreement in any Financing Agreement (other than references to the “Original Credit Agreement” in this Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.  Furthermore, the Borrowers and the Majority LC Facility Lenders, by their approval of this Amendment and Restatement, hereby approve the amendments being made to the Original Security Agreement as of the Amendment and Restatement Effective Date and hereby authorize the LC Facility Collateral Agent to enter into the Amended and Restated Security Agreement on the Amendment and Restatement Effective Date.

2.12               Notes.  If so requested by any Revolving Lender or Term Loan Lender by written notice to the Borrowers (with a copy to Administrative Agents) at least two Business Days prior to the Amendment and Restatement Effective Date, or at any time thereafter, US Borrowers or Canadian Borrowers, as applicable, shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 12.6) on the Amendment and Restatement Effective Date (or, if such notice is delivered after the Amendment and Restatement Effective Date, promptly after Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan, Canadian Revolving Loan or Term Loan, as the case may be.

SECTION 3.         REVOLVING FACILITY INTEREST AND FEES.

3.1           Interest.

(a)           US Borrowers shall pay to Revolving Administrative Agent for the ratable benefit of US Revolving Lenders, and Canadian Borrowers shall pay to Canadian Collateral Agent for the benefit of Canadian Lender, interest on the outstanding principal amount of the applicable Revolving Loans at the applicable Interest Rate.  All interest shall be payable solely in the currency in which the underlying Revolving Loan is made.  All interest accruing hereunder on and after the date of any Event of Default or termination of the Revolving Loan Commitments shall be payable on demand.

(b)           With respect to US Revolving Loans, Borrower Representative may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from Borrower Representative shall be in writing on such form or forms as Revolving Administrative Agent may require and shall specify, without limitation, the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Revolving Administrative Agent of such a request from Borrower Representative, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided that (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrowers shall have complied with such customary procedures as are established by Revolving Administrative Agent and specified by Revolving Administrative Agent to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans,

(iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof, and (vi) Revolving Administrative Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Revolving Lenders and Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers.  Any request by Borrower Representative for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Lenders and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

(c)           Any Eurodollar Rate Loans shall automatically convert to US Prime Rate Loans upon the last day of the applicable Interest Period, unless Revolving Administrative Agent has received and approved a request to continue such Eurodollar Rate Loans at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any Eurodollar Rate Loans shall, at Revolving Administrative Agent’s option, upon notice by Revolving Administrative Agent to Borrowers, convert to US Prime Rate Loans in the case of US Dollar Loans in the event that this Agreement shall terminate or not be renewed.  US Borrowers shall pay to Revolving Administrative Agent for the benefit of US Revolving Lenders upon demand by any Revolving Lender (or Revolving Administrative Agent or any such Revolving Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate such Revolving Lender, the Reference Bank or any participant with any such Revolving Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d)           Interest shall be payable by US Borrowers to Revolving Administrative Agent for the account of US Revolving Lenders and by Canadian Borrowers to Canadian Collateral Agent for the account of Canadian Lender, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of (i) a three hundred sixty-five (365) day year in the case of Canadian Dollar Loans and (ii) a three hundred sixty (360) day year in the case of US Dollar Loans and in each case based on actual days elapsed.  The interest rate on non-contingent US Revolving Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.  In no event shall charges constituting interest payable by Borrowers to Revolving Administrative Agent, Canadian Collateral Agent or to Revolving Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(e)           For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant thereto at a rate based upon a three hundred sixty (360) day year or three hundred sixty-five (365) day year (the “First Rate”), the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by three hundred sixty (360) or three hundred sixty-five (365), as applicable.

(f)            Notwithstanding the provisions of this Section 3 or any other provision of this Agreement, in no event shall the aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) with respect to any Canadian Revolving Loans by or on behalf of Canadian Lender exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada).  The effective annual rate of interest for such purpose shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Canadian Revolving Loan by or on behalf of Canadian Lender, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Revolving Administrative Agent will be conclusive for the purposes of such determination.

(g)           A certificate of an authorized signing officer of Revolving Administrative Agent as to each rate of interest payable hereunder from time to time absent manifest error shall be conclusive evidence of such rate.

(h)           For greater certainty, unless otherwise specified in this Agreement or any of the other Financing Agreements, as applicable, whenever any amount is payable under this Agreement or any of the other Financing Agreements by Borrowers as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method.”  As an example, when interest is calculated and payable monthly, the rate of interest payable per month is one-twelfth (1/12) of the stated rate of interest per annum.

3.2           [Intentionally Omitted].

3.3           [Intentionally Omitted].

3.4           Unused Line Fee.   US Borrowers shall pay to Revolving Administrative Agent for the ratable benefit of US Revolving Lenders monthly an unused line fee at a rate equal to one-eighth of one percent (0.125%) per annum calculated upon the amount by which the US Revolving Loan Commitment exceeds the average daily principal balance of the outstanding US Revolving Loans and US Revolving Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the US Revolving Loan Commitments are outstanding, which fee shall be payable on the first day of each month in arrears.  Canadian Borrowers shall pay to Revolving Administrative Agent for the benefit of Canadian Lender monthly an unused line fee at a rate equal to one eighth of one percent (0.125%) per annum calculated upon the amount by which the Canadian Revolving Loan Commitment exceeds the average daily principal balance of the outstanding Canadian Revolving Loans during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Canadian Revolving Loan Commitments are outstanding, which fee shall be payable on the first day of each month in arrears.

3.5           Changes in Laws and Increased Costs of Loans.

(a)           Notwithstanding anything to the contrary contained herein, the Eurodollar Rate Loans made by a Revolving Lender shall, upon notice by such Revolving Lender to Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall (A) make it unlawful for such Revolving Lender, or any participant with such Revolving Lender or Reference Bank to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to such Revolving Lender or any participant with such Revolving Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans by an amount deemed by such Revolving Lender to be material, or (C) reduce the amounts received or receivable by such Revolving Lender in respect thereof, by an amount deemed by such Revolving Lender to be material; or (ii) the cost to such Revolving Lender, or any participant with such Revolving Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by such Revolving Lender to be material.  Borrowers shall pay to such Revolving Lender, upon demand by such Revolving Lender (or such Revolving Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate such Revolving Lender or any participant with such Revolving Lender or Reference Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof.  A certificate of such Revolving Lender setting forth the basis for the determination of such amount necessary to compensate such Revolving Lender as aforesaid shall be delivered to Borrowers and shall be conclusive, absent manifest error.

(b)           If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Revolving Lenders other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Revolving Lenders upon demand by Revolving Administrative Agent (or Revolving Administrative Agent or any Revolving Lender may, at their option, charge any loan account of Borrowers) any amounts required to compensate Lenders, the Reference Bank or any participant with any Revolving Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

3.6           Replacement of Lenders.

(a)           If any Lender requests compensation under Section 3.5, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then Parent may, at its sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this

Agreement and the other Financing Agreements to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)      such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and/or Credit-Linked Deposits and all Unreimbursed Amounts, accrued interest thereon (including, without limitation, under Sections 2.7(b), 2.6(i) and 3.1, as the case may be), accrued Participation Fees and others fees and all other amounts payable to it hereunder and under the other Financing Agreements, from the assignee (to the extent of such outstanding principal and accrued interest, Participation Fees and fees) or Parent (in the case of all other amounts); and

(ii)     such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

SECTION 4.         CONDITIONS PRECEDENT.

4.1           Conditions Precedent to Initial LC Facility Letters of Credit, Initial Loans and Letter of Credit Accommodations.  Each of the following is a condition precedent to Administrative Agents and the LC Facility Lenders providing the LC Facility and the LC Facility Issuing Bank issuing the LC Facility Letters of Credit, and the Revolving Facility Lenders, making the initial Revolving Loans and providing the initial Revolving Letter of Credit Accommodations hereunder:

(a)              the Amendment and Restatement shall have been approved by the Administrative Agents, Revolving Lenders and the Majority LC Facility Lenders under the Original Credit Agreement, which approval shall be evidenced by (i) in the case of the Administrative Agents and the Revolving Lenders, their delivery of executed counterparts hereof and (ii) in the case of the Majority LC Facility Lenders, the delivery of a fully executed Confidential Lender Authorization;

(b)              all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to each Administrative Agent, and each such Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which such Agent may have requested in connection therewith, such documents where requested by such Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Credit Party certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate or limited liability company name of each Credit Party as is set forth herein and such document as shall set forth the organizational identification number of each Borrower, if one is issued in its jurisdiction of incorporation or formation);

(c)              no material adverse change shall have occurred in the assets, business or prospects of any Credit Party since December 31, 2004 and no change or event shall have occurred which would impair the ability of any Credit Party to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of any Collateral Agent or Lenders to enforce the Obligations or realize upon any Collateral

(d)              each Collateral Agent shall have received, in form and substance satisfactory to such Collateral Agent, all consents, waivers, acknowledgments and other agreements from third persons which such Collateral Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and Liens upon the Collateral granted to such Collateral Agent or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, unless the Revolving Administrative Agent shall have otherwise consented, Collateral Access Agreements for each location where books and records are held, the hypothecs, the security interests and Liens of the Canadian Collateral Agent upon the Canadian Accounts Collateral;

(e)              except for those blocked accounts listed on Schedule 9.36, Canadian Collateral Agent shall have received, in form and substance satisfactory to Canadian Collateral Agent, a Deposit Account Control Agreement by and among Canadian Collateral Agent, Canadian Borrowers and each bank at which any Canadian Blocked Account is maintained, in each case, duly authorized, executed and delivered by such bank and such Borrower (or shall be the bank’s customer with respect to such Canadian Blocked Accounts as Canadian Collateral Agent shall specify);

(f)               with respect to the LC Facility Issuing Bank only, the Credit-Linked Deposits from the LC Facility Lenders to be made on the Amendment and Restatement Effective Date under Section 2.7(f) shall have been deposited with the LC Facility Administrative Agent;

(g)              LC Facility Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 9.5 (except that, with respect to flood insurance, the LC Facility Administrative Agent shall have received evidence that application has been made for such insurance and that the initial premiums required with respect thereto have been paid), each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the LC Facility Collateral Agent, on behalf of each Secured Party, as additional insured, in form and substance satisfactory to the LC Facility Collateral Agent;

(h)              the LC Facility Collateral Agent shall have received:

(i)            with respect to each Mortgage encumbering any Real Property, a mortgage amendment (a “Mortgage Amendment”) duly executed and acknowledged by the applicable Credit Party, and in form for recording in the recording office where each such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the LC Facility Collateral Agent;

(ii)           with respect to each Mortgage Amendment, an endorsement with respect to the existing mortgage title insurance policy (collectively, the “Title Insurance Policy”) relating to the Mortgage encumbering such Real Property assuring the LC Facility Collateral Agent that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such Real Property in favor of the LC Facility Collateral Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except Permitted Encumbrances and Permitted Liens (as defined in the applicable Mortgage), and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the LC Facility Collateral Agent; and

(iii)          with respect to each Mortgage Amendment, opinions of local counsel to the Credit Parties, which opinions (x) shall be addressed to the LC Facility Collateral Agent and each of the Lenders, (y) shall cover the enforceability of the respective Mortgage as amended by the Mortgage Amendment and such other matters incident to the transactions contemplated herein as the LC Facility Collateral Agent may reasonably request and (z) shall be in form and substance reasonably satisfactory to the LC Facility Collateral Agent;

(i)               the Administrative Agents shall have received, in form and substance satisfactory to such Agents, such opinion letters of counsel to Credit Parties with respect to the Financing Agreements and such other matters as such Agents may request;

(j)               the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to the Administrative Agents, in form and substance satisfactory to such Agents;

(k)              after giving pro forma effect to the Amendment and Restatement, the Credit Parties shall have no outstanding Indebtedness or Disqualified Capital Stock other than (a) the Loans and other extensions of credit hereunder, (b) the Senior Secured Notes in an aggregate principal amount not to exceed $150.0 million, and (c) other Indebtedness permitted by clauses (f), (g), (h) and (k) of Section 9.9;

(l)               the Administrative Agents shall have received and shall be satisfied with the form and substance of audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for the 2002, 2003 and 2004 fiscal years and unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of Parent for (i) the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, compared to the fiscal quarter ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively (with respect to which the independent public accountants of Parent shall have performed a PCAOB AU 722 review) and (ii) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Administrative Agents pursuant to the immediately preceding clause (i) and ended 30 days before the Amendment and Restatement Effective Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Administrative Agents;

(m)             the Administrative Agents shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Parent as of and for the twelve-month period ending September 30, 2005, prepared after giving effect to the Amendment and Restatement as if the Amendment and Restatement had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to the Administrative Agents;

(n)              the Administrative Agents shall be satisfied that Parent’s Consolidated EBITDA for the period of four consecutive fiscal quarters ended September 30, 2005 shall not be less than $85.0 million;

(o)              the Administrative Agents shall be satisfied that Parent’s ratio of Consolidated Indebtedness (excluding capitalized environmental liabilities) as of the Amendment and Restatement Effective Date to Consolidated EBITDA for the period of four consecutive fiscal quarters ended September 30, 2005 shall be no more than 1.85 to 1.0;

(p)              the Administrative Agents shall have received a solvency certificate in the form of Exhibit E, dated the Amendment and Restatement Effective Date and signed by the chief financial officer of Parent;

(q)              the Administrative Agents shall be satisfied that all requisite governmental authorities and third parties shall have approved or consented to the Amendment and Restatement and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Amendment and Restatement or the other transactions contemplated hereby;

(r)               the Agents shall have received all documentation and other information requested by them under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act;

(s)              the Agents shall have received all fees and other amounts due and payable on or prior to the Amendment and Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the LC Facility Administrative Agent, and Bingham McCutchen LLP, special counsel to BANA and Revolving Administrative Agent, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors to any Agent) required to be reimbursed or paid by Parent hereunder or any other Financing Agreements;

(t)               the Amended and Restated Security Agreement shall be in form and substance satisfactory to the Joint Lead Arrangers and the Administrative Agents and have been duly executed and delivered by all parties thereto and such further amendments or modifications to the Security Documents as are reasonably requested by the Administrative Agents to reflect the Amendment and Restatement shall have been fully executed and delivered to the Collateral Agents;

(u)              each Collateral Agent shall have perfected, first priority Liens on and security interests in all Collateral (subject to Liens permitted by Section 9.8) in which such Collateral Agent has been granted a security interest;

(v)              each Collateral Agent shall have received the Perfection Certificate dated the Amendment and Restatement Effective Date and signed by an executive officer or chief financial officer of each Credit Party, together with all attachments contemplated thereby, including (where applicable) the results of a search of the UCC judgment, tax and bankruptcy (or equivalent) filings and the PPSA filings made with respect to the Credit Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to each Collateral Agent, as applicable, that the Liens indicated by such financing statements (or similar documents) are permitted under Section 9.8 or arrangements satisfactory to the Collateral Agents have been made for the release or discharge thereof;

(w)             each Administrative Agent shall have received from Parent a Closing Certificate in the form of Exhibit H attached hereto, dated the Amendment and Restatement Effective Date and signed by the chief financial officer of Parent;

(x)               the Borrowers shall deliver to the Administrative Agents a fully completed Borrowing Base Certificate (the information therein to be as current as of October 31, 2005); and

(y)              the Replaced LC Facility Letters of Credit shall have been returned to the LC Facility Issuing Bank and replaced by (i) new LC Facility Letters of Credit and (ii) letters of credit issued pursuant to the Revolving Letter of Credit Accommodations as described in Schedule 4.1(y).

4.2           Conditions Precedent to All Loans, LC Facility Letters of Credit and Revolving Letter of Credit Accommodations.  Each of the following is an additional condition precedent to (a) Revolving Administrative Agent and Revolving Lenders making Revolving Loans and/or providing Revolving Letter of Credit Accommodations to Borrowers, including the initial Revolving Loans and Revolving Letter of Credit Accommodations, and any future Revolving Loans and Revolving Letter of Credit Accommodations, and (b) LC Facility Administrative Agent and LC Facility Lender issuing LC Facility Letters of Credit to US Borrowers, including the initial LC Facility Letters of Credit, and Revolving Letter of Credit Accommodations and any future LC Facility Letters of Credit (and including any amendment, extension or renewal thereof):

(a)              (1) the Revolving Administrative Agent shall have received a borrowing request (i) in form satisfactory to Revolving Administrative Agent if Revolving Loans are being requested which borrowing request shall certify that the last sentence of Section 2.2 shall not be contravened thereby or (ii) as required by Section 2.4(d) in the case of the issuance, amendment, extension or renewal of a Revolving Letter of Credit Accommodation, or (2) in the case of the issuance, amendment, extension or renewal of a LC Facility Letter of Credit, the LC Facility Administrative Agent and the LC Facility Issuing Bank shall have received a notice requesting the issuance, amendment, extension or renewal of such LC Facility Letter of Credit as required by Section 2.6 and approval thereof by the LC Facility Administrative Agent;

(b)              all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan, or the issuance, extension or amendment of any LC Facility Letter of Credit or Revolving Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(c)              no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans, the provision of each such LC Facility Letter of Credit or the provision of the Revolving Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements; or (ii) has or could reasonably be expected to have a Material Adverse Effect on the assets, business or prospects of any Credit Party or would impair the ability of any Credit Party to perform its obligations hereunder or under any of the other Financing Agreements or of Agents and Lenders to enforce any Obligations or realize upon any of the Collateral;

(d)              no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan, providing each such LC Facility Letter of Credit or providing each such Revolving Letter of Credit Accommodation and after giving effect thereto;

(e)              after giving effect to such Revolving Loan, Revolving Letter of Credit Accommodation, or issuance, amendment or extension of such LC Facility Letter of Credit, Parent shall be in compliance with the Senior Secured Notes Indenture; and

(f)               in addition to the other conditions precedent to Revolving Administrative Agent and Revolving Lenders making Loans and/or providing Revolving Letter of Credit Accommodations to Borrowers, the conditions to Loans and Revolving Letter of Credit Accommodations by or on behalf of Canadian Lender in favor of Canadian Borrowers shall also include that no requirement of the Minister of National Revenue for payment pursuant to Section 224, or any successor section, of the Income Tax Act (Canada) or

Section 317, or any successor section of the Excise Act (Canada) or any comparable provision of similar legislation shall have been received by Revolving Administrative Agent, Canadian Lender or any other Person in respect of a Canadian Borrower or otherwise issued in respect of a Canadian Borrower.

SECTION 5.         GRANT AND PERFECTION OF SECURITY INTEREST.

5.1           Grant of Security Interests in Accounts Collateral.  To secure payment and performance of all Obligations, each US Credit Party hereby confirms the grant to the Accounts Collateral Agent for the benefit of itself and each other Secured Party pursuant to the Original Credit Agreement and in furtherance thereof hereby grants to the Accounts Collateral Agent for the benefit of itself and each other Secured Party, a continuing security interest in, a Lien upon, and a right of set off against, all right, title and interest of the US Credit Parties in all of the following property, whether now owned or hereafter acquired or existing, and wherever located (the “Accounts Collateral”):

(i)      all Accounts;

(ii)     all General Intangibles that arise from, relate to, or constitute proceeds of, Accounts;

(iii)    all Chattel Paper (including all tangible and Electronic Chattel Paper) that arise from, relate to, or constitute proceeds of Accounts;

(iv)    all Instruments (including all promissory notes) that arise from, relate to, or constitute proceeds of Accounts;

(v)     all Documents that arise from, relate to, or constitute proceeds of Accounts;

(vi)    all US Blocked Accounts;

(vii)   all letters of credit, banker’s acceptances and similar instruments and including all Letter-of-Credit Rights that arise from, relate to, or constitute proceeds of Accounts;

(viii)  all Supporting Obligations to and in respect of Receivables, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, Letters of Credit and credit and other insurance related to Receivables, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) Goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(ix)    all Investment Property (including securities, whether certificated or uncertificated, Securities Accounts, security entitlements, Commodity Contracts or Commodity Accounts) and all monies, credit balances, deposits and other property of any

Credit Party now or hereafter held or received by or in transit to any US Revolving Secured Party or their Affiliates or at any other depository or other institution from or for the account of any US Credit Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise, in each case, that arise from, relate to, or constitute proceeds of Accounts;

(x)     all Commercial Tort Claims relating to Accounts or Receivables;

(xi)    to the extent not otherwise described above, all Receivables; and

(xii)   all products and Proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the Accounts Collateral.

Notwithstanding the foregoing, the “Accounts Collateral” shall not extend to or include any cash or cash equivalents released from any US Blocked Account to Borrowers in accordance with Section 6.3.

5.2           Grant of Security Interests in Canadian Accounts Collateral.  To secure payment and performance of all Canadian Obligations, (a) each Canadian Borrower hereby confirms the grant to the Canadian Collateral Agent for the benefit of itself and each other Canadian Secured Party pursuant to the Original Credit Agreement, of a continuing security interest in, a Lien upon, and a right of set off against, all right, title and interest of the Canadian Borrowers in all of the following property to which the PPSA applies, whether now owned or hereafter acquired or existing, and wherever located (the “Canadian Accounts Collateral”):

(i)      all Accounts;

(ii)     all General Intangibles that arise from, relate to, or constitute proceeds of, Accounts;

(iii)    all Chattel Paper (including all tangible and Electronic Chattel Paper) that arise from, relate to, or constitute proceeds of Accounts;

(iv)    all Instruments (including all promissory notes) that arise from, relate to, or constitute proceeds of Accounts;

(v)     all Documents that arise from, relate to, or constitute proceeds of Accounts;

(vi)    all Canadian Blocked Accounts;

(vii)   all letters of credit, banker’s acceptances and similar instruments and including all Letter-of-Credit Rights that arise from, relate to, or constitute proceeds of Accounts;

(viii)  all Supporting Obligations to and in respect of Receivables, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, Letters of Credit and credit and other insurance related to Receivables, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) Goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(ix)    all Investment Property (including securities, whether certificated or uncertificated, Securities Accounts, security entitlements, Commodity Contracts or Commodity Accounts) and all monies, credit balances, deposits and other property of any Canadian Borrower now or hereafter held or received by or in transit to any Canadian Secured Party or their Affiliates or at any other depository or other institution from or for the account of any Canadian Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, in each case, that arise from, relate to, or constitute proceeds of Accounts;

(x)     all Commercial Tort Claims relating to Accounts or Receivables;

(xi)    to the extent not otherwise described above, all Receivables; and

(xii)   all products and Proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the Canadian Accounts Collateral; and

(b)     each Quebec Borrower has executed the Deed of Hypothec and the Moveable Hypothec.

Notwithstanding the foregoing, the “Canadian Accounts Collateral” shall not extend to or include any cash or cash equivalents released from any Canadian Blocked Account to Borrowers in accordance with Section 6.3.

5.3           Perfection of Security Interests in Accounts Collateral.

(a)     Each US Credit Party irrevocably and unconditionally authorizes the Accounts Collateral Agent (or its agents) to file at any time and from time to time such financing statements with respect to the Accounts Collateral naming the Accounts Collateral Agent or its designee as the secured party and each such US Credit Party as debtor, as the Accounts Collateral Agent may require, and including any other information with respect to each such US Credit Party or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as the Accounts Collateral Agent may determine, together with any amendments and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the Original Effective Date.  Each US Credit Party hereby ratifies and approves all financing statements naming the Accounts Collateral Agent or its designee as secured party and each such US Credit Party as debtor (and any amendments with respect to such financing statements) filed by or on behalf of the Accounts Collateral Agent prior to the Original

Effective Date and ratifies and confirms the authorization of the Accounts Collateral Agent to file such financing statements (and amendments, if any).  Each US Credit Party hereby authorizes the Accounts Collateral Agent or its designee to adopt on behalf of each such US Credit Party any symbol required for authenticating any electronic filing.  In no event shall any US Credit Party at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) without the prior consent of the Accounts Collateral Agent.

(b)           US Credit Parties do not have any Chattel Paper (whether tangible or electronic) or Instruments as of the Amendment and Restatement Effective Date, except as set forth in the Perfection Certificate.  In the event that any US Credit Party shall be entitled to or shall receive any Chattel Paper or Instrument after the Amendment and Restatement Effective Date constituting Accounts Collateral, US Credit Parties shall promptly notify the Accounts Collateral Agent.  Promptly upon the receipt thereof by or on behalf of any US Credit Party (including by any agent or representative), US Credit Parties shall deliver, or cause to be delivered, to the Accounts Collateral Agent, all tangible Chattel Paper and Instruments that any US Credit Party may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Accounts Collateral Agent may from time to time specify.

(c)           In the event that any US Credit Party shall at any time hold or acquire an interest in any Electronic Chattel Paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) constituting Accounts Collateral, US Credit Parties shall promptly notify the Accounts Collateral Agent.  Promptly upon the Accounts Collateral Agent’s request, US Credit Parties shall take, or cause to be taken, such actions as the Accounts Collateral Agent may reasonably request to give the Accounts Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           US Credit Parties do not have any Deposit Accounts as of the Amendment and Restatement Effective Date, except as set forth in the Perfection Certificate.  US Credit Parties shall not, directly or indirectly, after the Amendment and Restatement Effective Date open, establish or maintain any Deposit Account constituting Accounts Collateral unless each of the following conditions is satisfied:  (i) the Accounts Collateral Agent shall have received not less than five (5) Business Days prior written notice of the intention of any US Credit Party to open or establish such Deposit Account which notice shall specify in reasonable detail and specificity acceptable to the Accounts Collateral Agent, the name of the Deposit Account, the owner of the Deposit Account, the name and address of the bank or other financial institution at which such Deposit Account is to be opened or established, the individual at such bank or other financial institution with whom such US

Credit Party is dealing and the purpose of the account, (ii) the bank or other financial institution where such account is opened or maintained shall be acceptable to the Accounts Collateral Agent, and (iii) on or before the opening of such Deposit Account, such US Credit Party shall, as the Accounts Collateral Agent shall specify with respect to any Blocked Account, either (A) deliver to the Accounts Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account duly authorized, executed and delivered by such US Credit Party and the bank at which such Deposit Account is opened and maintained, or (B) arrange for the Accounts Collateral Agent to become the customer of the bank with respect to the Deposit Account on terms and conditions acceptable to the Accounts Collateral Agent.  The terms of this subsection (d) shall not apply to Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of US Credit Parties’ salaried employees.

(e)           US Credit Parties do not own or hold, directly or indirectly, beneficially or as record owner or both, any Investment Property, as of the Amendment and Restatement Effective Date, or have any Securities Account, Commodity Account or other similar account with any bank or other financial institution or other Securities Intermediary or Commodity Intermediary as of the Amendment and Restatement Effective Date, in each case except as set forth in the Perfection Certificate.

(i)            In the event that any US Credit Party shall be entitled to or shall at any time after the Amendment and Restatement Effective Date hold or acquire any certificated securities constituting Accounts Collateral, such US Credit Party shall promptly endorse, assign and deliver the same to Accounts Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Accounts Collateral Agent may from time to time specify.  If any securities constituting Accounts Collateral, now or hereafter acquired by any US Credit Party, are uncertificated and are issued to such US Credit Party or its nominee directly by the issuer thereof, such US Credit Party shall immediately notify Accounts Collateral Agent thereof and shall, as the Accounts Collateral Agent may specify, either (A) cause the issuer to agree to comply with instructions from the Accounts Collateral Agent as to such securities, without further consent of such US Credit Party or such nominee, or (B) arrange for the Accounts Collateral Agent to become the registered owner of the securities.

(ii)           US Credit Parties shall not, directly or indirectly, after the Amendment and Restatement Effective Date open, establish or maintain any Securities Account or Commodity Account constituting Accounts Collateral with any Securities Intermediary or Commodity Intermediary unless each of the following conditions is satisfied:  (A) the Accounts Collateral Agent shall have received not less than five (5) Business Days prior written notice of the intention of a US Credit Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to the Accounts Collateral Agent the name of the account, the owner of the account, the name and address of the Securities Intermediary or Commodity Intermediary at which such account is to be opened or established, the individual at such intermediary with whom such US Credit Party is dealing and the purpose of the account, (B) the Securities Intermediary or Commodity Intermediary (as the case may be) where such account is opened or maintained shall be acceptable to the Accounts Collateral Agent, and (C) on or before the opening of such Securities Account or Commodity Account, such US Credit Party shall, as the Accounts Collateral Agent may specify, either (1) execute and deliver, and cause to be executed and delivered to the Accounts Collateral Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such US Credit Party and such Securities Intermediary or Commodity Intermediary, or (2) arrange for the Accounts Collateral Agent to become the entitlement holder with respect to such

Investment Property on terms and conditions acceptable to the Accounts Collateral Agent.

(f)            No US Credit Party is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the Amendment and Restatement Effective Date, except as set forth in the Perfection Certificate.  In the event that any US Credit Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument constituting Accounts Collateral, whether as beneficiary thereof or otherwise after the Amendment and Restatement Effective Date, such US Credit Party shall promptly notify the Accounts Collateral Agent.  Each US Credit Party shall immediately, as the Accounts Collateral Agent may specify, either (i) deliver, or cause to be delivered to the Accounts Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to the Accounts Collateral Agent, consenting to the assignment of the proceeds of the letter of credit to the Accounts Collateral Agent by such US Credit Party and agreeing to make all payments thereon directly to the Accounts Collateral Agent or as such Collateral Agent may otherwise direct, or (ii) cause the Accounts Collateral Agent to become, at US Credit Parties’ expense, the transferee beneficiary of the Letter of Credit, banker’s acceptance or similar instrument (as the case may be).

(g)           No US Credit Party has Commercial Tort Claims as of the Amendment and Restatement Effective Date, except as set forth in the Perfection Certificate.  In the event that any US Credit Party shall at any time after the Amendment and Restatement Effective Date acquire any Commercial Tort Claim constituting Accounts Collateral, such US Credit Party shall promptly notify the Accounts Collateral Agent, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim, and (ii) include the express grant by such US Credit Party to the Accounts Collateral Agent of a security interest in such Commercial Tort Claim.  In the event that such notice does not include such grant of a security interest, the sending thereof by such US Credit Party to the Accounts Collateral Agent shall be deemed to constitute such grant to the Accounts Collateral Agent.  Upon the sending of such notice, any Commercial Tort Claim described therein shall constitute part of the Accounts Collateral and shall be deemed included therein.  Without limiting the authorization the Accounts Collateral Agent provided in Section 5.3(a) and (b) hereof or otherwise arising by the execution by US Credit Parties of this Agreement, the Accounts Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming the Accounts Collateral Agent or its designee as secured party and each US Credit Party as debtor, or any amendments to any financing statements, covering any such Commercial Tort Claim as Accounts Collateral.  In addition, US Credit Parties shall promptly upon the Accounts Collateral Agent’s request, execute and deliver, or cause to be executed and delivered, to the Accounts Collateral Agent such other agreements, documents and instruments as the Accounts Collateral Agent may require in connection with such Commercial Tort Claim.

(h)           US Credit Parties shall take any other actions reasonably requested by the Accounts Collateral Agent from time to time to cause the attachment, perfection and first priority of, and the ability of the Accounts Collateral Agent to enforce, the security interest of the Accounts Collateral Agent in any and all of the Accounts Collateral, including, without limitation,

(i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, the PPSA or other applicable law, to the extent, if any, that a US Credit Party’s signature thereon is required therefor, (ii) complying with any provision of any statute, regulation or treaty of the United States or Canada as to any applicable portion of the Accounts Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Accounts Collateral Agent to enforce, its security interest in such Accounts Collateral, or (iii) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on the Accounts Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.4           Perfection of Security Interest in Canadian Collateral.

(a)           Each Canadian Borrower irrevocably and unconditionally authorizes the Canadian Collateral Agent to file at any time and from time to time such financing statements and financing change statements with respect to the Canadian Accounts Collateral naming the Canadian Collateral Agent or its designee as the secured party and each Canadian Borrower as debtor, as Canadian Collateral Agent may require, which authorization shall apply to all financing statements filed on, prior to or after the Original Effective Date.  Each Canadian Borrower hereby ratifies and approves all financing statements naming the Canadian Collateral Agent or its designee as secured party and each Canadian Borrower as debtor (and any amendments with respect to such financing statements) filed by or on behalf of Canadian Collateral Agent prior to the Original Effective Date and ratifies and confirms the authorization of Canadian Collateral Agent to file such financing statements (and amendments, if any).  In no event shall any Canadian Borrower at any time file, or permit or cause to be filed,  any financing change statement, discharge or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) without the prior consent of the Canadian Collateral Agent.

(b)           Canadian Borrowers do not have any Chattel Paper (whether tangible or electronic) or Instruments as of the Amendment and Restatement Effective Date, except as set forth in the Perfection Certificate.  In the event that any Canadian Borrower shall be entitled to or shall receive any Chattel Paper or Instrument after the Amendment and Restatement Effective Date, Canadian Borrowers shall promptly notify the Canadian Collateral Agent.  Promptly upon the receipt thereof by or on behalf of any Canadian Borrowers (including by any agent or representative), Canadian Borrowers shall deliver, or cause to be delivered to the Canadian Collateral Agent, all tangible Chattel Paper and Instruments that any Canadian Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Canadian Collateral Agent may from time to time specify.

(c)           Canadian Borrowers do not have any Deposit Accounts as of the Amendment and Restatement Effective Date, except as set forth in the Perfection Certificate.  Canadian Borrowers shall not, directly or indirectly, after the Amendment and Restatement Effective Date open, establish or maintain any Deposit Account unless each of the following conditions is satisfied:  (i) Canadian Collateral Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Canadian Borrower to open or establish such Deposit Account which notice shall specify in reasonable detail and specificity acceptable to the Canadian Collateral Agent, the name of the Deposit Account, the owner of the Deposit Account, the name and address of the bank or other financial institution at which such Deposit Account is to be opened or established, the individual at such bank or other financial institution with whom such Canadian Borrower is dealing and the purpose of the account, (ii) the bank or other financial institution where such account is opened or maintained shall be acceptable to the Canadian Collateral Agent, and (iii) on or before the opening of such Deposit Account, such Canadian Borrower shall, as the Canadian Collateral Agent shall specify with respect to any Blocked Account, either (A) deliver to Canadian Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account duly authorized, executed and delivered by such Canadian Borrower and the bank at which such deposit account is opened and maintained, or (B) arrange for the Canadian Collateral Agent to become the customer of the bank with respect to the Deposit Account on terms and conditions acceptable to Canadian Collateral Agent.  The terms of this subsection (d) shall not apply to Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Canadian Borrowers’ salaried employees.

(d)           Canadian Borrowers do not own or hold, directly or indirectly, beneficially or as record owner or both, any Investment Property, as of the Amendment and Restatement Effective Date, or have any Securities Account, Commodity Account or other similar account with any bank or other financial institution or other Securities Intermediary or Commodity Intermediary as of the Amendment and Restatement Effective Date, in each case except as set forth in the Perfection Certificate.  Canadian Borrowers shall not, directly or indirectly, after the Amendment and Restatement Effective Date open, establish or maintain any Securities Account or Commodity Account constituting Canadian Accounts Collateral with any Securities Intermediary or Commodity Intermediary unless each of the following conditions is satisfied:  (A) Canadian Collateral Agent shall have received not less than five (5) Business Days prior written notice of the intention of a Canadian Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Canadian Collateral Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Canadian Borrower is dealing and the purpose of the account, (B) the Securities Intermediary or Commodity Intermediary (as the case may be) where such account is opened or maintained shall be acceptable to the Canadian Collateral Agent, and (C) on or before the opening of such Securities Account or Commodity Account, such Canadian Borrower shall, as the Canadian Collateral Agent may specify, either (1) execute and deliver, and cause to be executed and delivered to the Canadian Collateral Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Canadian Borrower and such securities intermediary or commodity intermediary, or (2) arrange for Canadian Collateral Agent to become the entitlement holder with respect to such Investment Property on terms and conditions acceptable to Canadian Collateral Agent.

(e)           No Canadian Borrower is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the Amendment and Restatement Effective Date, except as set forth in the Perfection Certificate.  In the event that any Canadian Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the Amendment and Restatement Effective Date, such Canadian Borrower shall promptly notify Canadian Collateral Agent.  Each Canadian Borrower shall immediately, as the Canadian Collateral Agent may specify, either (i) deliver, or cause to be delivered to Canadian Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Canadian Collateral Agent, consenting to the assignment of the proceeds of the letter of credit to Canadian Collateral Agent by such Canadian Borrower and agreeing to make all payments thereon directly to Canadian Collateral Agent or as Canadian Collateral Agent may otherwise direct, or (ii) cause Canadian Collateral Agent to become, at Canadian Borrowers’ expense, the transferee beneficiary of the Letter of Credit, banker’s acceptance or similar instrument (as the case may be).

(f)            No Canadian Borrower has Commercial Tort Claims as of the Amendment and Restatement Effective Date, except as set forth in the Perfection Certificate.  In the event that any Canadian Borrower shall at any time after the Amendment and Restatement Effective Date acquire any Commercial Tort Claim, such Canadian Borrower shall promptly notify the Canadian Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim, and (ii) include the express grant by such Canadian Borrower to Canadian Collateral Agent of a security interest in such Commercial Tort Claim.  In the event that such notice does not include such grant of a security interest, the sending thereof by such Canadian Borrower to Canadian Collateral Agent shall be deemed to constitute such grant to Canadian Collateral Agent.  Upon the sending of such notice, any Commercial Tort Claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Canadian Collateral Agent provided in Section 5.2(a) and (b) hereof or otherwise arising by the execution by Canadian Borrowers of this Agreement, Canadian Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Canadian Collateral Agent or its designee as secured party and each Canadian Borrower as debtor, or any amendments to any financing statements, covering any such Commercial Tort Claim as Collateral.  In addition, Canadian Borrowers shall promptly upon Canadian Collateral Agent’s request, execute and deliver, or cause to be executed and delivered, to Canadian Collateral Agent such other agreements, documents and instruments as Canadian Collateral Agent may require in connection with such Commercial Tort Claim.

(g)           Canadian Borrowers shall take any other actions reasonably requested by the Canadian Collateral Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Canadian Collateral Agent to enforce, the security interest of Canadian Collateral Agent in any and all of the Collateral which has been pledged to Canadian Collateral Agent, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, the PPSA or other applicable law, to the extent, if any, that a Canadian Borrower’s signature thereon is required therefor, (ii) complying with any provision of any statute, regulation or treaty of the United States or Canada as to any applicable portion of the Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Canadian Collateral Agent to enforce, the security interest of Canadian Collateral Agent in such Collateral, or (iii) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on such Collateral, and taking all actions required by any earlier versions of the PPSA, UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6.         COLLECTION AND ADMINISTRATION.

6.1           US Borrowers’ Loan Account.

(a)           Revolving Administrative Agent shall maintain one or more loan account(s) on its books in which shall be recorded (i) all US Revolving Loans, Revolving Letter of Credit Accommodations and other US Revolving Obligations, (ii) all payments made by or on behalf of US Borrowers in respect thereof, and (iii) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest in respect of the US Revolving Obligations.  All entries in the loan account(s) shall be made in accordance with Revolving Administrative Agent’s customary practices as in effect from time to time.

(b)           Canadian Collateral Agent shall maintain one or more loan account(s) on its books in which shall be recorded (i) all Canadian Revolving Loans and other Canadian Obligations, (ii) all payments made by or on behalf of Canadian Borrowers in respect thereof, and (iii) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Canadian Collateral Agent’s customary practices as in effect from time to time.

6.2           Statements.

(a)           Revolving Administrative Agent shall render to US Borrowers each month a statement setting forth the balance in the US Borrowers’ loan account(s) maintained by Revolving Administrative Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Revolving Administrative Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by US Borrowers and conclusively binding upon US Borrowers as an account stated except to the extent that Revolving Administrative Agent receives a written notice from US Borrowers of any specific exceptions of US Borrower thereto within thirty (30) days after the date such statement has been mailed by Revolving Administrative Agent.  Until such time as Revolving Administrative Agent shall have rendered to US Borrowers a written statement as provided above, the balance in US Borrowers’ loan account(s) shall be presumptive evidence of the amounts due and owing to Revolving Administrative Agent and US Revolving Lenders by US Borrowers.

(b)           US Borrowers shall deliver or cause to be delivered (at the expense of US Borrowers) to the Revolving Administrative Agent and the LC Facility Administrative Agent (i) each month so long as Excess Availability is at least $15.0 million, or (ii) weekly or daily, in the sole discretion of the Revolving Administrative Agent if the Excess Availability is less than $15.0 million, a US Borrowing Base Certificate accompanied by a calculation of the amount applicable to payables and held checks, together with such supporting detail and documentation as shall be requested by the Revolving Administrative Agent in its reasonable credit judgment.

The delivery of each certificate and report or any other information delivered pursuant to this Section 6.2(b) shall constitute a representation and warranty by US Borrowers that the statements and information contained therein are true and correct in all material respects on and as of such date.

(c)           The Canadian Collateral Agent shall render to Canadian Borrowers and the Revolving Administrative Agent each month a statement setting forth the balance in the Canadian Borrowers’ loan account(s) maintained by Canadian Collateral Agent for Canadian Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Canadian Collateral Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Canadian Borrowers and conclusively binding upon Canadian Borrowers as an account stated except to the extent that Canadian Collateral Agent receives a written notice from Canadian Borrowers of any specific exceptions of Canadian Borrowers thereto within thirty (30) days after the date such statement has been mailed by Canadian Collateral Agent.  Until such time as Canadian Collateral Agent shall have rendered to Canadian Borrowers a written statement as provided above, the balance in Canadian Borrowers’ loan account(s) shall be presumptive evidence of the amounts due and owing to Canadian Collateral Agent and Canadian Lender by Canadian Borrowers.

(d)           Canadian Borrowers shall deliver or cause to be delivered (at the expense of Canadian Borrowers) to the Revolving Administrative Agent, the Canadian Collateral Agent and the LC Facility Collateral Agent (i) each month, so long as Excess Availability is at least $15.0 million, or (ii) weekly or daily, in the sole discretion of the Revolving Administrative Agent if Excess Availability is less than $15.0 million, a Canadian Borrowing Base Certificate accompanied by a calculation of the amount applicable to payables and held checks, together with such supporting detail and documentation as shall be requested by the Revolving Administrative Agent in its reasonable credit judgment.

The delivery of each certificate and report or any other information delivered pursuant to this Section 6.2(d) shall constitute a representation and warranty by Canadian Borrowers that the statements and information contained therein are true and correct in all material respects on and as of such date.

6.3           Collection of Accounts.

This Section 6.3 shall only apply prior to the Discharge of Revolving Obligations.

(a)           US Credit Parties shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “US Blocked Accounts”), as the Accounts Collateral Agent may specify, with such banks as are acceptable to Accounts Collateral Agent into which US Credit Parties shall promptly deposit and direct their account debtors to directly remit all payments on Receivables (except that any Deposit Accounts into which payments on Receivables are deposited shall not be required to be maintained as US Blocked Accounts to the extent that no more than $50,000 in the aggregate is maintained in all such Deposit Accounts that are not US Blocked Accounts at any time), whether by cash, check or other manner.  US Credit Parties shall deliver, or cause to be delivered to Accounts Collateral Agent, a Depository Account Control Agreement duly authorized, executed and delivered by each bank where a US Blocked Account is maintained as provided in Section 5.3 hereof or at any time and from time to time Accounts Collateral Agent may become bank’s customer with respect to the US Blocked Accounts and promptly upon Accounts Collateral Agent’s request, US Credit Parties shall execute and deliver such agreements or documents as Accounts Collateral Agent may require in connection therewith.  Prior to the Discharge of Revolving Obligations, US Credit Parties agree that all payments made to such US Blocked Accounts or other funds received and collected by Revolving Administrative Agent, whether in respect of the Receivables or otherwise shall be treated as payments to Revolving Administrative Agent for the benefit of US Revolving Secured Parties in respect of the US Revolving Obligations and therefore shall constitute the property of the Revolving Secured Parties to the extent of the then outstanding US Revolving Obligations.

(b)           For purposes of calculating the amount of the US Revolving Loans available to US Borrowers, (i) if there are outstanding US Revolving Loans, such payments will be applied (conditional upon final collection) to the US Revolving Obligations on the Business Day of receipt by Revolving Administrative Agent of immediately available funds in the Revolving Agent Payment Account provided such payments and notice thereof are received in accordance with Revolving Administrative Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit US Borrowers’ loan account(s) on such day, and if not, then on the next Business Day, or (ii) if no US Revolving Loans are outstanding, such amount shall be transferred to an account agreed to by Revolving Administrative Agent and Parent unless an Event of Default shall have occurred and is continuing.

(c)           Each US Credit Party and its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for US Revolving Secured Parties, receive, as the property of US Revolving Secured Parties, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the US Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Revolving Administrative Agent for the benefit of itself and the other US Revolving Secured Parties ..  In no event shall the same be commingled with any US Credit Party’s own funds.  Each US Credit Party agrees to reimburse Revolving Administrative Agent and the other US Revolving Secured Parties on demand for any amounts owed or paid to any bank at which a US Blocked Account is established or any other bank or person involved in the transfer of funds to or from the US Blocked Accounts arising out of Revolving Administrative Agent’s or any other US Revolving Secured Party’s payments to or indemnification of such bank or person.  The obligation of US Credit Parties to reimburse Revolving Administrative Agent and the other US Revolving Secured Parties for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

(d)           No US Credit Party shall permit any payment relating to or constituting proceeds of Collateral other than Accounts Collateral to be deposited into any US Blocked Account or the Revolving Agent Payment Account.  All payments relating to or constituting proceeds of Collateral other than Accounts Collateral shall instead be deposited into (i) a Canadian Blocked Account, to the extent constituting proceeds of Canadian Accounts Collateral or (ii) in all other cases, a Deposit Account which is subject to a Deposit Account Control Agreement in favor of LC Facility Collateral Agent for the benefit of the Secured Parties.  US Credit Parties shall immediately notify each Administrative Agent if any payment or deposit is made contrary to this provision.

(e)           Canadian Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Canadian Blocked Accounts”), as the Canadian Collateral Agent may specify, with such banks as are acceptable to Canadian Collateral Agent into which Canadian Borrowers shall promptly deposit and direct their account debtors to directly remit all payments on Receivables, whether by cash, check or other manner.  Canadian Borrowers shall deliver, or cause to be delivered to Canadian Collateral Agent, a Depository Account Control Agreement duly authorized, executed and delivered by each bank where a Canadian Blocked Account is maintained as provided in Section 5.4 hereof or at any time and from time to time Canadian Collateral Agent may become bank’s customer with respect to the Canadian Blocked Accounts and promptly upon Canadian Collateral Agent’s request, Canadian Borrowers shall execute and deliver such agreements or documents as Canadian Collateral Agent may require in connection therewith.  Canadian Borrowers agree that all payments made to such Canadian Blocked Accounts or other funds received and collected by Revolving Administrative Agent or Canadian Collateral Agent, as the case may be, whether in respect of the Receivables or otherwise shall be treated as payments to Canadian Collateral Agent for the benefit of Canadian Secured Parties in respect of the Canadian Obligations and therefore shall constitute the property of the Canadian Secured Parties to the extent of the then outstanding Canadian Obligations.

(f)            For purposes of calculating the amount of the Canadian Revolving Loans available to Canadian Borrowers, (i) if there are outstanding Canadian Revolving Loans, such payments will be applied (conditional upon final collection) to the Canadian Obligations on the Business Day of receipt by Revolving Administrative Agent or Canadian Collateral Agent, as the case may be, of immediately available funds in the Canadian Payment Account provided such payments and notice thereof are received in accordance with Canadian Collateral Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Canadian Borrowers’ loan account(s) on such day, and if not, then on the next Business Day, or (ii) if no Canadian Revolving Loans are outstanding, such amount shall be transferred to a Canadian Blocked Account agreed to by Revolving Administrative Agent and Parent unless an Event of Default shall have occurred and is continuing.

(g)           Each Canadian Borrower and its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Canadian Secured Parties, receive, as the property of Canadian Secured Parties, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Canadian Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Canadian Collateral Agent for the benefit of itself and the other Canadian Secured Parties.  In no event shall the same be commingled with any Canadian Borrower’s own funds.  Each Canadian Borrower agrees to reimburse Canadian Collateral Agent and the other Canadian Secured Parties on demand for any amounts owed or paid to any bank at which a Canadian Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Canadian Blocked Accounts arising out of Canadian Collateral Agent’s or any other Canadian Secured Party’s payments to or indemnification of such bank or person.  The obligation of Canadian Borrowers to reimburse Canadian Collateral Agent and the other Canadian Secured Parties for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4           Payments Under Revolving Facility.

(a)           All Revolving Obligations of US Borrowers shall be payable to the Revolving Agent Payment Account as provided in Section 6.3 and all Canadian Obligations of Canadian Borrowers shall be payable to the Canadian Payment Account or, in each case such other place as Revolving Administrative Agent or the Canadian Collateral Agent, as applicable, may designate from time to time.  Revolving Administrative Agent shall apply payments received or collected from US Borrowers or for the account of US Borrowers in respect of Accounts Collateral as follows:  first, to pay any fees, indemnities or expense reimbursements then due to Revolving Administrative Agent or US Revolving Lenders from Borrowers; second, to pay interest due in respect of any US Revolving Loans; third, to pay principal due on any US Revolving Loans made by Revolving Administrative Agent pursuant to Section 6.6 thereof; fourth, to pay principal due in respect of the US Revolving Loans; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as set forth in Section 10.2(i).  Canadian Collateral Agent shall apply payments received or collected from Canadian Borrowers or for the account of Canadian Borrowers in respect of Canadian Accounts Collateral as follows:  first, to pay any fees, indemnities or expense reimbursements then due to Canadian Collateral Agent or Canadian Lender from Canadian Borrowers; second, to pay interest due in respect of any Canadian Revolving Loans; third, to pay principal due on any Canadian Revolving Loans; fourth, to pay or prepay any other Canadian Obligations whether or not then due, in such order and manner as set forth in Section 10.2(k).  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrowers, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Revolving Lenders shall not apply any payments which they receive to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans, or (B) in the event that there are no outstanding Prime Rate Loans.

(b)           At Revolving Administrative Agent’s option, all principal, interest and fees provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers.  Except for such payments charged directly to the loan account(s) of Borrowers, Borrowers agree to pay all amounts due to be paid by them in accordance with this Agreement (including all costs and expenses)  within ten days after receipt of an invoice therefore from Revolving Administrative Agent.  Borrowers shall make all payments to Secured Parties on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, any Secured Party is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received.  US Borrowers shall be liable to pay to Secured Parties, and each US Borrower does hereby indemnify and hold each Secured Party harmless for the amount of any payments or proceeds surrendered or returned.  Canadian Borrowers shall be liable to pay to Canadian Secured

Parties, and each Canadian Borrower does hereby indemnify and hold each Canadian Secured Party harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

(c)           No payment to the Revolving Administrative Agent or any Revolving Lender shall discharge the Obligation in respect of which it was made unless and until the Revolving Administrative Agent or such Revolving Lender shall have received payment in full in the currency in which such Obligation was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such Obligation actual or contingent expressed in that currency, the applicable Borrowers jointly and severally agree to reimburse, indemnify and hold harmless the Revolving Administrative Agent or any Revolving Lender, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Agreement.

(d)           All valuations or computations of monetary amounts set forth in this Agreement shall include the US Dollar Equivalent of amounts in Canadian Dollars.  In connection with all Dollar amounts set forth in this Agreement, and the Borrowing Base, US Borrowing Base and Canadian Borrowing Base calculations, all Canadian Dollars shall be marked to market on a (i) monthly basis as long as the Excess Availability with respect to Canadian Loans equals or exceeds US$5,000,000, (ii) weekly basis as long as the Excess Availability with respect to Canadian Loans exceeds US$2,000,000 but is less than US$5,000,000, and (iii) daily basis as long as the Excess Availability with respect to Canadian Loans is less than or equal to US$2,000,000, taking into account in each case the Dollar Equivalent of all Revolving Loans outstanding in Canadian Dollars.

6.5           Authorization To Make Revolving Loans.

(a)           Each Agent and Lenders are authorized to make the Revolving Loans and provide the Revolving Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an authorized officer of Borrower Representative or other authorized person at the discretion of such Agent, if such Revolving Loans are necessary to satisfy any Obligations.  All requests for Revolving Loans or Revolving Letter of Credit Accommodations hereunder shall be made to the Revolving Administrative Agent and shall specify the date on which the requested advance is to be made or Revolving Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Revolving Loan.  Requests received after 12:00 noon Boston, Massachusetts time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Revolving Loans and Revolving Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Credit Parties when deposited to the credit of Borrowers or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

(b)           All Loans provided to US Borrowers shall be in or denominated in US Dollars and shall be disbursed only to bank accounts in the United States of America.  All Loans provided to Canadian Borrowers shall be in or denominated in either Canadian Dollars or US Dollars as Canadian Borrowers may specify and shall be disbursed only to bank accounts in Canada; provided, however, that in connection with any Loans denominated in Canadian Dollars, the Revolving Administrative Agent shall determine, in accordance with the Exchange Rate in effect on the date of the making of any such Loan, the US Dollar equivalent of such Loan (the “Dollar Equivalent Amount”).  Set forth on Schedule 6.5(b) are the bank accounts of each Borrower used by such Borrower for making payments of its Indebtedness and other obligations to which, as of the Amendment and Restatement Effective Date, proceeds of Loans may be disbursed.

6.6           Payment by Revolving Lenders and Settlement of Loans.  Each US Revolving Lender shall, not later than 12:00 noon (Boston time) on any requested borrowing date, wire to a bank designated by Revolving Administrative Agent the amount of that US Revolving Lender’s Pro Rata Share of the requested US Revolving Loan.  The failure of any US Revolving Lender to make the Revolving Loans required to be made by it shall not release any other Revolving Lender of its obligations hereunder to make its Revolving Loan.  Neither Revolving Administrative Agent nor any other Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Revolving Loan to be made by such other Revolving Lender.  Unless the Revolving Administrative Agent has received notice from a Revolving Lender that such Revolving Lender does not intend to fund a Revolving Loan and the basis for such action prior to 12:00 noon on the Business Day prior to the date any Revolving Loan is to be made, Revolving Administrative Agent shall be entitled to assume that all Revolving Lenders will make Revolving Loans as required hereunder and to make such Revolving Loans to the US Borrowers.  The foregoing notwithstanding, Revolving Administrative Agent, in its sole discretion, may from time to time make Revolving Loans on behalf of any or all Revolving Lenders including, without limitation, Revolving Loans with respect to Revolving Letter of Credit Accommodations that may be drawn.  In such event, the Revolving Lenders on behalf of whom Revolving Administrative Agent made the Revolving Loans, shall reimburse Revolving Administrative Agent for the amount of such Revolving Loan made on its behalf, on a weekly (or more frequent, as determined by Revolving Administrative Agent in its sole discretion) basis.  Settlements shall continue to occur during the continuance of a Default or an Event of Default and whether or not the applicable conditions precedent in Section 4 have been satisfied.  On each such settlement date, each such Revolving Lender shall pay to Revolving Administrative Agent, the net amount owing to Revolving Administrative Agent in connection with such settlement, as determined by Revolving Administrative Agent, including without limitation, amounts relating to Loans, fees, interest and other amounts payable hereunder.  If a Revolving Lender fails to pay the settlement amount due to Revolving Administrative Agent on the settlement date specified by Revolving Administrative Agent, such Revolving Lender shall pay to Revolving Administrative Agent on demand an amount equal to the product of (i) such amount times (ii)(A) the Federal Funds Rate during the period from and including the third day after such payment is required to be made, and (B) thereafter, the Interest Rate applicable to Prime Rate Loans to the date on which such payment is immediately available to Revolving Administrative Agent, times (iii) a fraction, the numerator of which is the number of days that elapsed from and including such settlement date to the date such settlement amount is immediately available to Revolving Administrative Agent and the denominator is 360.  In addition to the foregoing, if the amount of any such Revolving Lender’s Pro Rata Share of such Revolving Loans is not made available to Revolving Administrative Agent on any settlement date, the Revolving Administrative Agent shall be entitled to recover such amount from the applicable Borrowers upon demand with interest thereon at the Interest Rate applicable to Prime Rate Loans.

6.7           Use of Proceeds; Use of LC Facility Letters of Credit.  All Revolving Loans made or Revolving Letter of Credit Accommodations provided by Revolving Administrative Agent, Revolving Lenders and Reference Bank to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof.   None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any extension of credit hereunder to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8           Taxes.

(a)           Any and all payments by or on behalf of any Borrower hereunder and under any other Financing Agreement shall be made free and clear of and without deduction for any and all Taxes, excluding the following (collectively, “Excluded Taxes”):  (i) income taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee of such Lender, including any Participant, any such transferee or assignee being referred to as a “Transferee”) in the jurisdiction of such Agent’s or such Lender’s or such Transferee’s applicable lending office or jurisdiction of organization or any political subdivision thereof, and (ii) franchise or similar taxes imposed on or determined by reference to the net income of Agents or any Lender (or Transferee), in each case by the jurisdiction under the laws of which such Lender (or Transferee) (A) is organized or any political subdivision thereof, (B) has its applicable lending office located or (C) is otherwise doing business.  In addition, Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b)           If a Borrower shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to Agents any Lender or any Transferee, then:

(i)            the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 6.8) such Lender, Agent or Transferee (or such Agent on behalf of such Lender or itself, as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)           such Borrower shall make such deductions and withholdings;

(iii)          such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)          to the extent not paid to Agents, Lenders or Transferees pursuant to clause (i) above, the applicable Borrowers shall also pay to any Agent, Lender or Transferee, at the time interest is paid, all additional amounts which any Agent, Lender or Transferee specifies as necessary to preserve the after-tax yield such Agent or Lender would have received if such Taxes or Other Taxes had not been imposed.

(c)           Within thirty (30) days after the date of any payment by a Borrower of Taxes or Other Taxes, such Borrower shall furnish to the appropriate Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to such Agent.

(d)           Borrowers will indemnify each Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by such Agent or such Lender (or Transferee, as the case may be) whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority.  If such Agent or such Lender (or Transferee) determines in its sole discretion that it has received a refund in respect of any Taxes or Other Taxes for which such Agent or such Lender (or Transferee) has received payment from a Borrower hereunder, so long as no Default or Event of Default shall exist or have occurred and be continuing and Excess Availability in excess of such refund exists, such Agent or such Lender or Transferee (as the case may be) shall credit to the loan account of the applicable Borrower the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of such Borrower under this Section 6.8 with respect to the Taxes or Other Taxes giving rise to such refund) net of all out-of-pocket expenses of such Agent, Lender or Transferee (including any applicable Taxes as determined by such Agent, Lender or Transferee in its sole discretion) and without interest other than any interest paid by the relevant taxing authority with respect to such refund; provided, however, that such Borrower, upon the request of such Agent or such Lender (or Transferee), agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Agent or such Lender (or Transferee) in the event such Agent or such Lender (or Transferee) is required to repay such refund to such taxing authority.  This Section 6.8 shall not be construed to require any Agent or any Lender (or Transferee) to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other person.  The indemnity provided for herein shall survive the payment of the Obligations and the termination of this Agreement.  A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to Parent by a Lender or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive, absent manifest error.

(e)           Each Transferee of a US Lender or an Agent that is not a United States person within the meaning of Section 7701(a)(30) of the Code and that is a US Lender or claims indemnification or additional amounts under this Section 6.8 (a “Non-U.S. Person”) shall deliver to Parent and the applicable Administrative Agent two (2) copies of the applicable United States Internal Revenue Service Form W-8 wherein such Transferee claims entitlement to a complete exemption from U.S. federal income withholding tax on all payments by or on behalf of Parent under this Agreement and the other Financing Agreements.  Such forms shall be delivered by any Non-U.S. Person receiving payments by or on behalf of Parent on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a Participant, on or before the date such Participant becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Person changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, a Non-U.S. Person shall upon written notice from Parent promptly deliver such new forms as are required by the relevant Governmental Authority to claim exemption from, or reduction in the rate of, U.S. Federal income withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Person.  Each Lender and Agent that is a United States Person (other than a Lender or Agent that is a corporation or otherwise exempt from United States backup withholding Tax) shall deliver at the time(s) and in the manner(s) if and to the extent such delivery is required under applicable law, to Parent and the applicable Administrative Agent, a properly completed and duly executed United States Internal Revenue From W-9 or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made by Parent hereunder.  Notwithstanding any other provision of this Section 6.8(e), no Non-U.S. Person, Agent or Lender shall be required to deliver any form pursuant to this Section 6.8(e) that such Non-U.S. Person, Agent or Lender is not legally able to deliver.

(f)            Borrowers shall not be required to indemnify any Person or to pay any additional amounts to any Person pursuant to subsections (b) or (d) above to the extent that (i) the Tax was applicable on the date such Person became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Person designated such New Lending Office with respect to a Loan, provided that this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request or with the approval of any Borrower, and (B) to the extent the indemnity payment or additional amounts any Transferee, or New Lending Office would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee or New Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation; or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Person to comply with the provisions of subsection (e) above or the gross negligence or willful misconduct of such Person as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

(g)           The provisions of this Section 6.8 shall survive the termination of this Agreement and the repayment of the Obligations.

SECTION 7.         COLLATERAL REPORTING AND COLLATERAL COVENANTS.

7.1           Collateral Reporting.

(a)           Credit Parties shall provide each Collateral Agent (with, upon such Collateral Agent’s request, sufficient copies for the Lenders) with the following documents in a form satisfactory to such Collateral Agent, provided that if any such document is posted to an electronic data service available to each Collateral Agent and the Lenders at or before the time it is otherwise required to be delivered to each Collateral Agent, such document shall be deemed to have been provided for the purposes of this Section 7.1:

(i)            on a regular basis as required by such Collateral Agent, a schedule of sales made, credits issued and cash received;

(ii)           as soon as possible after the end of each month (but in any event within fifteen (15) days after the end thereof), on a monthly basis or more frequently as such Collateral Agent may request, (A) agings of accounts payable (and including information indicating the status of payments to owners and lessors of the leased premises of such Credit Parties) and (B) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger);

(iii)          upon such Collateral Agent’s request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Credit Parties, and (D) copies of Material Contracts entered into after the Original Effective Date; and

(iv)          such other reports as to the Collateral as such Collateral Agent, Majority Revolving Lenders or Majority LC Facility Lenders shall request from time to time.

(b)           If any of Credit Parties’ records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, each Credit Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to either Collateral Agent and to follow such Collateral Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

(c)           Accounts Collateral Agent shall be entitled to perform field examinations of all or any portion of the Accounts Collateral as frequently as it shall reasonably deem necessary; provided that so long as no Default or Event of Default has occurred and is continuing (x) if Excess Availability is less than $15,000,000, such examinations shall not be more frequent than once per fiscal quarter (or 4 times per fiscal year) and (y) if the Excess Availability is equal to or greater than $15,000,000, such examinations shall be no more frequent than twice per fiscal year.

7.2           Accounts Covenants.

(a)           Each US Credit Party shall notify the Accounts Collateral Agent and each Canadian Borrower shall notify the Canadian Collateral Agent promptly of:  (i) any material delay in such Credit Party’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor, and (iii) any event or circumstance which, to such Credit Party’s knowledge would cause the Revolving Administrative Agent to consider any then existing Accounts as no longer constituting Eligible Accounts.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Revolving Administrative Agent’s consent, except in the ordinary course of Credit Parties’ business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Revolving Collateral

Agent pursuant to Section 7.1(a) above.  So long as no Event of Default exists or has occurred and is continuing, Credit Parties shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor.  At any time that an Event of Default exists or has occurred and is continuing, Revolving Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)           With respect to each Account:  (i) the amounts shown on any invoice delivered to any Revolving Lender or schedule thereof delivered to the Revolving Administrative Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to any Revolving Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Revolving Administrative Agent in accordance with the terms of this Agreement, and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State, Provincial or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations, and all such documentation will be legally enforceable in accordance with its terms.

(c)           The Accounts Collateral Agent shall have the right at any time or times, to verify the validity, amount or any other matter relating to any Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3           Power of Attorney.

(a)           Each US Credit Party hereby irrevocably designates and appoints the Accounts Collateral Agent (and all persons designated by the Accounts Collateral Agent) as such Credit Party’s true and lawful attorney-in-fact, and authorizes the Accounts Collateral Agent, in any US Credit Party’s or the Accounts Collateral Agent’s name, to:  (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Accounts Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of each US Credit Party’s rights and remedies to collect any Receivable or other Accounts Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Accounts Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign any such US Credit Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Non-Accounts Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Accounts Collateral to an address designated by the Accounts Collateral Agent, and open and dispose of all mail addressed to any such US Credit Party and handle and store all mail relating to the Accounts Collateral; and (ix) do all acts and things which are necessary, in the Accounts Collateral Agent’s determination, to fulfill US Credit Party’s obligations under this Agreement and the other Financing Agreements, and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Accounts Collateral or otherwise received in or for deposit in the US Blocked Accounts or otherwise received by the Accounts Collateral Agent, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Accounts Collateral are sent or received, (iii) endorse any such US Credit Party’s name upon any items of payment in respect of Receivables or constituting Accounts Collateral or otherwise received by Accounts Collateral Agent and deposit the same in Accounts Collateral Agent’s account for application to the LC Facility Obligations, (iv) endorse any such US Credit Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Accounts Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Revolving Letter of Credit Accommodations through US Customs or foreign export control authorities in any US Credit Party’s name, the Accounts Collateral Agent’s name or the name of the Accounts Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in any US Credit Party’s name for such purpose, and to complete in any US Credit Party’s or the Accounts Collateral Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign any US Credit Party’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each US Credit Party hereby releases Accounts Collateral Agent and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Accounts Collateral Agent’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

(b)           Each Canadian Borrower hereby irrevocably designates and appoints the Canadian Collateral Agent (and all persons designated by the Canadian Collateral Agent) as such Canadian Borrower’s true and lawful attorney-in-fact, and authorizes the Canadian Collateral Agent, in any Canadian Borrower’s or the Canadian Collateral Agent’s name, to:  (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Canadian Accounts Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of each Canadian Borrower’s rights and remedies to collect any Receivable or other Canadian Accounts Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Canadian Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign any such Canadian Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Canadian Accounts Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Canadian Accounts Collateral to an address designated by the Canadian Collateral Agent, and open and dispose of all mail addressed to any such Canadian Borrower and handle and store all mail relating to the Canadian Accounts Collateral; and (ix) do all acts and things which are necessary, in the Canadian Collateral Agent’s determination, to fulfill Canadian Borrowers’ obligations under this Agreement and the other Financing Agreements, and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Canadian Accounts Collateral or otherwise received in or for deposit in the Canadian Blocked Accounts or otherwise received by the Canadian Collateral Agent, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Canadian Accounts Collateral are sent or received, (iii) endorse any such Canadian Borrower’s name upon any items of payment in respect of Receivables or constituting Canadian Accounts Collateral or otherwise received by Canadian Collateral Agent and deposit the same in Canadian Collateral Agent’s account for application to the Canadian Obligations, (iv) endorse any such Canadian Borrower’s name upon any Chattel Paper, Document, Instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Canadian Accounts Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (v) sign any Canadian Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Canadian Borrower hereby releases Canadian Collateral Agent and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of such Canadian Collateral Agent’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.4           Right to Cure.  Any Collateral Agent may, at its option, (a) upon notice to Parent, cure any default by any Credit Party under any agreement with a third party constituting part of the Collateral pledged to such Collateral Agent, their value or the ability of such Collateral Agent to collect, sell or otherwise dispose of the Collateral pledged to such Collateral Agent or the rights and remedies of such Collateral Agent therein or the ability of Borrowers to perform their obligations hereunder or under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Credit Party, (c) discharge taxes, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral pledged to such Collateral Agent, and (d) pay any amount, incur any expense or perform any act which, in such Collateral Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral pledged to such Collateral Agent and the rights of such Collateral Agent with respect thereto.  Each Collateral Agent may add any amounts so expended to the applicable Obligations and charge the applicable Borrowers’ account(s) therefor, such amounts to be repayable by the applicable Borrowers or on demand.  No Collateral Agent shall be under any obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower.  Any payment made or other action taken by any Collateral Agent under this Section 7.4 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.5           Access to Premises.  From time to time as requested by any Collateral Agent, at the cost and expense of the applicable Credit Parties, (a) such Collateral Agent or its designees shall have complete access to all of such Credit Party’s premises during normal business hours and after notice to Credit Parties, for the purposes of inspecting, verifying and auditing the Collateral pledged to such Collateral Agent and all of such Credit Party’s books and records, including the Records, and (b) Credit Parties shall promptly furnish to any Collateral Agent such copies of such books and records or extracts therefrom as such Collateral Agent may request, and (c) such Collateral Agent or its designee may use during normal business hours such of such Credit Party’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the realization of Collateral pledged to such Collateral Agent.

SECTION 8.         REPRESENTATIONS AND WARRANTIES.

Each Credit Party hereby represents and warrants to Secured Parties the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Revolving Loans, providing LC Facility Letters of Credit and providing Revolving Letter of Credit Accommodations by Lenders to Credit Parties:

8.1           Corporate Existence; Power and Authority.  Each Credit Party is a corporation, limited liability company, limited partnership or business trust duly organized and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified as a foreign corporation, limited liability company, limited partnership or business trust and in good standing in all states, provinces or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on any Credit Party’s financial condition, results of operation or business or the rights of Secured Parties in or to any of the Collateral.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Credit Party’s corporate, limited liability company, partnership or trust powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of such Credit Party’s certificate of incorporation, certificate of formation or certificate of limited partnership, by-laws, operating agreement, partnership agreement or declaration of trust, or other organizational documentation, or any indenture, agreement or undertaking to which any Credit Party is a party or by which any Credit Party or its property are bound, and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien, security interest, charge or other encumbrance upon any property of any Credit Party (other than Liens on the Collateral created by the Financing Agreements).  This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Credit Party enforceable in accordance with their respective terms.

8.2           Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)           The exact legal name of each Credit Party is as set forth on the signature page of this Agreement and in the Perfection Certificate.  No Credit Party has, during the past five years, been known by or used by any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets, except as set forth in the Perfection Certificate.

(b)           Each Credit Party is an organization of the type and organized in the jurisdiction set forth in the Perfection Certificate.  The Perfection Certificate accurately sets forth the organizational identification number of each Credit Party or accurately states that a Credit Party has none and accurately sets forth the federal employer identification number of each Credit Party.

(c)           The chief executive office and mailing address of each Credit Party and each Credit Party’s books and records concerning the Collateral are located only at the address identified as such in Schedule 2(a) or (b) to the Perfection Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 2(e)

to the Perfection Certificate, subject to the right of Credit Parties to establish new locations in accordance with Section 9.2 below.  The Perfection Certificate correctly identifies any of such locations which are not owned by Credit Parties and sets forth the owners and/or operators thereof.

8.3           Financial Statements; No Material Adverse Change; Fiscal Year.

(a)           All financial statements relating to Credit Parties which have been or may hereafter be delivered by Credit Parties to any Secured Party have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present the financial condition and the results of operation of Credit Parties as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Credit Parties to Secured Parties prior to the Amendment and Restatement Effective Date, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Credit Parties, since the date of the most recent audited financial statements furnished by Credit Parties to Secured Parties prior to the Amendment and Restatement Effective Date.

(b)           The fiscal year of each Borrower and its Subsidiaries ends on December 31 of each year.

8.4           Priority of Liens; Title to Properties.

(a)           The security interests and Liens granted (and the confirmation as of the Amendment and Restatement Effective Date of the grant made on the Original Effective Date) to Accounts Collateral Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority Liens and security interests in and upon the Accounts Collateral subject only to Liens permitted under Section 9.8 hereof.

(b)           The security interests, hypothecs and Liens granted (and the confirmation as of the Amendment and Restatement Effective Date of the grant made on the Original Effective Date) to Canadian Collateral Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority Liens and security interests and first ranking hypothecs in and upon the Canadian Accounts Collateral subject only to Liens permitted under Section 9.8 hereof.

(c)           The security interests and Liens granted to LC Facility Collateral Agent under the Amended and Restated Security Agreement and the other Financing Agreements constitute valid and perfected first priority Liens and security interests in and upon the Non-Accounts Collateral subject only to Liens permitted under Section 9.8 hereof.

(d)           Each Credit Party has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no Liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to LC Facility Collateral Agent and such others as are permitted under Section 9.8 hereof.

(e)           Each Credit Party hereby (i) expressly acknowledges the terms of this Agreement, (ii) ratifies and affirms its obligations under the Financing Agreements (including guarantees and security agreements) executed by such Credit Party and (iii) acknowledges, renews and extends its continued liability under all Financing Agreements and agrees such Financing Agreements remain in full force and effect, including with respect to the obligations of the Borrowers as modified by this Agreement and the Amended and Restated Security Agreement.  Each Credit Party further represents and warrants to each Agent and each Lender that after giving effect to this Agreement and the Amended and Restated Security Agreement, neither the modification of the Original Credit Agreement or the Original Security Agreement effected pursuant to this Agreement, nor the execution, delivery, performance or effectiveness of this Agreement or the Amended and Restated Security Agreement (a) impairs the validity, effectiveness or priority of the Liens granted hereunder or pursuant to any Financing Agreement, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred, or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens other than the actions required by Section 4.1.

8.5           Tax Returns.  Each Credit Party has filed, or caused to be filed, in a timely manner all Tax returns, reports and declarations which are required to be filed by it.  All information in such Tax returns, reports and declarations is complete and accurate in all material respects.  Each Credit Party and each of its Subsidiaries has paid or caused to be paid all Taxes due and payable or claimed due and payable in any assessment received by it, except Taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Credit Parties (or their Subsidiaries) with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, Provincial, county, local, foreign and other Taxes whether or not yet due and payable and whether or not disputed.

8.6           Litigation.  Except as set forth in Schedule 8.6, there is no present investigation by any Governmental Authority pending, or to the best of any Credit Party’s knowledge threatened, against or affecting any Credit Party, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of any Credit Party’s knowledge threatened, against any Credit Party or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against any Credit Party would result in any material adverse change in the assets, business or prospects of any Credit Party or would impair the ability of any Credit Party to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or Lenders to enforce any Obligations or realize upon any Collateral.

8.7           Compliance with Other Agreements and Applicable Laws.  No Credit Party is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Credit Party is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State, Provincial or local Governmental Authority.

8.8           Environmental Matters.  Except as shown or reflected in the financial statements of Credit Parties previously furnished to each Administrative Agent and Lenders and to be furnished to each Administrative Agent and Lenders under Section 9.6 or as set forth on Schedule 8.6 or 8.8, unless such matters would not have a Material Adverse Effect upon the business, assets or prospects of the Credit Parties on a consolidated basis or on the Collateral:

(a)           No Credit Party or any Subsidiary has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Credit Parties and their Subsidiaries comply with all Environmental Laws and all orders, licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)           There is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person pending, or to the best of Credit Parties’ knowledge threatened, any non-compliance with or violation of any Environmental Law by Credit Parties and their Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material at any properties at which or from which Credit Parties or their Subsidiaries has transported, stored or disposed of any Hazardous Materials, and all transportation, handling, processing and disposal of Hazardous Materials by Credit Parties and their Subsidiaries has been conducted in compliance with all applicable Environmental Laws.

(c)           Credit Parties and their Subsidiaries have no material liability (contingent or otherwise) in connection with (i) a release, spill or discharge, threatened or actual, of any Hazardous Materials, (ii) the generation, use, storage, treatment, transportation, manufacture, handling, production, processing or disposal of any Hazardous Materials or (iii) any service or remediation performed by Credit Parties or their Subsidiaries at any location.

(d)           Credit Parties and their Subsidiaries have all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Credit Parties and their Subsidiaries under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

(e)           No liens have been recorded with respect to any Collateral under any Environmental Law.

(f)            No Borrower or any Subsidiary is conducting any investigation, remediation, response or corrective action at any location pursuant to any Environmental Law.

(g)           There are no past or present occurrences, conditions, activities or events that could reasonably be expected to prevent Borrower or any Subsidiary from compliance with, or result in liability under, any applicable Environmental Law.

8.9           Employee Benefits.

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Credit Parties’ knowledge, nothing has occurred which would cause the loss of such qualification.  Each Credit Party and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or to the best of Credit Parties’ knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) Credit Parties and their ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) Credit Parties and their ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) Credit Parties and their ERISA Affiliates have not engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)           With respect to any Canadian Pension Plan, if and to the extent that any such Canadian Pension Plan exists or has not been terminated, (i) the Canadian Pension Plans are duly registered under all applicable Federal and Provincial pension benefits legislation, (ii) all obligations of any Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, (iii) all contributions or premiums required to be made by any Credit Party to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations, (iv) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by any Credit Party and fully paid into the Canadian Pension Plans in a timely fashion, (v) all reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion, (vi) there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans, (vii) no amount is owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute, (viii) the Canadian Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles), and (ix) to the best of the knowledge of each Credit Party none of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

8.10         Bank Accounts.  All of the Deposit Accounts, investment accounts or other accounts in the name of or used by any Credit Party maintained at any bank or other financial institution are set forth in the Perfection Certificate, subject to the right of Credit Parties to establish new accounts in accordance with Section 5.3 hereof and Section 5.4 hereof and the Amended and Restated Security Agreement.

8.11         Intellectual Property.  Each Credit Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.  As of the Amendment and Restatement Effective Date, no Credit Party has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the United States, or Canada, any State or Province thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11.  No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of Credit Parties’ knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Credit Party infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Credit Party contesting its right to sell or use any such Intellectual Property.  Schedule 8.11 sets forth all of the agreements or other arrangements of Credit Parties pursuant to which any Credit Party has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the Amendment and Restatement Effective Date and the dates of the expiration of such agreements or other arrangements of any Credit Party as in effect on the Amendment and Restatement Effective Date (collectively, together with such agreements or other arrangements as may be entered into by any Credit Party after the Amendment and Restatement Effective Date, collectively, the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark or other Intellectual Property at any time used by any Credit Party which is owned by another person, or owned by any Credit Party subject to any security interest, Lien, collateral assignment, pledge or other encumbrance in favor of any person other than a Lender, is affixed to any Inventory, except to the extent permitted under the term of the License Agreements listed on Schedule 8.11.

8.12         Subsidiaries; Affiliates; Capitalization.

(a)           No Credit Party has any direct or indirect Subsidiaries or Affiliates and is engaged in any joint venture or partnership except as set forth in Schedule 8.12, subject to the right of the Credit Parties to form or acquire Subsidiaries in accordance with Section 9.10 hereof.

(b)           Credit Parties are the record and beneficial owners of all of the issued and outstanding shares of Capital Stock of the each of the Subsidiaries listed on Schedule 8.12 as being owned by Credit Parties and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)           The issued and outstanding shares of Capital Stock of each Credit Party are directly and beneficially owned and held by the persons indicated in the Perfection Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, Liens, pledges and encumbrances of any kind, except (i) Liens permitted by Section 9.8, and (ii) to the extent that the laws of the jurisdictions in which certain of the Foreign Subsidiaries are organized provide that such shares of Capital Stock are assessable under certain circumstances.

8.13         Labor Union Matters.

(a)           Set forth on Schedule 8.13 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Credit Party and any union, labor organization or other bargaining agent in respect of the employees of any Credit Party on the Amendment and Restatement Effective Date.

(b)           There is (i) no significant unfair labor practice complaint pending against any Credit Party or, to the best of Credit Parties’ knowledge, threatened against any Credit Party, before the National Labor Relations Board, (ii) no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Amendment and Restatement Effective Date against any Credit Party or, to best of Credit Parties’ knowledge, threatened against any Credit Party, and (iii) no significant strike, labor dispute, slowdown or stoppage is pending against any Credit Party or, to the best of Credit Parties’ knowledge, threatened against any Credit Party.

8.14         Trade Relations.  There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Credit Party or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of any Credit Party or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely any Credit Party or any of its Subsidiaries or prevent any Credit Party or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

8.15         Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Credit Parties permitted hereunder as in effect on the Amendment and Restatement Effective Date, there are no contractual or consensual restrictions on any Credit Party or any of their Subsidiaries which prohibit or otherwise restrict

(a) the transfer of cash or other assets (i) between any Credit Party and any of its Subsidiaries or (ii) between any Subsidiaries of Credit Parties or (b) the ability of any Credit Party or any of their Subsidiaries to incur Indebtedness or grant security interests to Lender in the Collateral.

8.16         Material Contracts.  Schedule 8.16 sets forth all Material Contracts to which any Credit Party is a party or is bound as of the Amendment and Restatement Effective Date.  Credit Parties have delivered true, correct and complete copies of such Material Contracts to Agent on or before the Amendment and Restatement Effective Date.  Except as would not have a Material Adverse Effect, Credit Parties are not in breach of or in default under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.  No amendment to, or modification or waiver of, any provision of the Senior Secured Notes Indenture has occurred at any time from and after the Original Effective Date to and including the Amendment and Restatement Effective Date.

8.17         Payable Practices.  Credit Parties have not made any material change in the historical accounts payable practices from those in effect immediately prior to the Amendment and Restatement Effective Date.

8.18         Investment Company.  None of the Credit Parties or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.19         Interdependent Businesses and Operations.  Each of the operations and businesses of each Credit Party is interdependent with the other Credit Parties and each Credit Party substantially relies on the other Credit Parties in its operations and business.  Each Credit Party will de rive substantial direct and indirect benefits from the Loans, Revolving Letter of Credit Accommodations and LC Facility Letters of Credit made and to be made by Administrative Agents and Lenders hereunder.  Each Credit Party’s access to the financing provided hereunder significantly enhances its own financial condition and business prospects and the Credit Parties acknowledge that the financing provided hereunder would only be available on a joint and several basis among all the Credit Parties to the extent provided in Section 14 hereof.

8.20         Accuracy and Completeness of Information.  All information furnished by or on behalf of Credit Parties in writing to Agents and/or Lenders in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Perfection Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect on the business, assets or prospects of any Credit Party, which has not been fully and accurately disclosed to Agents and Lenders in writing.

8.21         Anti-Terrorism Law.

(a)           No Credit Party and, to the knowledge of the Credit Parties, none of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Credit Party and to the knowledge of the Credit Parties, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans, the Revolving Letter of Credit Accommodations or the LC Facility Letters of Credit is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Order;

(iii)          a person with which any Secured Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Credit Party and, to the knowledge of the Credit Parties, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans, the Revolving Letter of Credit Accommodations or LC Facility Letters of Credit (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

8.22         [Intentionally Omitted].

8.23         Properties.

(a)           Each Credit Party has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Liens permitted by Section 9.8 and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Credit Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect, and (ii) constitutes all the property which is required for the business and operations of the Credit Parties as presently conducted.

(b)           Schedule 8.23(b) contains a true and complete list of each interest in Real Property (i) owned by any Credit Party as of the Amendment and Restatement Effective Date and describes the type of interest therein held by such Credit Party and (ii) leased, subleased or otherwise occupied or utilized by any Credit Party, as lessee, sublessee, franchisee or licensee, as of the Amendment and Restatement Effective Date and describes the type of interest therein held by such Credit Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c)           No Credit Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.  No mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.5.

(d)           Each Credit Party owns or has rights to use all of the Collateral, other property and all rights with respect to any of the foregoing used in, necessary for or material to such Credit Party’s business as currently conducted.  The use by each Credit Party of such Collateral, other property and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Credit Party’s use of any Collateral or other property does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.24         Solvency.  Immediately after the Amendment and Restatement and the Specified Equity Offering and, upon the time it is consummated (if at all), the Specified Notes Redemption, and on and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Credit Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Credit Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Credit Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Amendment and Restatement Effective Date.

8.25         Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to any Secured Party by or on behalf of any Credit Party in connection herewith (including, without limitation, the Information Memorandum) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including without limitation the Information Memorandum) was based upon or constitutes a forecast or projection, the Credit Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

8.26         Projections.  The Credit Parties have furnished to the Agents and the Lenders prior to the Amendment and Restatement Effective Date pro forma consolidated income statement projections for Parent, pro forma consolidated balance sheet projections for Parent and pro forma consolidated cash flow projections for Parent, all for the fiscal years ending 2005 through 2010, inclusive (the “Projected Financial Statements”), which give effect to the Amendment and Restatement and all Indebtedness and Liens incurred or created in connection with the Amendment and Restatement.  The assumptions made in preparing the Projected Financial Statements are reasonable as of the date of such projections and all material assumptions with respect to the Projected Financial Statements are set forth therein.  The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof.

8.27         Government Approval, Regulation, Etc.  No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Credit Parties of this Agreement or by any Credit Party of any other Financing Agreement, the issuance of LC Facility Letters of Credit hereunder, the borrowing of the Loans, the use of the proceeds thereof, the issuance of Revolving Letter of Credit Accommodations hereunder, the borrowing of the Canadian Revolving Loans, the use of the proceeds thereof, except such as have been obtained or made and are in full force and effect and except filings and registrations necessary to perfect Liens under the Security Documents.  No Credit Party or Secured Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8.28         Validity, Etc.  This Agreement has been duly executed and delivered by the Credit Parties and upon execution and delivery of the other Financing Agreements to which any Credit Party is a party, such Financing Agreements will have been duly executed and delivered by such Credit Party.  This Agreement constitutes, and each other Financing Agreement to which any Credit Party is to be a party will, upon the due execution and delivery thereof and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable in accordance with the respective terms hereof and thereof, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

8.29         Regulations T, U and X.  The Loans, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act.

8.30         Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agents and Lenders regardless of any investigation made or information possessed by Agents or Lenders.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Credit Parties shall now or hereafter give, or cause to be given, to any Agent.

SECTION 9.         AFFIRMATIVE AND NEGATIVE COVENANTS.

9.1           Maintenance of Existence.

(a)           Credit Parties shall at all times preserve, renew and keep in full, force and effect their corporate, limited liability company, partnership or business trust, as the case may be, existence and all rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the businesses as presently or proposed to be conducted by Credit Parties.

(b)           No Credit Party shall change its name unless each of the following conditions is satisfied:  (i) each Administrative Agent shall have received not less than thirty (30) days’ prior written notice from a Credit Party of such proposed change in its name, which notice shall accurately set forth the new name; and (ii) prior to the filing thereof, each Administrative Agent shall have received a copy of the proposed amendment to the certificate of incorporation, certificate of formation or certificate of limited partnership or equivalent document, as the case may be, of such Credit Party providing for the name change and once the filing has been made, each Administrative Agent shall receive a copy of such amendment to the certificate of incorporation, certificate of formation or certificate of limited partnership or equivalent document, as the case may be, of such Credit Party certified by the Secretary of State of the jurisdiction of incorporation or organization of such Credit Party as soon as it is available.

(c)           No Credit Party shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless each Collateral Agent (except that the Canadian Borrowers shall only be required to provide notice to the Canadian Collateral Agent) shall have received not less than thirty (30) days’ prior written notice (or such shorter period as the Collateral Agents may consent to) from Credit Parties of such proposed change, which notice shall set forth such information with respect thereto as such Collateral Agents may require and such Collateral Agents shall have received such agreements as such Collateral Agents may reasonably require in connection therewith in order to preserve and protect their respective Liens on the Collateral.  No Credit Party shall change its type of organization, jurisdiction of organization or other legal structure.

9.2           New Collateral Locations.  Credit Parties may only open any new location within the continental United States or Canada provided Credit Parties (a) give each Collateral Agent thirty (30) days prior written notice (or such shorter notice as may be consented to by each Collateral Agent and except that the Canadian Borrowers shall only be required to provide notice to the Canadian Collateral Agent) from Credit Parties of the intended opening of any such new location, and (b) execute and deliver, or causes to be executed and delivered, to each Collateral Agent such agreements, documents, and instruments as such Collateral Agent may deem necessary or desirable to protect its respective interests in the Collateral at such location.

9.3           Compliance with Laws, Regulations, Etc.

(a)           Credit Parties shall, and shall cause their Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State, Provincial or local Governmental Authority, including ERISA, the Code, the Fair Labor Standards Act of 1938, as amended, and all Environmental Laws if the failure to so comply could result in the imposition of material fines or penalties or result in the revocation or termination of any material license, permit, order or approval of any Governmental Authority or could otherwise materially and adversely affect the business, assets or prospects of Credit Parties on a consolidated basis.

(b)           Credit Parties shall give written notice to each Administrative Agent immediately upon any Credit Party’s receipt of any notice of, or any Credit Party’s otherwise obtaining knowledge of, any of the following which could result in the imposition of material fines or penalties or the revocation or termination of any material license, permit, order or approval of any Governmental Authority or could otherwise materially and adversely affect the business, assets or prospects of Credit Parties on a consolidated basis, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to:  (A) any non-compliance with, violation of or liability under any applicable Environmental Law by any Credit Party or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material.  Credit Parties shall take prompt and appropriate action to respond to any such non-compliance or potential liability with any Environmental Laws and shall regularly report to each Administrative Agent on such response.  Copies of all environmental surveys, audits, assessments, feasibility studies, results of remedial investigations and other related information reasonably requested by either Administrative Agent shall be promptly furnished, or caused to be furnished, by Credit Parties to each Administrative Agent.

(c)           Without limiting the generality of the foregoing, whenever either Administrative Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Credit Parties in order to avoid any non-compliance with or liability under any Environmental Law which, in either case, could reasonably be expected to have a Material Adverse Effect, Credit Parties shall, at such Administrative Agent’s request and Credit Parties’ expense:  (i) cause an independent environmental consultant acceptable to such Administrative Agent to conduct such assessments and tests of the property and/or facility where Credit Parties’ non-compliance or alleged non-compliance has occurred or conditions exist as deemed necessary to evaluate the nature, extent and costs to address the matter and prepare and deliver to such Administrative Agent a report setting forth the results and a proposed plan for response or corrective action, and an estimate of the costs thereof, and (ii) provide to such Administrative Agent a supplemental report whenever the scope of the matter, or Credit Parties’ response thereto or the estimated costs thereof, shall change in any material respect.

(d)           Credit Parties shall indemnify and hold harmless each Secured Party, and each of their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and legal expenses) arising out of or attributable to the use, generation, manufacture, handling, recycling, storage, treatment, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work, on, at, under or from current or former facility or property owned or operated by Credit Parties and the preparation and implementation of any closure, remedial or other required plans unless and only if the result of the gross negligence or willful misconduct of the indemnified party.  This indemnification shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4           Payment of Taxes and Claims.  Credit Parties shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Credit Parties or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books.  Credit Parties shall be liable for any tax or penalties withheld from or imposed on any Secured Party as a result of the financing arrangements provided for herein and Credit Parties agree to indemnify and hold each Secured Party harmless with respect to the foregoing, and to repay to each Secured Party on demand the amount thereof, and until paid by Credit Parties such amount shall be added and deemed part of the Obligations.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5           Insurance.  Credit Parties shall, and shall cause each Subsidiary of any Credit Party to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be satisfactory to each Collateral Agent as to form, amount and insurer.  Credit Parties shall furnish certificates, policies or endorsements to each Collateral Agent as such Collateral Agent shall require as proof of such insurance, and, if Credit Parties fail to do so, such Collateral Agent is authorized, but not required, to obtain such insurance at the expense of Credit Parties.  All policies shall provide for at least thirty (30) days prior written notice to each Collateral Agent of any cancellation or reduction of coverage and that such Collateral Agent may act as attorney for Credit Parties in obtaining, and at any time a Default or an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Credit Parties shall cause (i) the LC Facility Collateral Agent to be named as a loss payee and an additional insured with respect to the Non-Accounts Collateral, (ii) the Accounts Collateral Agent to be named as loss payee and an additional insured with respect to the Accounts Collateral and (iii) the Canadian Collateral Agent to be named as loss payee and an additional insured with respect to Canadian Accounts Collateral (each without any liability for any premiums) under such insurance policies and Credit Parties shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to such Collateral Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to such Collateral Agent as its interests may appear and further specify that such Collateral Agent shall be paid regardless of any act or omission by a Credit Party or any of its Affiliates.  At its option, such Collateral Agent may apply any insurance proceeds received by such Collateral Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as such Collateral Agent may determine or hold such proceeds as cash collateral for the Obligations.

9.6           Financial Statements and Other Information.

(a)           Credit Parties shall, and shall cause each Subsidiary of any Credit Party to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Credit Parties and their Subsidiaries in accordance with GAAP.  Credit Parties shall promptly furnish to each Administrative Agent and Lenders all such financial and other information as such Administrative Agent shall reasonably request relating to the Collateral and the assets, business and operations of Credit Parties, and to notify the auditors and accountants of Parent that such Administrative Agent is authorized to obtain such information directly from them.  Without limiting the foregoing, Credit Parties shall furnish or cause to be furnished to each Administrative Agent and each Lender, the following:  (i) within thirty (30) days after the end of each fiscal month of the first two months of each fiscal quarter, monthly unaudited consolidated financial statements (including in each case balance sheets and statements of income and loss), all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Parent, subject to normal year-end adjustments, (ii) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting the financial position and the results of operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Parent, subject to normal year-end adjustments and accompanied by a Compliance Certificate together with a schedule in form reasonably satisfactory to such Administrative Agent of the calculations used in determining whether Parent was in compliance with the covenants set forth in Sections 9.17, 9.18, 9.19 and 9.20 of this Agreement as of the end of such fiscal quarter; (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Parent and reasonably acceptable to such Administrative Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Parent, and its Subsidiaries as of the end of and for the fiscal year then ended, together with a Compliance Certificate together with a schedule in form reasonably satisfactory to such Administrative Agent of the calculations used in determining whether Parent was in compliance with the covenants set forth in Sections 9.17, 9.18, 9.19 and 9.20 of this Agreement as of the end of such fiscal year.

(b)           Credit Parties shall promptly notify each Administrative Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in any Credit Party’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract of any Credit Party being terminated or amended or any new Material Contract entered into (in which event Credit Parties shall provide such Administrative Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $500,000 in any one case or in the aggregate shall have been entered against any Credit Party or any of its properties or assets, (iv) any notification of violation of laws or regulations received by any Credit Party, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)           Credit Parties shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Parent sends to its stockholders generally and copies of all reports and registration statements which Parent files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d)           Credit Parties shall furnish or cause to be furnished to each Administrative Agent and Lenders prior to January 31 of each fiscal year of Parent, a budget of Parent and its Subsidiaries in form reasonably satisfactory to such Administrative Agent (including a projected consolidated balance sheet, income statement and statement of cash flows) for such fiscal year, prepared in summary form and on a quarterly basis, in each case with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a financial officer of Parent to the effect that the budget is a reasonable estimate for the period covered thereby and such other budgets, forecasts, projections and other information respecting the Collateral and the business of Credit Parties, as such Administrative Agent may, from time to time, reasonably request.  Each Administrative Agent and each Lender are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Credit Parties to any court or other Governmental Authority or to any participant or assignee or prospective participant or assignee of any Lender.  At any time that either Administrative Agent reasonably requests the Credit Parties shall deliver, at their expense, copies of the financial statements of Credit Parties and any reports or management letters prepared by the accountants or auditors to the Credit Parties and to deliver to such Administrative Agent and to each Lender such information as may reasonably be requested.  Credit Parties shall permit the Revolving Lenders, through the Revolving Administrative Agent or any of the Revolving Lenders’ other designated representatives, to visit and inspect any of the properties of the Credit Parties or any of their Subsidiaries, to examine the books of account of the Credit Parties and their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Credit Party and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base, all at such reasonable times and intervals as the Revolving Administrative Agent or any Revolving Lender may reasonably request.

9.7           Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Credit Parties shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a)           merge into or consolidate or amalgamate with any other Person or permit any other Person to merge into or consolidate with it (except that any Credit Party (other than the Parent) may be merged into, consolidated with, or amalgamated with any other Credit Party and any wholly-owned Subsidiary of any Credit Party may be merged into such Credit Party); or

(b)           sell, assign, issue, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition of obsolete or worn-out Equipment (other than any item of Rolling Stock then having a book value in excess of $10,000) in the ordinary course of business, (iii) the issuance and sale by Parent of Capital Stock (other than Disqualified Stock) of Parent on and after the Amendment and Restatement Effective Date, (iv) leases of real or personal property in the ordinary course of business in accordance with past practice and in accordance with the Financing Agreements; and (v) other Asset Sales not to exceed $20.0 million in any twelve-month period; provided that the consideration received in any such Asset Sale is at least 80% in the form of cash and Cash Equivalents;

(c)           wind up, liquidate or dissolve (except in the case of the Inactive Subsidiaries); or

(d)           agree to do any of the foregoing.

To the extent any Collateral is sold as permitted by this Section 9.7, such Collateral (unless sold to Parent or a Subsidiary of Parent) shall be sold free and clear of the Liens created by the Financing Agreements, and each Collateral Agent shall take all actions they deem appropriate in order to effect the foregoing.

9.8           Encumbrances.  Credit Parties shall not, and shall not permit any Subsidiary of any Credit Party to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except (a) the security interests, hypothecs and Liens of the Collateral Agents pursuant to the Financing Agreements; (b) Liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Credit Parties or any Subsidiary, and in each case prior to the commencement of a foreclosure or other similar proceeding and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of Credit Parties’ or such Subsidiary’s business to the extent:  (i) such Liens secure Indebtedness which is not overdue or (ii) such Liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Credit Parties or any Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not, individually or in the aggregate, interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Credit Parties or any Subsidiary of any Credit Party as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto and which do not secure Indebtedness; (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof; (f) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (g) the security interests and Liens set forth on Schedule 9.8; (h) Liens on Non-Accounts Collateral pursuant to the Security Documents (other than the Mortgages); (i) second lien mortgages encumbering Mortgaged Properties which secure the Senior Secured Notes, so long as such Liens expressly rank junior to the Liens securing the Obligations; and (j) encumbrances shown on the title commitments for Title Insurance Policies delivered to the LC Facility Collateral Agent.

9.9           Indebtedness.  Credit Parties shall not, and shall not permit any Subsidiary of any Credit Party to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any Indebtedness or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any Person, except:

(a)           the Obligations;

(b)           purchase money Indebtedness (including Capital Leases) arising after the Original Effective Date to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $20.0 million in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Credit Parties other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c)           guarantees by any Subsidiaries of Credit Parties of the Obligations in favor of any Agent and Lenders;

(d)           Indebtedness owed by a Credit Party to any other Credit Party which Indebtedness (x) is hereby subordinated to the prior indefeasible payment in full in cash of the Obligations and (y) shall be represented by an Instrument in form satisfactory to the LC Facility Collateral Agent and delivered to the LC Facility Collateral Agent pursuant to the Amended and Restated Security Agreement;

(e)           the Senior Secured Notes and guaranties thereof by any Credit Party; provided that (i) Credit Parties shall not, directly or indirectly, amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the Original Effective Date or, subject to Section 9.32, prepay or defease such Indebtedness prior to the Maturity Date and (ii) Credit Parties shall furnish to each Administrative Agent all notices or demands in connection with the Senior Secured Notes either received by any Credit Party or on its behalf, promptly after the receipt thereof, or sent by any Credit Party or on its behalf, concurrently with the sending thereof, as the case may be;

(f)            Indebtedness of the Credit Parties in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and in the ordinary course of business;

(g)           the Indebtedness set forth on Schedule 9.9 attached hereto; provided that (i) Credit Parties may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the Amendment and Restatement Effective Date, (ii) Credit Parties shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the Amendment and Restatement Effective Date except that Credit Parties may, after prior written notice to Lenders, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Credit Parties shall furnish to each Administrative Agent all notices or demands in connection with such Indebtedness either received by any Credit Party or on its behalf, promptly after the receipt thereof, or sent by any Credit Party or on its behalf, concurrently with the sending thereof, as the case may be;

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)            other unsecured Indebtedness of the Credit Parties in an aggregate amount not to exceed $20.0 million at any time outstanding;

(j)            so long as no Default exists immediately prior to or after giving effect to the incurrence thereof, Subordinated Indebtedness, to the extent that the Net Cash Proceeds of such Subordinated Indebtedness are used to pay, substantially contemporaneously with the incurrence thereof, consideration for one or more Permitted Acquisitions, Indebtedness of any Person(s) acquired in such Permitted Acquisition or Permitted Acquisitions or any fees or expenses incurred in connection therewith and any such Permitted Acquisition is made in compliance with the requirements set forth in the definition thereof; and

(k)           the Series B Preferred Stock outstanding on the Amendment and Restatement Effective Date.

9.10         Loans, Investments, Etc.  Credit Parties shall not, and shall not permit any Subsidiary of any Credit Party to, directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing (all of the foregoing, collectively, “Investments”), except:

(a)           the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)           Investments in cash or Cash Equivalents, provided that (i) not more than $5.0 million aggregate principal amount of Revolving Loans are then outstanding and (ii) the terms and conditions of Section 5.3 or 5.4, if applicable, hereof shall have been satisfied with respect to the Deposit Account or Investment Account in which such cash or Cash Equivalents are held;

(c)           (1) the existing Investments of the Credit Parties in their respective Subsidiaries which are Credit Parties, (2) the existing Investments of Credit Parties in Subsidiaries which are not Credit Parties as of the Amendment and Restatement Effective Date set forth on Schedule 9.10(c), (3) additional Investments made by Parent or any other Credit Party after the Amendment and Restatement Effective Date in or to US Credit Parties in the ordinary course of business, and (4) additional Investments in the ordinary course of business by the Parent or any other Credit Party in or to its respective wholly-owned Subsidiaries organized outside of the United States; provided that the aggregate amount of all such additional Investments by any Credit Party in any such Subsidiaries organized outside of the United States (exclusive of Investments incurred in connection with arranging financial assurances required under applicable Environmental Laws) shall not exceed $25.0 million in the case of Subsidiaries organized under the laws of Canada or a Canadian province or $1.0 million in the case of any other Subsidiary organized outside of the United States, in each case at any time outstanding; provided further that, after giving effect to any Investment made pursuant to this Section 9.10(c)(4) in Subsidiaries organized under the laws of Canada or a Canadian province, the Leverage Ratio, as of the last day of the most recent period for which a Compliance Certificate was required to be delivered pursuant to Section 9.6(a), on a pro forma basis after giving effect to such Investment as if it had been made on the first day of such most recent period, shall be at least 0.25 “turns” less than the Leverage Ratio was required to be as of such last day under Section 9.17 (and the Borrowers shall provide to the Administrative Agents a reasonably detailed Officers’ Certificate to such effect) and (y) the Excess Availability on a pro forma basis after giving effect to such Investment shall be no less than $15.0 million;

(d)           any Credit Party may make a Permitted Acquisition;

(e)           stock or obligations issued to Credit Parties by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Credit Parties in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided that the original of any such stock or instrument evidencing such obligations shall be promptly delivered to the applicable Collateral Agent, upon the applicable Collateral Agent’s request, together with such stock power, assignment or endorsement by Credit Parties as the applicable Collateral Agent may request;

(f)            obligations of account debtors to Credit Parties arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Credit Parties; provided that promptly upon the receipt of the original of any such promissory note by Credit Parties, such promissory note shall be endorsed to the order of Accounts Collateral Agent or Canadian Collateral Agent, as applicable, by Credit Parties and promptly delivered to Accounts Collateral Agent as so endorsed;

(g)           other loans and advances set forth on Schedule 9.10(g) attached hereto; provided that as to such loans and advances, (i) Credit Parties shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto, and (ii) Credit Parties shall furnish to each Administrative Agent all notices or demands in connection with such loans and advances either received by any Credit Party or on its behalf, promptly after the receipt thereof, or sent by any Credit Party or on its behalf, concurrently with the sending thereof, as the case may be;

(h)           Investments in auction rate securities that are (i) fully insured, (ii) have a rating of at least AAA from S&P and Aaa from Moody’s and (iii) are put up for re-auction not less than every 35 days; provided that the aggregate amount of such Investments do not exceed $15.0 million at any time; and

(i)            other Investments that do not exceed $5.0 million in the aggregate at any one time outstanding.

9.11         Dividends and Redemptions.  Credit Parties shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of any Credit Party now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except in any case in the form of shares of Capital Stock consisting of common stock; provided, however, that (a) any Credit Party may pay dividends to the Parent, (b) any Subsidiary of any Credit Party may pay dividends to such Credit Party or any other Credit Party which is a wholly-owned Subsidiary of the Parent, (c) the Parent may pay cash dividends at an annual rate of $4.00 per share on up to 70,000 shares of the Series B Preferred Stock that are outstanding as of the Amendment and Restatement Date; provided that, in the case of dividends authorized by clause (c) above, no such payment shall be made if either (i) an Event of Default shall have occurred and be continuing or would result from the making of such payment or (ii) immediately before or after giving effect to any such payment, the Excess Availability shall be less than $10.0 million and (d) redeem or repurchase Series B Preferred Stock having an aggregate liquidation preference not exceeding $3.5 million at a redemption or purchase price not greater than 100% of the liquidation preference thereof plus accrued and unpaid dividends thereon, so long as immediately after giving pro forma effect to any such repurchase or redemption (x) no Default shall have occurred and be continuing (or would result therefrom), (y) the Excess Availability shall be no less than $20.0 million and (z) the Leverage Ratio, as of the last day of the most recent period for which a Compliance Certificate was required to be delivered pursuant to Section 9.6(a), assuming such redemption or repurchase had been made on the first day of such most recent period, shall be at least 0.25 “turns” less than the Leverage Ratio was required to be as of such last day under Section 9.17 (and the Borrowers shall provide to the Administrative Agents a reasonably detailed Officers’ Certificate to such effect).

9.12               Transactions with Affiliates.  Credit Parties shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction with or for the benefit of any Affiliate of any Credit Party or any officer, director, agent or any Credit Party, except in the ordinary course of and pursuant to the reasonable requirements of any Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than such Credit Party would obtain in a comparable arm’s length transaction with an unaffiliated person, or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of any Credit Party except reasonable compensation to officers, employees and directors for services rendered to Credit Parties in the ordinary course of business.

9.13               Compliance with ERISA.

(a)           Credit Parties shall and shall cause each of their ERISA Affiliates to:  (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Credit Party or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan or Multiemployer Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan or an applicable collective bargaining agreement; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; and (vii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

(b)           Credit Parties shall cause the Canadian Pension Plan to be administered in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation.  Upon either

Canadian Collateral Agent’s request, Credit Parties shall use their best efforts to deliver to such Administrative Agent an undertaking of the funding agent for the Canadian Pension Plan stating that the funding agent will notify such Administrative Agent within seven (7) days of the failure of any Credit Party to make any required contribution to the Canadian Pension Plan.  Credit Parties shall not accept payment of any amount from the Canadian Pension Plan (other than amounts on account of expenses reasonably incurred in connection with the operations of such Canadian Pension Plan) without the prior written consent of such Administrative Agent.  Without the prior written consent of Canadian Collateral Agent, Credit Parties shall not terminate, or cause to be terminated, the Canadian Pension Plan, if such plan would have a solvency deficiency on termination.  Credit Parties shall promptly provide Canadian Collateral Agent with any documentation relating to the Canadian Pension Plan as Canadian Collateral Agent may reasonably request.  Credit Parties shall notify Canadian Collateral Agent within thirty (30) days of (i) a material increase in the liabilities of the Canadian Pension Plan or (ii) the establishment of a new registered pension plan or (iii) commencing payment of contributions to the Canadian Pension Plan to which any Credit Party had not previously been contributing.

9.14               End of Fiscal Years; Fiscal Quarters .  Each Credit Party shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31st of each year and (b) fiscal quarters to end on March 31st, June 30th, September 30th and December 31st of each year.

9.15               Change in Business .  Credit Parties shall not engage in any business other than the business of Credit Parties on the Amendment and Restatement Effective Date and any business reasonably related, ancillary or complementary to the business in which Credit Parties are engaged on the Amendment and Restatement Effective Date.

9.16               Limitation of Restrictions Affecting Subsidiaries .  Credit Parties shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of any Credit Party to (a) pay dividends or make other distributions or pay any Indebtedness owed to Credit Parties or any Subsidiary of any Credit Party; (b) make loans or advances to any Credit Party or any Subsidiary of any Credit Party; (c) transfer any of its properties or assets to any Credit Party or any Subsidiary of any Credit Party; or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Credit Party or any of its Subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of any Credit Party or its Subsidiaries, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of any Credit Party prior to the date on which such Subsidiary was acquired by any Credit Party and outstanding on such acquisition date, (vi) the extension or continuation of contractual obligations in existence on the Amendment and Restatement Effective Date, and (vii) Liens permitted by Section 9.8, provided that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Administrative Agents and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17               Leverage Ratio .  Credit Parties shall not permit the Leverage Ratio of Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of Parent and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be more than the amount set forth opposite such date:

Fiscal Quarter End	Leverage Ratio
December 31, 2005	2.50 to 1.0
March 31, 2006	2.50 to 1.0
June 30, 2006	2.45 to 1.0
September 30, 2006	2.40 to 1.0
December 31, 2006	2.40 to 1.0
March 31, 2007	2.35 to 1.0
June 30, 2007	2.35 to 1.0
September 30, 2007	2.35 to 1.0
December 31, 2007	2.35 to 1.0
March 31, 2008	2.30 to 1.0
June 30, 2008	2.30 to 1.0
September 30, 2008	2.30 to 1.0
December 31, 2008	2.30 to 1.0
March 31, 2009 and the last day of each fiscal quarter ending thereafter	2.25 to 1.0

9.18               Interest Coverage Ratio.  Credit Parties shall not permit the Interest Coverage Ratio of Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Interest Coverage Ratio
December 31, 2005	2.70 to 1.0
March 31, 2006	2.75 to 1.0
June 30, 2006	2.80 to 1.0
September 30, 2006	2.80 to 1.0
December 31, 2006	2.85 to 1.0
March 31, 2007	2.85 to 1.0
June 30, 2007	2.85 to 1.0

September 30, 2007	2.85 to 1.0
December 31, 2007	2.85 to 1.0
March 31, 2008 and the last day of each fiscal quarter ending thereafter	3.00 to 1.0

9.19               Fixed Charge Coverage Ratio .  Credit Parties shall not permit the Fixed Charge Coverage Ratio of Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries (a “Fixed Charge Period”) measured as of the end of each quarter (a “Fixed Charge Test Date”) commencing with the quarter ending December 31, 2005 to be less than 1.0 to 1.0; provided that Credit Parties shall not be required to comply with this Section 9.19 on any Fixed Charge Test Date so long as the aggregate amount of outstanding Revolving Loans, as of such Fixed Charge Test Date, is not greater than $5.0 million (with all Revolving Loans denominated in Canadian Dollars being converted to United States dollars at the Dollar Equivalent Amount).

9.20               Limitation on Capital Expenditures .  Credit Parties shall not permit the aggregate amount of Capital Expenditures made in any fiscal year of Parent to exceed $35.0 million; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 9.20 for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount (without giving effect to clause (y) below) may be added to the amount of Capital Expenditures permitted under this Section 9.20 for the immediately succeeding (but not any other) fiscal year, and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover).

9.21               License Agreements.

(a)           Credit Parties shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except that, subject to Section 9.21(b), Credit Parties may cancel, surrender or release any material License Agreement in the ordinary course of the business of Credit Party; provided that Credit Parties shall give each Administrative Agent not less than thirty (30) days prior written notice of their intention to so cancel, surrender and release any such material License Agreement, (iv) give each Administrative Agent prompt written notice of any material License Agreement entered into by any Credit Party after the Amendment and Restatement Effective Date, together with a true, correct and complete copy thereof and such other information with respect thereto as such Administrative Agent may request, (v) give each

Administrative Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to such Administrative Agent (promptly upon the receipt thereof by Credit Party in the case of a notice to any Credit Party, and concurrently with the sending thereof in the case of a notice from any Credit Party) a copy of each notice of default and every other notice and other communication received or delivered by any Credit Party in connection with any material License Agreement which relates to the right of a Credit Party to continue to use the property subject to such License Agreement, and (vi) furnish to each Administrative Agent, promptly upon the request of such Administrative Agent, such information and evidence as such Administrative Agent may require from time to time concerning the observance, performance and compliance by any Credit Party or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

(b)           Credit Parties will either exercise any option to renew or extend the term of each material License Agreement in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to each Administrative Agent or give such Administrative Agent prior written notice that Credit Parties do not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration.  In the event of the failure of Credit Parties to extend or renew any material License Agreement, each Administrative Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of such Administrative Agent or in the name and behalf of such Credit Party, as such Administrative Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing.  Each Administrative Agent may, but shall not be required to, perform any or all of such obligations of any Credit Party under any of the License Agreements, including, but not limited to, the payment of any or all sums due from Credit Party thereunder.  Any sums so paid by any Agent shall constitute part of the Obligations.

9.22               Inactive Subsidiaries .  Credit Parties shall not permit any Inactive Subsidiary to (a) become an active company having operations or conduct business, or (b) own any assets other than assets with a fair market value not in excess of $25,000 in the aggregate for all Inactive Subsidiaries.

9.23               Costs and Expenses .  Credit Parties shall pay to each Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the applicable Obligations, Secured Parties’ rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with such Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Revolving Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred by Secured Parties in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of Collateral Agents, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against such Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by either Collateral Agent during the course of periodic field examinations of the Collateral and Credit Parties’ operations, plus a per diem charge at the rate of $750 per person per day for such Collateral Agent’s examiners in the field and office; and (g) the fees and disbursements of counsel (including legal assistants) to such Agent and, if an Event of Default under Section 10(a)(i) has occurred and is continuing, Lenders, in connection with any of the foregoing.

9.24               Further Assurances .  At the request of any Collateral Agent at any time and from time to time, Credit Parties shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements, including but not limited to obtaining written releases of prior security interests in the Collateral and obtaining documents which demonstrate Credit Parties’ current ownership of the Collateral.  Any Administrative Agent may at any time and from time to time request a certificate from an officer of Credit Parties representing that all conditions precedent to the making of Loans providing Revolving Letter of Credit Accommodations and LC Facility Letters of Credit contained herein are satisfied.  In the event of such request by an Administrative Agent, Lenders may, at their option, cease to make any further Loans and such Administrative Agent may, at its option, cease to provide any further Revolving Letter of Credit Accommodations until such Administrative Agent has received such certificate and, in addition, such Administrative Agent has determined that such conditions are satisfied.

9.25               Applications Under Insolvency Statutes .  Each Credit Party acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors, and agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (Canada) or make any proposal under the Bankruptcy and Insolvency Act (Canada) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor for purposes of such plan or proposal or otherwise.

9.26               Additional Collateral.

(a)           US Credit Parties shall cause each Subsidiary of any US Credit Party not in existence on the Original Effective Date (other than any Foreign Subsidiary) to execute and deliver to any or all of the Revolving Administrative Agent, LC Facility Administrative Agent, Accounts Collateral Agent and/or the LC Facility Collateral Agent (as specified below) promptly and in any event within 3 days after the formation, acquisition or change in status thereof (A) a signed counterpart of this Agreement as a US Borrower and a signed counterpart of the Amended and Restated Security Agreement as an Assignor, (B) an Opinion of Counsel in form and substance satisfactory to each Administrative Agent as to the due execution and delivery of this Agreement and the Amended and Restated Security Agreement, the ability of such Subsidiary to perform all of its obligations hereunder and thereunder and perfection and creation of Liens on Collateral as such Administrative Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (C) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by any such Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Financing Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Financing Agreements applicable to a US Credit Party.

(b)           Credit Parties shall cause each Subsidiary of any Credit Party that is not in existence on the Original Effective Date and which is organized under the laws of Canada or any province thereof to execute and deliver to any or all of the Revolving Administrative Agent or Canadian Collateral Agent promptly and in any event within 3 days after the formation, acquisition or change in status thereof (A) a signed counterpart of this Agreement in the capacity of a Canadian Borrower, (B) an Opinion of Counsel in form and substance satisfactory to Revolving Administrative Agent as to the due execution and delivery of this Agreement and the ability of such Subsidiary to perform all of its obligations hereunder of such Subsidiary as the Revolving Administrative Agent or Canadian Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) any Canadian Security Documents, if applicable, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by such Revolving Administrative Agent or Canadian Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Financing Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Financing Agreements applicable to a Canadian Borrower.

9.27               Post-Closing Real Property .  Upon the acquisition by any US Credit Party after the Original Effective Date of any interest (whether fee or leasehold) in any Real Property (wherever located) (each such interest being a “Subject Property”) (x) with a Current Value (as defined below) in excess of $1,000,000 in the case of a fee interest or (y) requiring the payment of annual rent exceeding in the aggregate $1,000,000 in the case of leasehold interest, promptly (but in any event within three Business Days of the date of such acquisition or of the date of the notice given by the LC Facility Collateral Agent pursuant to the last sentence of this Section 9.27) so notify the LC Facility Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, the function and purposes of such real property (including, without limitation, if any landfill activities are or are intended to be conducted thereon) any structures or improvements thereon and either an appraisal or such US Credit Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”).  The LC Facility Collateral Agent shall notify such US Credit Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold mortgage or landlord’s waiver; provided (i) at any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Credit Party (whether such real property is now existing or acquired after the Original Effective Date) which is not owned by a Credit Party, obtain written subordinations or waivers, in form and substance satisfactory to the LC Facility Collateral Agents, of all present and future Liens which the owner or lessor of such premises may be entitled to assert against the Collateral; and (ii) use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to the LC Facility Collateral Agent, providing access to Collateral located on any premises not owned by a Credit Party in order to remove such Collateral from such premises during an Event of Default.  Upon receipt of such notice requesting a Mortgage, the US Credit Party which has acquired such Subject Property shall immediately furnish to the LC Facility Collateral Agent the following, each in form and substance satisfactory to the LC Facility Collateral Agent:  (i) a Mortgage with respect to such real property and related assets located at the Subject Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the LC Facility Collateral Agent, desirable to create and perfect a valid and enforceable first priority Lien on the property purported to be covered thereby or to otherwise protect the rights of the LC Facility Collateral Agent and the Secured Parties thereunder, (iii) a Title Insurance Policy, (iv) an ALTA survey of such real property, certified to the LC Facility Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor and using a form of certification reasonably satisfactory to the LC Facility Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such Real Property, certified to the LC Facility Collateral Agent by a company reasonably satisfactory to the LC Facility Collateral Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such Real Property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, (vii) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the LC Facility Collateral Agent, (viii) evidence satisfactory to the LC Facility Collateral Agent of the compliance of such Real Property with all applicable building codes, subdivision and zoning laws, rules and regulations, (ix) such other documents or instruments (including guarantees and opinions of counsel) as the LC Facility Collateral Agent may reasonably require, and (x) opinion of local counsel in each jurisdiction in which Mortgaged Property is located in each case in form and substance reasonably satisfactory to LC Facility Collateral Agent.  With respect to any interest in Real Property held by a US Credit Party as of the Original Effective Date that was not a Mortgaged Property as of the Original Effective Date but would have been a Subject Property if acquired after the Original Effective Date, the LC Facility Collateral Agent shall be entitled, upon written notice to Parent, to require that such US Credit Party take any or all of the actions set forth in this Section 9.27(a) (as determined by the LC Facility Collateral Agent in its sole discretion) with respect to such interest in Real Property as if such interest in Real Property were a Subject Property.

9.28               Information Regarding Collateral.

(a)           Each Credit Party will furnish to each Collateral Agent prompt written notice of any change (i) in such Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s organizational identification number, if any, or (iv) in any Credit Party’s jurisdiction of organization.  Each Credit Party further agrees to give notice to each Collateral Agent within 15 days of any such change.  Each Credit Party also agrees promptly to notify each Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)           Concurrently with the delivery of financial statements pursuant to Section 9.6(b) hereof, the Credit Party shall deliver to each Administrative Agent and each Collateral Agent a Perfection Certificate Supplement, a form of which is attached as Exhibit A-2 to this Agreement, and a certificate of a financial officer and the chief legal officer of Parent certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

9.29               Anti-Terrorism Law; Anti-Money Laundering.  None of Parent or any of its Subsidiaries shall:

(a)              directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 8.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Order or any other Anti-Terrorism Law or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Credit Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Credit Parties’ compliance with this Section 9.29); or

(b)              cause or permit any of the funds of such Credit Party that are used to repay Secured Obligations to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

9.30               Embargoed Person.  None of Parent or any of its Subsidiaries shall cause or permit (a) any of the funds or properties of the Credit Parties that are used to repay the Loans or any reimbursement hereunder to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order (defined below) or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Order, any related enabling legislation or any other similar orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

9.31               Maintenance of Rating on LC Facility.  Parent and its Subsidiaries shall use their reasonable best efforts to cause each of Standard & Poor’s, a division of The McGraw-Hill Companies, and Moody’s Investors Service, Inc. to maintain monitored public ratings of the LC Facility at all times, including, without limitation, at the reasonable request of LC Facility Administrative Agent, meeting from time to time with representatives of such agencies at the offices of such agencies.

9.32               Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, Etc.  None of Parent or any of its Subsidiaries shall directly or indirectly:

(a)              make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness incurred or outstanding pursuant to Section 9.9(e) or (j), except as otherwise permitted by this Agreement; provided that (i) so long as no Event of Default shall have occurred and be continuing (or would result therefrom), the Excess Cash Flow Offer may be made (and Senior Secured Notes may be repurchased pursuant thereto) in accordance with the terms of the Senior Secured Notes Indenture as in effect on the Original Effective Date, (ii) the Specified Notes Redemption and the Warrant Proceeds Redemption shall be permitted to occur, (iii) in addition to any Senior Secured Notes repurchased or redeemed pursuant to the immediately preceding clauses (i) and (ii), Parent may repurchase or redeem up to $50.0 million in aggregate principal amount of Senior Secured Notes, so long as immediately after giving pro forma effect to any such repurchase or redemption (x) no Default shall have occurred and be continuing (or would result therefrom), (y) the Excess Availability shall be no less than $20.0 million and (z) the Leverage Ratio, as of the last day of the most recent period for which a Compliance Certificate was required to be delivered pursuant to Section 9.6(a), assuming such redemption or repurchase occurred on the first day of such most recent period, shall be at least 0.25 “turns” less than the Leverage Ratio was required to be as of such last day under Section 9.17 (and the Borrowers shall provide to the Administrative Agents a reasonably detailed Officers’ Certificate to such effect) and (iv) the Series B Preferred Stock may be redeemed or repurchased to the extent provided in Section 9.11(d);

(b)              amend or modify, or permit the amendment or modification of, any provision of the Senior Secured Notes Indenture in any manner that is adverse in any material respect to the interests of the Lenders; or

(c)              terminate, amend, modify or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Capital Stock (including any stockholders’ agreement), or enter into any new agreement with respect to its Capital Stock, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Parent may issue such Capital Stock, so long as such issuance is not prohibited by Section 9.10 or any other provision of the Financing Agreements, and may amend its Organizational Documents to authorize any such Capital Stock.

9.33               Sale and Leaseback Transactions.  None of Parent or any of its Subsidiaries shall enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 9.7 and (ii) any Liens arising in connection with its use of such property are permitted by Section 9.8.

9.34               No Further Negative Pledge.  None of Parent or any of its Subsidiaries shall enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement and the other Financing Agreements; (2) covenants in documents creating Liens permitted by Section 9.8 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Secured Note Indenture as in effect on the Amendment and Restatement Effective Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Financing Agreements on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 9.7 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Credit Party or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Credit Party, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Financing Agreements of the contracts, instruments or obligations referred to in clause (3) or (5)(e); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

9.35               Application of Proceeds of Specified Equity Offering.  Parent will cause the net proceeds of the Specified Equity Offering (if consummated) to be used to redeem Senior Secured Notes in accordance with the Senior Secured Notes Indenture within 30 days of the consummation of the Specified Equity Offering.

9.36               Post-Closing Matters.  Borrowers will cause each item set forth on Schedule 9.36 to be completed on or before the date indicated in the description such item on such Schedule, subject to extension by the applicable Administrative Agent.

SECTION 10.                     EVENTS OF DEFAULT AND REMEDIES.

10.1               Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)              (i) Any Credit Party fails to pay when due any of the Obligations (other than third party fees and expenses provided under Section 9.23 of this Agreement), (ii) any Credit Party fails to pay any third party fees, interest or expenses of Agent or Lenders provided under Section 9.23 of this Agreement within five (5) Business Days of the due date, or (iii) any Credit Party fails to perform any of the covenants contained in Sections 9.2, 9.3, 9.6, 9.15, 9.21 or 9.22 of this Agreement and such failure shall continue for thirty (30) days; provided that such thirty (30) day period shall not apply in the case of:  (A) a failure to observe such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a six (6) month period, or (B) an intentional breach of any Credit Party of any such covenant, or (iv) any Credit Party fails to perform any of the other terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements;

(b)              any representation, warranty or statement of fact made by any Credit Party to the Agents and/or Lenders in this Agreement, the other Financing Agreements or any other agreements, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)              [intentionally omitted];

(d)              any judgment for the payment of money is rendered against any Credit Party in excess of the US Dollar Equivalent of $5.0 million in any one case or in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Credit Party or any of its assets;

(e)              any Credit Party which is a partnership, limited liability company, limited liability partnership, corporation or business trust, dissolves or suspends or discontinues doing business;

(f)               any Credit Party becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(g)              a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect, or a petition, case, application or proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Credit Party or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Credit Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)              a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect, or a petition, case, application or proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Credit Party or for all or any part of its property; or

(i)               any default by any Credit Party under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than to Agent and Lenders hereunder or under the other Financing Agreements, or any capitalized lease obligations, contingent Indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than to Agent and Lenders hereunder or under the other Financing Agreements, in any case in an amount in excess of the US Dollar Equivalent of $5.0 million, which default continues for more than the applicable cure period, if any, with respect thereto;

(j)               any bank at which any deposit account of any Credit Party is maintained shall fail to comply with any of the material terms of any Deposit Account Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Credit Party shall fail to comply with any of the material terms of any Investment Property Control Agreement to which such person is a party;

(k)              any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than as to Agent or any Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest or Lien provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest or Lien in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l)               an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Credit Party in an aggregate amount in excess of $5.0 million;

(m)             any Change of Control;

(n)              the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Credit Party of which any Credit Party or Agent or any Lender receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Credit Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of the US Dollar Equivalent of $5.0 million, or (ii) any other property of any Credit Party which is necessary or material to the conduct of its business;

(o)              a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section in respect of any Credit Party of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent or any Lender or any other Person in respect of any Credit Party or otherwise issued in respect of any Credit Party; or

(p)              there shall be an event of default under any of the other Financing Agreements.

10.2               Remedies.

(a)              At any time an Event of Default exists or has occurred and is continuing, Secured Parties shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any US Credit Party or any other Person, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to the Secured Parties hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in the Secured Parties’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any US Credit Party of this Agreement or any of the other Financing Agreements.  Revolving Administrative Agent may, at any time or times, proceed directly against any US Credit Party to collect the Revolving Obligations without prior recourse to the Accounts Collateral.  Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Revolving Administrative Agent may (or, insofar as any such action relates to Collateral, Accounts Collateral Agent may), in its discretion and shall, upon the request of the Majority Lenders (or, with respect to the following clauses (i) and (vii), upon the request of the Majority Revolving Lenders), without limitation, (i) accelerate the payment of all US Revolving Obligations, terminate the US Revolving Facility and demand immediate payment thereof to Revolving Administrative Agent and US Revolving Lenders (provided that, upon the occurrence of any Event of Default described in Sections 10.1(f), (g) and 10.1(h), all Revolving Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Accounts Collateral (and, if the Accounts Collateral Agent is the LC Facility Collateral Agent, the Non-Accounts Collateral) may be located and take possession of all or any portion of the Accounts Collateral or complete processing, manufacturing and repair of all or any portion of the Accounts Collateral, (iii) require US Credit Parties, at US Credit Parties’ expense, to assemble and make available to Accounts Collateral Agent any part or all of the Accounts Collateral (and, if the Accounts Collateral Agent is the LC Facility Collateral Agent, the Non-Accounts Collateral) at any place and time designated by Accounts Collateral Agent, (iv) collect, foreclose, receive, appropriate, setoff (even though the US Revolving Obligations may be unmatured and regardless of the adequacy of other Accounts Collateral) and realize upon any and all Accounts Collateral (and, if the Accounts Collateral Agent is the LC Facility Collateral Agent, the Non-Accounts Collateral), (v) remove any or all of the Accounts Collateral (and, if the Accounts Collateral Agent is the LC Facility Collateral Agent, the Non-Accounts Collateral) from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Accounts Collateral (and, if the Accounts Collateral Agent is the LC Facility Collateral Agent, the Non-Accounts Collateral) (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Accounts Collateral Agent or elsewhere) at such prices or terms as Accounts Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with the Accounts Collateral Agent having the right to purchase the whole or any part of the Accounts Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of US Credit Parties, which right or equity of redemption is hereby expressly waived and released by each US Credit Party and/or (vii) terminate the US Revolving Facility.  If any of the Accounts Collateral (and, if the Accounts Collateral Agent is the LC Facility Collateral Agent, the Non-Accounts Collateral) is sold or leased by Accounts Collateral Agent upon credit terms or for future delivery, the US Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Accounts Collateral Agent.  If notice of disposition of Accounts Collateral is required by law, ten (10) days’ prior notice by Accounts Collateral Agent to US Credit Parties designating the time and place of any public sale or the time after which any private sale or other intended disposition of any Accounts Collateral is to be made, shall be deemed to be reasonable notice thereof and each US Credit Party waives any other notice.  In the event Accounts Collateral Agent institutes an action to recover any Accounts Collateral or seeks recovery of any Accounts Collateral by way of prejudgment remedy, each US Credit Party waives the posting of any bond which might otherwise be required.  At any time an Event of Default exists or has occurred and is continuing, upon Accounts Collateral Agent’s request, US Credit Parties will either, as Revolving Administrative Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Revolving Administrative Agent’s reimbursement obligations to the issuer in connection with any US Revolving Letter of Credit Accommodations or furnish cash collateral to Revolving Administrative Agent for the US Revolving Letter of Credit Accommodations.  Such cash collateral shall be in the amount equal to one hundred ten percent (110%) of the amount of the US Revolving Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such US Revolving Letter of Credit Accommodations.

(b)              All rights, remedies and powers granted to the Secured Parties hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Secured Parties’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any US Credit

Party of this Agreement or any of the other Financing Agreements.  LC Facility Administrative Agent may, at any time or times, proceed directly against any US Credit Party to collect the LC Facility Obligations without prior recourse to Non-Accounts Collateral.  Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, LC Facility Administrative Agent may (or, insofar as any such action relates to Non-Accounts Collateral, LC Facility Collateral Agent may), in its discretion and shall, upon the request of the Majority Lenders (or, with respect to the following clauses (i) and (vii), the Majority LC Facility Lenders), without limitation, (i) accelerate the payment of all LC Facility Obligations and demand immediate payment thereof to LC Facility Administrative Agent, LC Facility Lenders and the Term Loan Lenders, as the case may be, terminate the LC Facility and terminate the obligation of the LC Facility Issuing Bank to issue or renew any LC Facility Letters of Credit (provided that, upon the occurrence of any Event of Default described in Sections 10.1(f), (g) and 10.1(h), all LC Facility Obligations shall automatically become immediately due and payable and the obligation of the LC Facility Issuing Bank to issue or renew any LC Facility Letters of Credit shall be terminated), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Non-Accounts Collateral (and, if the LC Facility Collateral Agent is then the Accounts Collateral Agent, the Accounts Collateral) may be located and take possession of all or any portion of such Collateral or complete processing, manufacturing and repair of all or any portion of such Collateral, (iii) require US Credit Parties, at US Credit Parties’ expense, to assemble and make available to LC Facility Collateral Agent any part or all of the Non-Accounts Collateral (and, if the LC Facility Collateral Agent is then the Accounts Collateral Agent, the Accounts Collateral) at any place and time designated by LC Facility Collateral Agent, (iv) collect, foreclose, receive, appropriate, setoff (even though the LC Facility Obligations may be unmatured and regardless of the adequacy of other Collateral) and realize upon any and all Non-Accounts Collateral (and, if the LC Facility Collateral Agent is then the Accounts Collateral Agent, the Accounts Collateral), (v) remove any or all of the Non-Accounts Collateral (and, if the LC Facility Collateral Agent is then the Accounts Collateral Agent, the Accounts Collateral) from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Non-Accounts Collateral (and, if the LC Facility Collateral Agent is then the Accounts Collateral Agent, the Accounts Collateral) (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of LC Facility Collateral Agent or elsewhere) at such prices or terms as LC Facility Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with the LC Facility Collateral Agent having the right to purchase the whole or any part of such Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of US Credit Parties, which right or equity of redemption is hereby expressly waived and released by each Credit Party and/or (vii) terminate the obligation of the LC Facility Issuing Bank to issue or renew any LC Facility Letters of Credit.  If any of the Non-Accounts Collateral (and, if the LC Facility Collateral Agent is then the Accounts Collateral Agent, the Accounts Collateral) is sold or leased by LC Facility Collateral Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by LC Facility Collateral Agent.  If notice of disposition of any such Collateral is required by law, ten (10) days’ prior notice by LC Facility Collateral Agent to US Credit Parties designating the time and place of any public sale or the time after which any private sale or other intended disposition of any Collateral is to be made, shall be deemed to be reasonable notice thereof and each US Credit Party waives any other notice.  In the event LC Facility Collateral Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each US Credit Party waives the posting of any bond which might otherwise be required.  At any time an Event of Default exists or has occurred and is continuing, upon LC Facility Collateral Agent’s request, US Credit Parties will either deposit cash collateral into the Cash Collateral Account for the LC Facility Letters of Credit.  Such cash collateral shall be in the amount equal to one hundred ten percent (110%) of the amount of the Uncovered LC Facility Amount plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of each outstanding LC Facility Letter of Credit.

(c)              At any time an Event of Default exists or has occurred and is continuing, Canadian Secured Parties shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Canadian Borrower or any other Person, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to the Canadian Secured Parties hereunder, under any of the other Financing Agreements, the UCC, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Canadian Secured Parties’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Canadian Borrower of this Agreement or any of the other Financing Agreements.  Revolving Administrative Agent may, at any time or times, proceed directly against any Canadian Borrower to collect the Canadian Obligations without prior recourse to the Canadian Accounts Collateral.  Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Revolving Administrative Agent may (or, insofar as any such action relates to Collateral, Canadian Collateral Agent may), in its discretion and shall, upon the request of the Canadian Lender, without limitation, (i) accelerate the payment of all Canadian Obligations, terminate the Canadian Revolving Facility and demand immediate payment thereof to Revolving Administrative Agent and Canadian Lender (provided that, upon the occurrence of any Event of Default described in Sections 10.1(f), (g) and 10.1(h), all Canadian Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Canadian Accounts Collateral may be located and take possession of all or any portion of the Canadian Accounts Collateral or complete processing, manufacturing and repair of all or any portion of the Canadian Accounts Collateral, (iii) require Canadian Borrowers, at Canadian Borrowers’ expense, to assemble and make available to Canadian Collateral Agent any part or all of the Canadian Accounts Collateral at any place and time designated by Canadian Collateral Agent, (iv) collect, foreclose, receive, appropriate, setoff (even though the Canadian Obligations may be unmatured and regardless of the adequacy of other Collateral) and realize upon any and all Canadian Accounts Collateral, (v) remove any or all of the Canadian Accounts Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Canadian Accounts Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Canadian Collateral Agent or elsewhere) at such prices or terms as Canadian Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with the Canadian Collateral Agent having the right to purchase the whole or any part of the Canadian Accounts

Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Canadian Borrowers, which right or equity of redemption is hereby expressly waived and released by each Canadian Borrower and/or (vii) terminate the Canadian Revolving Facility.  If any of the Canadian Accounts Collateral is sold or leased by Canadian Collateral Agent upon credit terms or for future delivery, the Canadian Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Canadian Collateral Agent.  If notice of disposition of Canadian Accounts Collateral is required by law, ten (10) days’ prior notice by Canadian Collateral Agent to Canadian Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of any Canadian Accounts Collateral is to be made, shall be deemed to be reasonable notice thereof and each Canadian Borrower waives any other notice.  In the event Canadian Collateral Agent institutes an action to recover any Canadian Accounts Collateral or seeks recovery of any Canadian Accounts Collateral by way of prejudgment remedy, each Canadian Borrower waives the posting of any bond which might otherwise be required.

(d)              Accounts Collateral Agent may (and shall, upon the request of the Majority Lenders), at any time or times that an Event of Default exists or has occurred and is continuing, enforce US Credit Parties’ rights against any account debtor, secondary obligor or other obligor in respect of any of the Accounts Collateral.  Without limiting the generality of the foregoing, Accounts Collateral Agent may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Accounts Collateral Agent and that Accounts Collateral Agent has a security interest therein and Accounts Collateral Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Accounts Collateral Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Accounts Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and neither Accounts Collateral Agent, nor any Lender shall be liable for the failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, and (iv) take whatever other action Accounts Collateral Agent may deem necessary or desirable for the protection of its interests.  At any time that an Event of Default exists or has occurred and is continuing, at Accounts Collateral Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other items in the Accounts Collateral have been assigned to Accounts Collateral Agent and are payable directly and only to Accounts Collateral Agent, and US Credit Parties shall deliver to Accounts Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Accounts Collateral Agent may require.  In the event any account debtor returns Inventory when an Event of Default under the Revolving Facility exists or has occurred and is continuing, US Credit Parties shall, upon Accounts Collateral Agent’s request, hold the returned Inventory in trust for Accounts Collateral Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Accounts Collateral Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Accounts Collateral Agent, prior written consent.

(e)              Canadian Collateral Agent may (and shall, upon the request of Canadian Lender) at any time or times that an Event of Default exists or has occurred and is continuing, enforce Canadian Borrowers’ rights against any account debtor, secondary obligor or other obligor in respect of any of the Canadian Accounts Collateral.  Without limiting the generality of the foregoing, Canadian Collateral Agent may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Canadian Collateral Agent and that Canadian Collateral Agent has a security interest therein and Canadian Collateral Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Canadian Collateral Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Canadian Accounts Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Canadian Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Canadian Collateral Agent and Canadian Lender shall not be liable for the failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, and (iv) take whatever other action Canadian Accounts Collateral Agent may deem necessary or desirable for the protection of its interests.  At any time that an Event of Default exists or has occurred and is continuing, at Canadian Collateral Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other items in the Canadian Accounts Collateral have been assigned to Canadian Collateral Agent and are payable directly and only to Canadian Collateral Agent, and Canadian Borrowers shall deliver to Canadian Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Canadian Collateral Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Canadian Borrowers shall, upon Canadian Collateral Agent’s request, hold the returned Inventory in trust for Canadian Collateral Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Canadian Collateral Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Canadian Collateral Agent’s prior written consent.

(f)               To the extent that applicable law imposes duties on any Collateral Agent or any Secured Party to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Credit Parties acknowledge and agree that it is not commercially unreasonable for such Collateral Agent and Secured Parties (i) to fail to incur expenses reasonably deemed significant by such Collateral Agent or any such Secured Party to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Credit Parties, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure such Collateral Agent and any such Secured Party against risks of loss, collection or disposition of Collateral or to provide to such Collateral Agent or any such Secured Party a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by such Collateral Agent or any such Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Collateral Agent or Secured Party  in the collection or disposition of any of the Collateral.  Credit Parties acknowledge that the purpose of this Section 10.2 is to provide non-exhaustive indications from Credit Parties of what actions or omissions by such Collateral Agent or any such Secured Party would not be commercially unreasonable in such Collateral Agent’s and/or Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by any such Collateral Agent or Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 10.2.  Without limitation of the foregoing, nothing contained in this Section 10.2 shall be construed to grant any rights to Credit Parties or to impose any duties on any Collateral Agent or any Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 10.2.

(g)              For the purpose of enabling Accounts Collateral Agent to exercise the rights and remedies hereunder, each US Credit Party hereby grants to Accounts Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to US Credit Parties) to, at any time when an Event of Default has occurred and is continuing, use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by US Credit Parties, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.  Additionally, for the purpose of enabling Accounts Collateral Agent to exercise its rights and remedies hereunder, US Credit Parties hereby grant to Accounts Collateral Agent an irrevocable right of access, easement and license (exercisable without payment of any fee or other compensation to US Credit Parties) to, at any time when an Event of Default has occurred and is continuing, enter into any Real Property of US Credit Parties and to use and operate any Equipment or other goods thereon and to utilize any Inventory of the US Credit Parties in connection with the fulfillment and completion of any contractual or other obligations of US Credit Parties to their account debtors and customers.

(h)              For the purpose of enabling Canadian Collateral Agent to exercise the rights and remedies hereunder, each Canadian Borrower hereby grants to Canadian Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Canadian Borrowers) to, at any time when an Event of Default has occurred and is continuing, use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Canadian Borrowers, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.  For the purpose of enabling Canadian Collateral Agent to exercise its rights and remedies hereunder, Canadian Borrowers hereby grant to Canadian Collateral Agent an irrevocable right of access, easement and license (exercisable without payment of any fee or other compensation to Canadian Borrowers) to, at any time when an Event of Default has occurred and is continuing, enter into any Real Property of Canadian Borrowers and to use and operate any Equipment or other goods thereon and to utilize any Inventory of the Canadian Borrower in connection with the fulfillment and completion of any contractual or other obligations of Canadian Borrowers to their account debtors and customers.

(i)               Accounts Collateral Agent shall apply the cash proceeds of (A) Accounts Collateral actually received by Accounts Collateral Agent and (B) from and after the Discharge of LC Obligations, Non-Accounts Collateral from any sale, lease, foreclosure or other disposition of the Accounts Collateral in the following order:

(i)      first, to reimburse Revolving Administrative Agent and Accounts Collateral Agent for all costs and expenses of collection or enforcement including reasonable attorneys’ fees and legal expenses;

(ii)     second, to the extent that any unpaid US Revolving Obligations (other than US Revolving Obligations consisting of obligations under Hedging Agreements) are outstanding, to Revolving Administrative Agent in an amount equal to such US Revolving Obligations, to be applied as provided in Section 6.4 hereof;

(iii)    third, to the extent not reimbursed by the Canadian Borrowers, to reimburse Canadian Collateral Agent for all costs and expenses of collection or enforcement including reasonable attorneys’ fees and legal expenses;

(iv)    fourth, to the extent that any unpaid Canadian Obligations (other than Canadian Obligations consisting of obligations under Hedging Agreements) are outstanding, to Canadian Agent in an amount equal to such Canadian Obligations, to be applied as provided in Section 6.4 hereof;

(v)     fifth, to the extent that any Revolving Letter of Credit Accommodations remain outstanding, to cash collateral for such Revolving Letter of Credit Accommodations as contemplated by the last two sentences of Section 10.2(a) to be held by the Revolving Administrative Agent;

(vi)    sixth, to the extent that any US Revolving Obligations under Hedging Agreements owed to any Person that was a US Revolving Lender, Revolving Administrative Agent or any of their respective Affiliates at the time such Hedging Agreement was entered into remains outstanding, to the holders of such US Revolving Obligations;

(vii)   seventh, to the extent that any US Revolving Obligations under Hedging Agreements owed to any Person that was a LC Facility Lender, Term Loan Lender, LC Administrative Agent or any of their respective Affiliates at the time such Hedging

Agreement was entered into remain outstanding, to the holders of such US Revolving Obligations;

(viii)  eighth, so long as all Revolving Obligations have been paid in full in cash, to the extent any unpaid LC Facility Obligations are outstanding, to the LC Facility Collateral Agent in an amount equal to such unpaid LC Facility Obligations for application to the LC Facility Obligations as provided in Sections 10.2(j)(i), (j)(ii), (j)(iii), (j)(iv) and (j)(vi); and

(ix)    ninth, to the US Credit Parties or any other Person entitled thereto.

US Credit Parties shall remain liable to Secured Parties for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.

(j)      LC Facility Collateral Agent shall apply the cash proceeds of (A) subject to the last sentence of this Section 10.2(j), Non-Accounts Collateral in the manner specified in the Amended and Restated Security Agreement or other applicable Security Documents and (B) from and after the Discharge of Revolving Obligations, Accounts Collateral and any other collateral for the LC Facility Obligations pursuant to any Financing Agreement, actually received by LC Facility Collateral Agent from any sale, lease, foreclosure or other disposition of  Collateral or other collateral for the LC Facility Obligations in the following order:

(i)      first, to reimburse LC Facility Administrative Agent and LC Facility Collateral Agent for all costs and expenses of collection or enforcement including attorneys’ fees and legal expenses;

(ii)     second, to reimburse the LC Facility Issuing Bank for any amount which has not been reimbursed to it with respect to any drawing under any LC Facility Letters of Credit;

(iii)    third, to payment of the LC Facility Obligations on a pro rata basis to the LC Facility Secured Parties based on the amount of LC Facility Obligations then outstanding, whether or not then due;

(iv)    fourth, to the extent that any LC Facility Letters of Credit remain outstanding, to cash collateral for such LC Facility Letters of Credit as contemplated by the last two sentences of Section 10.2(b) to be held by the LC Facility Administrative Agent;

(v)     fifth, so long as all LC Facility Obligations have been paid in full in cash, to the extent any unpaid Revolving Obligations are outstanding, to the Revolving Administrative Agent and Accounts Collateral Agent in an amount equal to such unpaid Revolving Obligations for application to the Revolving Obligations as provided in Sections 10.2(i)(i), (i)(ii), (i)(iii), (i)(iv), (i)(v), (i)(vi), (i)(vii) and (i)(ix); and

(vi)    sixth, to the US Credit Parties or any other Person legally entitled thereto.

US Credit Parties shall remain liable to Secured Parties for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.

Notwithstanding clause (A) above, in the event that the LC Facility Collateral Agent receives any proceeds from or in respect of Non-Accounts Collateral held in any Deposit Account into which funds were released from a US Blocked Account as contemplated by Section 6.3 at a time when any unpaid US Revolving Obligations remain outstanding then (i) if any Revolving Loans are outstanding that were incurred in violation of Section 9.10(b) (“Default Revolving Loans”), the LC Facility Collateral Agent shall apply the proceeds from such Deposit Account (but not from any other Non-Accounts Collateral), first, to pay all outstanding Revolving Obligations in respect of such Default Revolving Loans, second, in the order specified in Section 10.2(j) and third, in the order specified in the Amended and Restated Security Agreement and (ii) if any Revolving Obligations are outstanding as a result of the Revolving Administrative Agents or the Revolving Lenders being required to refund amounts applied to repay Revolving Loans as a result of the application of any federal or state bankruptcy, insolvency or debtor/creditor law requiring repayment of preferential payments (“Refunded Revolving Obligations”), the LC Facility Collateral Agent shall apply the proceeds from such Deposit Account (but not from any other Non-Accounts Collateral), first, to pay all outstanding Refunded Revolving Obligations, second, in the order specified in Section 10.2(j) and third, in the order specified in the Amended and Restated Security Agreement.

(k)           Canadian Collateral Agent shall apply the cash proceeds of Canadian Accounts Collateral actually received by Accounts Collateral Agent from any sale, lease, foreclosure or other disposition of the Canadian Accounts Collateral:

(i)      first, to reimburse Revolving Administrative Agent and Canadian Collateral Agent for all costs and expenses of collection or enforcement including attorneys’ fees and legal expenses,

(ii)     second, to the extent that any unpaid Canadian Obligations (other than Canadian Obligations consisting of obligations under Hedging Agreements) are outstanding, to the Revolving Administrative Agent in an amount equal to such Canadian Obligations to be applied as provided in Section 6.6 hereof,

(iii)    third, to the extent that any Canadian Obligations under Hedging Agreements owed to any Person that was a Canadian Lender, Revolving Administrative Agent or any of their respective Affiliates at the time such Hedging Agreement was entered into remain outstanding, to the holders of such Canadian Revolving Obligations,

(iv)    fourth, to the extent that any Canadian Obligations under Hedging Agreements owed to any Person that was an LC Facility Lender, Term Loan Lender, LC Administrative Agent or any of their respective Affiliates at the time such Hedging Agreement was entered into remain outstanding, to the holders of such Canadian Obligations

(v)     fifth, to the Canadian Borrowers or any other Person entitled thereto.

Canadian Borrowers shall remain liable to Canadian Secured Parties for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.

(l)            Regardless of the adequacy of any Collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any Secured Party to any Credit Party which is liable for such Obligations and any securities or other property of any Credit Party which is liable for such Obligations in the possession of such Secured Party may, at any time, without demand or notice (any such notice being expressly waived by Credit Parties), in whole or in part, be applied to or set off by such Secured Party against the payment of such Obligations and any and all other liabilities or obligations, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Credit Party to any Secured Party.  Each of the Lenders agrees with each other Lender that (i) if an amount to be set off is to be applied to Obligations of any Credit Party owed to such Lender, is in excess of its Pro Rata Share or (ii) if such Lender shall receive from any Credit Party or any other source, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, or by enforcement of the Obligations, by proceedings against any Credit Party at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, any amount in excess of its Pro Rata Share of the Obligations then, in either such case, will make such disposition and arrangements with the applicable Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender holding Obligations of such Credit Party, receiving in respect of the Obligations owed it, equal to its Pro Rata Share as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest and provided further that any setoff of, (x) Accounts Collateral shall be subject to Section 10.2(i), (y) Canadian Accounts Collateral shall be subject to Section 10.2(k) and (z) Non-Accounts Collateral shall be subject to Section 10.2(j).  ANY AND ALL RIGHTS TO REQUIRE ANY SECURED PARTY TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY CREDIT PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(m)          Canadian Collateral Agent may, at any time when any Event of Default has occurred and is continuing, appoint or reappoint by instrument in writing, any person or persons, whether an officer or officers or any employee or employees of such Collateral Agent or not, to be a receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of any Canadian Borrower (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her stead.  Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed the agent of the Canadian Borrowers and not Canadian Collateral Agent, and Canadian Collateral Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants, agents or employees.  Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of any or all of the Canadian Accounts Collateral, to preserve such Collateral or its value, to carry on or concur in carrying on all or any part of the business of the applicable Canadian Borrower and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of such Collateral.  To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the applicable Canadian Borrower, at any time when an Event of Default has occurred and is continuing, enter upon, use and occupy all premises owned or occupied by the applicable Canadian Borrower wherein Canadian Accounts Collateral may be situate, maintain Canadian Accounts Collateral upon such premises, borrow money on a secured or unsecured basis and use Canadian Accounts Collateral directly in carrying on the applicable Canadian Borrower’s business or as security for loans or advances to enable the Receiver to carry on applicable Canadian Borrower’s business or otherwise, as such Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Canadian Collateral Agent, all proceeds of Canadian Accounts Collateral received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Canadian Collateral Agent (or upon Canadian Collateral Agent’s direction to Canadian Lender).  Every such Receiver may, in the discretion of the Canadian Collateral Agent be vested with all or any of the rights and powers of Canadian Collateral Agent.  Canadian Collateral Agent may, either directly or through its agents or nominees, exercise any or all powers and rights given by Canadian Collateral Agent to a Receiver by virtue of the foregoing provisions of this paragraph.

(n)           On and after an Event of Default and for so long as the same is continuing, US Credit Parties shall pay all costs, charges and expenses incurred by any Collateral Agent, any Secured Party or any Receiver or any nominee or agent of any Agent (and Canadian Borrowers shall pay all costs, charges and expenses incurred by any Canadian Secured Party or any Receiver or any nominee or agent of any Canadian Secured Party), whether directly or for services rendered (including, without limitation, solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

(o)           If any Accounts Collateral or any other payment made with respect to the Revolving Obligations received by the Revolving Lenders is required to be returned under any circumstance (the “Returned Amount”), then the LC Facility Administrative Agent, the LC Facility Lenders and the Term Loan Lenders shall to the extent Accounts Collateral were received by the LC Facility Administrative Agent, the LC Facility Lenders or the Term Loan Lenders, immediately reimburse the Revolving Lenders up to an amount equal to such Returned Amount.

SECTION 11.                     JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.

11.1               Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise expressly provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of The State of New York (without giving effect to principles of conflicts of law).

(b)           Each Credit Party, each Agent, and each Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, whichever the Administrative Agents may elect, and in addition, Credit Parties irrevocably consent and submit to the non-exclusive jurisdiction of the Ontario Superior Court of Justice, in each case, whichever the Administrative Agents may elect and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Accounts Collateral Agent (with respect to the Accounts Collateral) and LC Facility Collateral Agent (with respect to the Non-Accounts Collateral) and Lenders shall have the right to bring any action or proceeding against any Credit Party or its property in the courts of any other jurisdiction which such Collateral Agent deems necessary or appropriate in order to realize on the applicable Collateral or to otherwise enforce its rights against any Credit Party or its property).

(c)           Each Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the US mails, or, at Agent’s option, by service upon Credit Parties in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, Credit Parties shall appear in answer to such process, failing which Credit Parties shall be deemed in default and judgment may be entered by Lender against Credit Parties for the amount of the claim and other relief requested.

(d)           EACH CREDIT PARTY, EACH AGENT, AND EACH LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH CREDIT PARTY, EACH AGENT, AND EACH LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY CREDIT PARTY OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           No Agent nor any Lender shall have any liability to any Credit Party (whether in tort, contract, equity or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Agent or such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of such Agent or such Lender.  In any such litigation, each Agent and each Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.  Except as prohibited by law, each Credit Party waives any right which it may have to claim or recover in any litigation with any Agent and any Lender any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each Credit Party:  (i) certifies that no Agent, no Lender nor any representative, agent or attorney acting for or on behalf of any Agent or any Lender has represented, expressly or otherwise, that such Agent or such Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements, and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, each Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2               Waiver of Notices.  Each Credit Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Credit Party which any Agent or any Lender may elect to give shall entitle any Credit Party to any other or further notice or demand in the same, similar or other circumstances.

11.3               Amendments and Waivers.  Except as set forth in this Section 11.3, neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by authorized officers of each Administrative Agent and the Majority Lenders (except as otherwise provided in Sections 11.3(b) and (c) below), and as to amendments, as also signed by an authorized officer of each Credit Party; provided that:

(a)           without the written consent of each Administrative Agent and each affected Lender, no such amendment, waiver or consent shall:

(i)            reduce the principal of, or interest on, any amount payable or reimbursable to any Lender hereunder, other than those payable only to an Agent in its capacity as such, which may be reduced by such Agent unilaterally;

(ii)           postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder, other than those payable only to an Agent in its capacity as such, which may be postponed by such Agent unilaterally;

(iii)          except as otherwise permitted hereunder or under any of the Financing Agreements, release any Significant Subsidiary for the performance of any its obligations hereunder or under any of the Financing Agreements;

(iv)          amend any provision of this Agreement that requires the consent of all Lenders to consent to or waive any breach thereof;

(v)           amend the definition of the term “Majority Lenders”;

(vi)          amend this Section 11.3;

(vii)         extend the date on which the LC Facility Deposits are required to be returned to LC Facility Lenders;

(viii)        change the provisions of this Agreement dealing with the application of proceeds from Collateral; or

(ix)           release all or substantially all of the Accounts Collateral, Canadian Accounts Collateral or Non-Account Collateral unless otherwise permitted pursuant to the terms of this Agreement;

(b)           without the written consent of Revolving Administrative Agent and each affected Revolving Lender, no such amendment, waiver or consent shall:

(i)            increase or decrease the Revolving Maximum Credit, the US Revolving Maximum Credit or Canadian Maximum Credit or any Revolving Lender’s Revolving Loan Commitment or Pro Rata Share; provided that no consent of the LC Facility Administrative Agent or any LC Facility Lender shall be required with respect to any increase or increases contemplated by this Section 11.3(b)(i) except to the extent any such increase would have the effect of increasing the maximum amount of credit under the Revolving Facility by more than $15.0 million from the maximum amount of credit available under the Revolving Facility as of the Amendment and Restatement Effective Date (with any increases denominated in Canadian Dollars being converted to U.S. dollars at the Dollar Equivalent Amount);

(ii)           increase any advance percentage contained in the definition of the term US Borrowing Base or Canadian Borrowing Base; provided that no consent of the LC Facility Administrative Agent or any LC Facility Lender shall be required with respect to any increase or increases contemplated by this Section 11.3(b)(ii) except to the extent any such increase would have the effect of increasing any such advance percentage by an aggregate of more than 5% over the amount of such advance percentage as in effect as of the Amendment and Restatement Effective Date;

(iii)          increase or decrease the percentage specified in the “Majority Revolving Lenders”; provided that no consent of the LC Facility Administrative Agent or any LC Facility Lender shall be required with respect to any change contemplated by this Section 11.3(b)(iii);

(iv)          decrease any interest rate or fees payable hereunder to any Revolving Lender; provided that no consent of the LC Facility Administrative Agent; or

any LC Facility Lender shall be required with respect to any decrease contemplated by this Section 11.3(b)(iv);

(c)           without the written consent of LC Facility Administrative Agent and each affected LC Facility Lender or Term Loan Lender, no such amendment, waiver or consent shall:

(i)            increase the amount required to be funded by such LC Facility Lender or increase the principal amount of the Term Loan of any Term Loan Lender or increase the amount of the LC Facility or the maximum amount of Term Loans that may be drawn hereunder; provided that no consent of the Revolving Administrative Agent or any Revolving Lender shall be required with respect to any increase or increases contemplated by this Section 11.3(c)(i) except to the extent any such increase would have the effect of increasing the maximum aggregate principal amount of credit under the LC Facility and the Term Loans, taken together, by more than $15.0 million from the amount of credit available under the LC Facility and the Term Loans (assuming all conditions thereto would be satisfied), taken together, as of the Amendment and Restatement Effective Date;

(ii)           decrease any interest rate or fees payable hereunder to any LC Facility Lender or Term Loan Lender; provided that no consent of the Revolving Administrative Agent or any Revolving Lender shall be required with respect to any decrease contemplated by this Section 11.3(c)(ii); or

(iii)          increase or decrease the percentage specified in “Majority LC Facility Lenders”; provided that no consent of the Revolving Administrative Agent or any Revolving Lender shall be required with respect to any change contemplated by this Section 11.3(c)(iii);

(d)           if, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.3(a), (b) or (c), the consent of the Majority Lenders, Majority LC Facility Lenders or Majority Revolving Facility Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall, if no Default then exists, have the right to replace all, but not less than all, of such non-consenting Lenders (so long as all non-consenting Lenders are so replaced) with one or more Eligible Assignees pursuant to Section 3.7 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided that if such change, waiver, discharge or termination shall concern a decrease in the Participation Fee prior to the first anniversary of the Amendment and Restatement Effective Date, then each such non-consenting Lender shall only be required to so assign if it receives from the US Borrowers or the relevant assignee a premium of 1% of the amount received in connection with such assignment;

(e)           any amendment, modification or supplement to any Financing Agreement contemplated by Section 2.10(vi) shall be permitted in accordance with the terms of such Section without further compliance with the provisions of this Section 11.3;

provided that (A) no consent of the LC Facility Administrative Agent or the LC Facility Lenders shall be required with respect to any change made to Section 2.1, 2.2, 2.3, 2.4, 3, 6.1, 6.2, 6.3, 6.4, 6.5 or 6.6, so long as the effect of any such change is not to (i) make the Financing Agreements materially more onerous to the Borrowers, (ii) materially and adversely affect the interests of the LC Facility Lenders or the Term Loan Lenders or (iii) contravene any of the provisions of Section 11.3(a) or 11.3(b) and (B) the consent of the Revolving Facility Administrative Agent or the Revolving Lenders shall not be required with respect to any change made to Section 2.7, 2.8, 2.9 or 2.10, so long as the effect of any such change is not to (i) make the Financing Agreements materially more onerous to the Borrowers, (ii) materially and adversely affect the interests of the Revolving Lenders or (iii) contravene any of the provisions of Section 11.3(a) or 11.3(c).  No Agent nor any Lender shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of such Agent or such Lender.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by any Agent and/or Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent and Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4               Waiver of Counterclaims.  Each Credit Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5               Costs and Expenses.  The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other related documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Facility Issuing Bank and any issuing bank in respect of the Revolving Letter of Credit Accommodations in connection with the issuance, amendment, renewal or extension of any letter of credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the LC Facility Issuing Bank and any issuing bank in respect of the Revolving Letter of Credit Accommodations (and, if an Event of Default under Section 10.1(a)(i) shall have occurred and be continuing, any Lender) or the related documents (including the reasonable fees, charges and disbursements of counsel for the Agents, the LC Facility Issuing Bank and any issuing bank in respect of the Revolving Letter of Credit Accommodations and, if an Event of Default under Section 10.1(a)(i) shall have occurred and be continuing, any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other related documents, including its rights under this section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations with respect of such Loans or Letters of Credit.

11.6               Indemnification.  Each Credit Party shall indemnify and hold each Agent and each Lender, and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.6 may be unenforceable because it violates any law or public policy, each Credit Party shall pay the maximum portion which it is permitted to pay under applicable law to each Agent and Lenders in satisfaction of indemnified matters under this Section 11.6.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

11.7               Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Financing Agreements, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Financing Agreements in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose, “rate of exchange” means the rate at which the Revolving Administrative Agent and/or the LC Facility Administrative Agent, as the case may be, is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Revolving Administrative Agent and/or the LC Facility Administrative Agent, as the case may be, of the amount due, Credit Parties will, on the date of receipt by the applicable Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by such Administrative Agent and Revolving Lenders, the LC Facility Lenders and/or Term Loan Lenders on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by such Administrative Agent is the amount then due under this Agreement or such other of the Financing Agreements in the Currency Due.  If the amount of the Currency Due which the Revolving Administrative Agent and/or the LC Facility Administrative Agent, as the case may be, is able to purchase is less than the amount of the Currency Due originally due to it, Credit Parties shall indemnify and save the Revolving Administrative Agent and/or the LC Facility Administrative Agent, as the case may be, and hold the Revolving Lenders, the LC Facility Lenders and/or the Term Loan Lenders harmless from and against loss or damage arising as a result of such deficiency.  The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Revolving Administrative Agent and/or the LC Facility Administrative Agent, as the case may be, from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Financing Agreements or under any judgment or order.

11.8               Confidential Lender Authorizations.  Notwithstanding anything else contained herein, each Original LC Facility Lender who signs a Confidential Lender Authorization shall be deemed to have consented to the LC Facility Administrative Agent signing this Agreement on its behalf pursuant to the provisions thereof and, effective upon the Administrative Agent signing a counterpart of such Confidential Lender Authorization, shall be further deemed in this Agreement to have been a signatory hereto and to have consented to the Amendment and Restatement.  Each Lender signatory to a Confidential Lender Authorization agrees that such Lender shall not be entitled to receive a copy of any other Lender’s Confidential Lender Authorization, but agrees that a copy of such Confidential Lender Authorization may be delivered to the Borrowers (and the Borrowers’ advisors and representatives) and the Revolving Administrative Agent.

SECTION 12.                     TERM OF AGREEMENT; MISCELLANEOUS.

12.1               Term.

(a)           Upon the termination of the LC Facility, Revolving Facility and the repayment in full of the Term Loans, each Credit Party shall, jointly and severally, pay to the applicable Administrative Agents for the benefit of Lenders, in full, all outstanding and unpaid Obligations of such Credit Party and shall furnish cash collateral to the applicable Administrative Agent (or at such Administrative Agent’s option, a letter of credit issued for the account of such Credit Parties and at such Credit Parties’ expense, in form and substance satisfactory to such Administrative Agent, by an issuer acceptable to the issuer of any Revolving Letter of Credit Accommodation or LC Facility Letter of Credit and payable to such issuer as beneficiary) in such amounts as such Administrative Agent determines are reasonably necessary to secure (or reimburse) the applicable Administrative Agent and Secured Parties from loss, cost, damage or expense, including attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding LC Facility Letters of Credit or Revolving Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which any Secured Party has not yet received final and indefeasible payment.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of the applicable Administrative Agent, as such Administrative Agent may, in its discretion, designate in writing to Credit Parties for such purpose.  Interest shall be due until and including the next business day, if the amounts so paid by Credit Parties to the bank account designated by Agent are received in such bank account later than 12:00 noon, Boston, Massachusetts time.

(b)           No termination of this Agreement or the other Financing Agreements shall relieve or discharge Credit Parties of their respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations of such Credit Parties have been fully and finally discharged and paid.  The LC Facility Collateral Agent’s continuing security interest in the Collateral and the rights and remedies of each Secured Party hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all LC Facility Obligations secured by such Collateral have been fully and finally discharged and paid and the LC Facility Commitment and all LC Facility Letters of Credit thereunder have been terminated.

The Accounts Collateral Agent’s continuing security interest in the Accounts Collateral and the rights and remedies of each Revolving Secured Party hereunder, under the other Financing Agreements and applicable law, shall remain in effect until the Discharge of Revolving Obligations and the Revolving Loan Commitment has terminated.  Accordingly, each Credit Party waives any rights which it may have (i) under the UCC or the PPSA to demand the filing of UCC amendments to partially release the Non-Accounts Collateral or to request Mortgage releases with respect to the Non-Accounts Collateral, and no Agent shall be required to send such amendments or releases to any Credit Party, or to file or record them with any filing office, unless and until all of the Obligations of such Credit Party secured by such Non-Accounts Collateral are paid and satisfied in full in immediately available funds and the LC Facility Commitment and all LC Facility Letters of Credit have been terminated, and (ii) under the UCC or the PPSA to demand the filing of UCC amendments to partially release the Accounts Collateral, and no Agent shall be required to send such amendments to any Credit Party or to file them with any filing office unless and until the Discharge of Revolving Obligations and the Revolving Loan Commitment has terminated.

12.2               Interpretative Provisions.

(a)              All terms used herein which are defined in Article 1 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)              All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)              All references to Credit Party and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)              The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)              The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)               All references to the term “good faith” used herein when applicable to Agent or Lenders shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  Credit Party shall have the burden of proving any lack of good faith on the part of the Agents or Lenders alleged by Credit Party at any time.

(g)              An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to the Agents and Majority Lenders, if such Event of Default is capable of being cured as determined by the Agents and Majority Lenders.

(h)              Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the consolidated financial statements of Parent most recently received by Agents and Lenders prior to the Original Effective Date.

(i)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)               Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)              The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)               This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)             This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Lender and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agents and Lenders merely because of Agent’s involvement in their preparation.

12.3               Notices.  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section 12.3):

If to Credit Parties:	c/o Clean Harbors, Inc. 1501 Washington Street Braintree, MA 02184 Attention: Chief Financial Officer Telephone No.: (617) 849-1800 Telecopy No.: (617) 848-1632

with a copy to:	Davis Malm & D’Agostine, P.C. One Boston Place Boston, MA 02108-4470 Attention: C. Michael Malm, Esq. Telephone No.: 617-367-2500 Telecopy No.: 617-523-6215

If to Revolving Administrative Agent, Accounts Collateral Agent, Revolving Arranger and Revolving Lenders:	Bank of America, N.A. One Federal Street Boston, MA 02110 Attention: Mark B. Schafer, Vice President Telephone No.: 617-654-1187 Telecopy No.: 617-654-1167

with a copy to:	Bingham McCutchen LLP 150 Federal Street Boston, MA 02110 Attention: Amy L. Kyle, Esq. Telephone No.: 617-951-8288 Telecopy No.: 617-951-8736

If to Canadian Collateral Agent:	BABC Global Finance Inc. One Federal Street Boston, MA 02110 Attention: Mark B. Schafer, Vice President Telephone No.: 617-654-1187 Telecopy No.: 617-654-1167

with a copy to:	Bingham McCutchen LLP 150 Federal Street Boston, MA 02110 Attention: Amy L. Kyle, Esq. Telephone No.: 617-951-8288 Telecopy No.: 617-951-8736

If to LC Facility Administrative Agent, LC Facility Collateral Agent, LC Facility Lenders or Term Loan Lenders:	Credit Suisse One Madison Avenue New York, NY 10010 Credit Suisse Loan Services Group Attention: Carolyn Tee Telephone No.: (212) 325-9936 Telecopy No.: (212) 325-8304

with a copy to:	Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Attention: Susanna M. Suh, Esq. Telephone No.: 212-701-3000 Telecopy No.: 212-269-5420

12.4               Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.5               Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agents, Lenders, Credit Parties, and their respective successors and assigns, except that no Credit Party may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of each Administrative Agent and Lenders

12.6               Assignment by Lenders.  (a)  Except as provided herein, each Revolving Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Pro Rata Share) together with the Loans at the time owing to it and its participating interest in the risk relating to any Revolving Letter of Credit Accommodations; provided that (i) unless such assignment is to an Affiliate of, or a successor to, a Lender, an Approved Fund of such Lender or to a Person which is, at the time of such assignment, a Lender hereunder, the Revolving Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, Parent, shall have given its prior written consent to such assignment (with such consent not to be unreasonably withheld), (ii) each assignment shall be in an amount that is not less than the lesser of (x) $1,000,000 and (y) the aggregate amount of such assigning Lender’s Revolving Loan Commitment and, if greater, in whole multiples of $1,000,000 (or if less, the remaining amount thereof), and (iv) the parties to such assignment shall execute and deliver to the Revolving Administrative Agent for recording in the Revolving Register an Assignment and Acceptance, subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date for such assignment specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Revolving Administrative Agent of the registration fee, if any, referred to in Section 12.8, be released from its obligations under this Agreement.

(b)           Except as provided herein, each LC Facility Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Pro Rata Share), together with such LC Facility Lender’s Credit-Linked Deposit and its Participations in LC Facility Letters of Credit; provided that (i) unless such assignment is to an Affiliate of, or a successor to, an LC Facility Lender or a Term Loan Lender, an Approved Fund of such LC Facility Lender or to a Person which is, at the time of such assignment, an LC Facility Lender or a Term Loan Lender hereunder, the LC Facility Administrative Agent and LC Facility Issuing Bank and except in connection with the initial syndication of the LC Facility Deposits and participations in LC Facility Letters of Credit, so long as no Default or Event of Default shall have occurred and be continuing, Parent shall have given its prior written consent to such assignment (with such consent not to be unreasonably withheld), (ii) each assignment shall be in an amount that is not less than the lesser of (x) $1,000,000 of Credit-Linked Deposits and participations in LC Facility LC Letters of Credit and (y) the aggregate Credit-Linked Deposits and participations in LC Facility LC Letters of Credit held by such LC Facility Lender and, if greater, in whole multiples of $1,000,000 (or if less, the remaining amount thereof), and (iii) the parties to each such assignment shall (x) electronically execute and deliver to the LC Facility Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the LC Facility Administrative Agent (which initially shall be ClearPar, LLC) or (y) manually execute and deliver to the LC Facility Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of US$3,500 and, in each case, an Administrative Questionnaire (unless such assignment is to an LC Facility Lender or a Term Loan Lender) and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be reasonably required by the LC Facility Administrative Agent.  Upon such execution, delivery, acceptance and recording, from and after the effective date for such assignment specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of an LC Facility Lender hereunder, and (ii) the assigning LC Facility Lender shall, to the extent provided in such assignment and upon payment to the LC Facility Administrative Agent of the registration fee, if any, referred to above, be released from its obligations under this Agreement.

(c)           Except as provided herein, each Term Loan Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Pro Rata Share); provided that (i) unless such assignment is to an Affiliate of, or a successor to, a Term Loan Lender, an Approved Fund of such Term Loan Lender or to a Person which is, at the time of such assignment, a Term Loan Lender or an LC Facility Lender hereunder, the LC Facility Administrative Agent, so long as no Default or Event of Default shall have occurred and be continuing, Parent shall have given its prior written consent to such assignment (with such consent not to be unreasonably withheld), (ii) each assignment shall be in an amount that is not less than the lesser of (x) $1,000,000 of aggregate principal amount of Term Loans and (y) the aggregate Term Loans held by such Term Loan Lender and, if greater, in whole multiples of $1,000,000 (or if less, the remaining amount thereof), and (iii) the parties to each such assignment shall (x) electronically execute and deliver to the LC Facility

Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the LC Facility Administrative Agent (which initially shall be ClearPar, LLC) or (y) manually execute and deliver to the LC Facility Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of US$3,500 and, in each case, an Administrative Questionnaire (unless such assignment is to a Term Loan Lender or an LC Facility Lender) and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be reasonably required by the LC Facility Administrative Agent.  Upon such execution, delivery, acceptance and recording, from and after the effective date for such assignment specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Term Loan Lender hereunder, and (ii) the assigning Term Loan Lender shall, to the extent provided in such assignment and upon payment to the LC Facility Administrative Agent of the registration fee, if any, referred to above, be released from its obligations under this Agreement

12.7               Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)              other than the representation and warranty that it is legally authorized to enter into the Assignment and Acceptance and the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Financing Agreements or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

(b)              the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Credit Parties and their Subsidiaries, or the performance or observance by Credit Parties and their Subsidiaries of any of their obligations under this Agreement or any of the other Financing Agreements or any other instrument or document furnished pursuant hereto or thereto;

(c)              such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 9.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)              such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)              such assignee represents and warrants that it is an Eligible Assignee;

(f)               such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)              such assignee agrees that it is bound by and will perform in accordance with their terms all of the obligations that by the terms of this Agreement and other Financing Agreements are required to be performed by it as a Lender;

(h)              such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

(i)               such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its share of interest, letter of credit fees and other fees payable to Lenders hereunder.

12.8               Register.

(a)              The Revolving Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Revolving Register”) for the recordation of the names and addresses of the Revolving Lenders and the Pro Rata Share of, and principal amount of the Revolving Loans owing to and participations in Revolving Letter of Credit Accommodations purchased by, the Revolving Lenders from time to time.  The entries in the Revolving Register shall be conclusive, in the absence of manifest error, and Credit Parties, the Revolving Administrative Agent and the Revolving Lenders may treat each Person whose name is recorded in the Revolving Register as a Revolving Lender hereunder for all purposes of this Agreement.  Upon each such recordation, the assigning Revolving Lender agrees to pay to the Revolving Administrative Agent a registration fee in the sum of $3,500.  The Revolving Register shall be available for inspection by Credit Parties and the Revolving Lenders at any reasonable time and from time to time upon reasonable prior notice.

(b)              The LC Facility Administrative Agent shall maintain a Register (the “LC Facility Register”) including a subaccount for each LC Facility Lender, in which LC Facility Register and subaccounts (taken together) shall be recorded (i) the amount of each Credit-Linked Deposit, (ii) the amount of LC Facility LC Disbursements and amounts payable pursuant to Section 2.7(b) in respect of each such Credit-Linked Deposit and (iii) the amount of any reductions to the Total Credit-Linked Deposits and the reduction in the amount of Credit-Linked Deposits of each LC Facility Lender as a result thereof and the amount of any sum received by the LC Facility Administrative Agent hereunder from any Credit Party in respect of any Obligations and each LC Facility Lender’s Pro Rata Share thereof.  The entries in the LC Facility Register shall be conclusive, in the absence of manifest error, and US Credit Parties, the LC Facility Administrative Agent and the LC Facility Lenders may treat each Person whose name is recorded in the LC Facility Register as an LC Facility Lender hereunder for all purposes of this Agreement.  The LC Facility Register shall be available for inspection by US Credit Parties and the LC Facility Lenders at any reasonable time and from time to time upon reasonable prior notice.

(c)              The LC Facility Administrative Agent shall maintain a Register (the “Term Loan Register”) including a subaccount for each Term Loan Lender, in which Term Loan Register and subaccounts (taken together) shall be recorded the amount of each Term Loan made by each Term Loan Lender and any prepayments or repayments thereof and the amount of any sum received by the LC Facility Administrative Agent hereunder from any Credit Party in respect of any Obligations and each Term Loan Lender’s Pro Rata Share thereof.  The entries in the Term Loan Register shall be conclusive, in the absence of manifest error, and US Credit Parties, the LC Facility Administrative Agent and the Term Loan Lenders may treat each Person whose name is recorded in the Term Loan Register as a Term Loan Lender hereunder for all purposes of this Agreement.  The Term Loan Register shall be available for inspection by US Credit Parties and the Term Loan Lenders at any reasonable time and from time to time upon reasonable prior notice.

12.9               Participations.  Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Agreements; provided that (i) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Credit Parties, and (ii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Financing Agreements shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Pro Rata Share of such Lender as it relates to such participant, reduce the amount of the fees payable under this Agreement to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

12.10             Assignee or Participant Affiliated with Any Credit Party.  If any assignee Lender is an Affiliate of Credit Party, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Financing Agreements for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Financing Agreements or for purposes of making requests to the Agent pursuant to Section 10, and the determination of the Majority Lenders shall for all purposes of this Agreement and the other Financing Agreements be made without regard to such assignee Lender’s interest in any of the Obligations.  If any Lender sells a participating interest in any of the Obligations to a participant, and such participant is a Credit Party or an Affiliate of a Credit Party, then such transferor Lender shall promptly notify the Agent of the sale of such participation.  Any such transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Financing Agreements for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Financing Agreements or for purposes of making requests to the Agent pursuant to Section 10 to the extent that such participation is beneficially owned by a Credit party or any Affiliate of a Credit Party, and the determination of the Majority Lenders shall for all purposes of this Agreement and the other Financing Agreements be made without regard to the interest of such transferor Lender in the Loans to the extent of such participation.

12.11             Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to Sections 6.8, 9.4, 11.5 and 11.6 with respect to any claims or actions arising prior to the date of such assignment.  If BANA transfers all of its interest, rights and obligations under this Agreement (other than to an Affiliate), the Agents shall, in consultation with the Credit Parties and with the consent of the Majority Lenders, appoint another financial institution to act as a Reference Bank hereunder.  Anything contained in this Section 12.11 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Agreement to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Financing Agreements.

12.12             Confidentiality.

(a)              Agents and Lenders shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Credit Parties pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Credit Parties to Agents and Lenders, provided that nothing contained herein shall limit the disclosure of any such information:  (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Agents or any such Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.12, or (v) to counsel for Agents or any Lender or any participant or assignee (or prospective participant or assignee).

(b)              In no event shall this Section 12.12 or any other provision of this Agreement or applicable law be deemed:  (i) to apply to or restrict disclosure of information that has been or is made public by any Credit Party or any third party without breach of this Section 12.12 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agents or any Lender on a non-confidential basis from a person other than a Credit Party, (iii) require Agents or any Lender to return any materials furnished by Credit Parties to Agents or any Lenders, or (iv) prevent Agents and Lenders from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agents and Lenders under this Section 12.12 shall supersede and replace the obligations of Agents and Lenders under any confidentiality letter signed prior to the Amendment and Restatement Effective Date.

12.13             Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

12.14             Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement “or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

12.15             Choice of Language.  The parties hereto confirm that they have requested that this Agreement and all documents related hereto be drafted in English.  Les parties aux presentes ont exige que cette convention ainsi que tout document connexe soient rediges en anglais.

SECTION 13.       THE AGENTS.

13.1               Authorization.

(a)              The Revolving Administrative Agent, LC Facility Administrative Agent, Accounts Collateral Agent, Canadian Collateral Agent and LC Facility Collateral Agent are authorized to take such action on behalf of the Secured Parties hereunder (except that the Canadian Collateral Agent shall only take such action on behalf of the Canadian Secured Parties), and to exercise all such powers as are hereunder and under any of the other Financing Agreements and any related documents delegated to such Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Financing Agreements which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and Liens upon the Collateral granted pursuant hereto or to the other Financing Agreements, and provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agents.  Each Secured Party hereby agrees that the Accounts Collateral Agent is authorized to take any action on behalf of Secured Parties with respect to Accounts Collateral and each Secured Party hereby agrees that LC Facility Collateral Agent is authorized to take any action on behalf of Secured Parties with respect to Non-Accounts Collateral.

(b)              The relationship between the Agents and each of the Lenders is that of an independent contractor.  The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agents and each of the Lenders.  Nothing contained in this Agreement nor the other Financing Agreements shall be construed to create an agency, trust or other fiduciary relationship between the Agents and any of the Lenders.

(c)              As independent contractors empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Financing Agreements, the Accounts Collateral Agent, the Canadian Collateral Agent and the LC Facility Collateral Agent are nevertheless each a “representative” of the Secured Parties, the Canadian Secured Parties, respectively, as that term is defined in Article 1 of the UCC, for purposes of actions for the benefit of such Secured Parties with respect to all collateral security and guaranties contemplated by the Financing Agreements.  Such actions include the designation of such Collateral Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the applicable Secured Parties.

(d)              Notwithstanding anything to the contrary in this Agreement, neither the Revolving Credit Arranger, Credit Suisse and BAS, as Joint Lead Arrangers, nor Credit Suisse, as Sole Bookrunner under the LC Facility, in such respective capacities, shall have any obligations, duties or responsibilities, or shall incur any liabilities, under this Agreement or any other Financing Agreement.

(e)              It is the intent of this Agreement and the other Financing Agreements that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Financing Agreements, and in particular in case of the enforcement of any of the Financing Agreements, or in case any Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Financing Agreements or take any other action which may be desirable or necessary in connection therewith, it may be necessary that such Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that any Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Financing Agreements to be exercised by or vested in or conveyed to such Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Financing Agreements and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either such Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 13 and of Sections 9.23 and 13.8 that refer to such Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to such Collateral Agent shall be deemed to be references to such Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Parent or any other Credit Party be required by any Supplemental Collateral Agent so appointed by any Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Parent shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by any Collateral Agent.  In case any Supplemental

Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by such Collateral Agent until the appointment of a new Supplemental Collateral Agent.

13.2               Employees and Agents.  The Agents may exercise their powers and execute their duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to their rights and duties under this Agreement and the other Financing Agreements.  Each Agent may utilize the services of such Persons as such Agent in its sole discretion may determine, and all reasonable fees and expenses of any such Persons shall be paid by the Parent.

13.3               No Liability.  Neither the Agents nor any of their respective shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Financing Agreements, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, unless it is determined by a final and non-appealable judgment or court order binding on such Agent, that the acts or omissions of such Agent or such other Person constituted willful misconduct or gross negligence.

13.4               No Representations.

(a)              The Agents shall not be responsible for the execution or validity or enforceability of this Agreement, the LC Facility Letters of Credit, the Revolving Letter of Credit Accommodations, any of the other Financing Agreements or any instrument at any time constituting, or intended to constitute, collateral security for any of the Financing Agreements, or for the value of any such collateral security or for the validity, enforceability, or collectability of any such amounts owing with respect to any of the Financing Agreements, or for any recitals or statements, warranties or representations made herein or in any of the other Financing Agreements or in any certificate or instrument hereafter furnished to it by or on behalf of Credit Parties or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for any of the Financing Agreements or to inspect any of the properties, books or records of Credit Parties or any of their Subsidiaries.  The Agents shall not be bound to ascertain whether any notice, consent, waiver or request delivered to them by Credit Parties shall have been duly authorized or is true, accurate and complete.  The Agents have not made nor do they now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of Credit Parties or any of its Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

(b)              For purposes of determining compliance with the conditions set forth in Section 4, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agents to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the applicable Administrative Agent active upon the Credit Parties’ account shall have received notice from such Lender not less than one (1) Business Day prior to the date of the closing hereunder specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to such Administrative Agent to such effect on or prior to such date.

13.5               Payments.

(a)              A payment by Credit Parties to an Administrative Agent hereunder or under any of the other Financing Agreements for the account of any Lender shall constitute a payment to such Lender.  Each Administrative Agent agrees promptly to distribute to each Lender such Lender’s Pro Rata Share of payments received by such Administrative Agent for the account of the applicable Lenders except as otherwise expressly provided herein or in any of the other Financing Agreements.

(b)              If in the opinion of any Administrative Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Financing Agreements might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by such Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to such Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c)              Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, any Revolving Lender that fails (i) to make available to the Revolving Administrative Agent its pro rata share of any Loan or to purchase any participation in a Revolving Letter of Credit Accommodation, or (ii) to comply with the provisions of Section 10.2(i) with respect to making dispositions and arrangements with the other Revolving Lenders, where such Revolving Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Revolving Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Revolving Lender”) and shall be deemed a Delinquent Revolving Lender until such time as such delinquency is satisfied.  A Delinquent Revolving Lender shall be deemed to have assigned any and all payments due to it from Credit Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Revolving Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and other Revolving Obligations.  The Delinquent Revolving Lender hereby authorizes the Revolving Administrative Agent to distribute such payments to the non-delinquent Revolving Lenders in proportion to their respective pro rata shares of all outstanding Loans and other Revolving Obligations.  A Delinquent Revolving Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and other Revolving Obligations of the non-delinquent Revolving Lenders, the Revolving Lenders’ respective pro rata shares of all outstanding

Loans and other Revolving Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

(d)              At the Credit Parties’ request, the Revolving Administrative Agent or an Eligible Assignee reasonably acceptable to the Revolving Administrative Agent shall have the right (but not the obligation) to purchase from any Delinquent Revolving Lender, and each Delinquent Revolving Lender shall, upon such request, sell and assign to the Revolving Administrative Agent or such Eligible Assignee, all of the Delinquent Revolving Lender’s outstanding Loans and participations in Revolving Letter of Credit Accommodations hereunder.  Such sale shall be consummated promptly after the Revolving Administrative Agent has arranged for a purchase by the Revolving Administrative Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Delinquent Revolving Lender’s Loans plus accrued interest and fees, without premium or discount.

13.6               Holders of Revolving Letter of Credit Accommodation Participations.  The Revolving Administrative Agent may deem and treat the purchaser of any participation in Revolving Letter of Credit Accommodations as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

13.7               Holders of LC Facility Letters of Credit Participations.  The LC Facility Administrative Agent may deem and treat the purchaser of any Participation in LC Facility Letters of Credit as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

13.8               Indemnity.

(a)              The Revolving Lenders ratably agree hereby to indemnify and hold harmless Revolving Administrative Agent, Accounts Collateral Agent (prior to the Discharge of Revolving Obligations), LC Facility Collateral Agent and the Reference Bank from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which any such Agent and/or the Reference Bank has not been reimbursed by the Credit Parties as required by Section 11.5), and liabilities of every nature and character arising out of or related to this Agreement or any of the other Financing Agreements or the transactions contemplated or evidenced hereby or thereby, or such Agent’s or the Reference Bank’s actions taken hereunder or thereunder, unless it is determined by a court of competent jurisdiction by a final and non-appealable judgment or court order binding such Agent or Reference Bank, as the case may be, that such loss was the result of acts or omissions of such Agent or the Reference Bank, as the case may be, constituting willful misconduct or gross negligence.

(b)              The LC Facility Lenders and Term Loan Lenders ratably agree hereby to indemnify and hold harmless LC Facility Administrative Agent, the LC Facility Issuing Bank, Accounts Collateral Agent, Reference Bank and the LC Facility Collateral Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which any such Agent has not been reimbursed by the US Credit Parties as required by Section 11.5), and liabilities of every nature and character arising out of or related to this Agreement or any of the other Financing Agreements or the transactions contemplated or evidenced hereby or thereby, or such Agent’s actions taken hereunder or thereunder, unless it is determined by a court of competent jurisdiction by a final and non-appealable judgment or court order binding such Agent that such loss was the result of acts or omissions of such Agent or the Reference Bank constituting willful misconduct or gross negligence.

13.9               Agents as Lenders, Etc.  In its individual capacity, each Agent shall have the same obligations and the same rights, powers and privileges in respect to the Loans or LC Facility Deposits made by it and as the purchaser of a participation in any Revolving Letter of Credit Accommodation or LC Facility Letter of Credit, as it would have were it not such an Agent.  Each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Parent or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Parent for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

13.10             Resignation; Removal.  Any Agent may resign at any time by giving sixty (60) days’ prior written notice thereof to the Credit Parties, the Agents and the Lenders.  Upon any such resignation of an Agent under the Revolving Facility, the Revolving Majority Lenders, in the case of the foregoing clause or, in the case of the resignation of any Agent under the LC Facility or the Term Loans, the LC Facility Majority Lenders, as the case may be, shall have the right to appoint a successor Agent.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Credit Parties.  If no successor Agent shall have been so appointed by the applicable Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the applicable Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor’s Corporation.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Financing Agreements shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

13.11             Notification of Defaults and Events of Default.  No Agent shall be deemed to have notice of a Default or an Event of Default unless it is notified thereof by a Credit Party or a Lender with reference to this Agreement.  Each Lender hereby agrees that, upon learning of the existence of a Default or Event of Default, it shall promptly notify each Administrative Agent thereof.  Each Administrative Agent hereby agrees that upon receipt of any notice under this Section 13.11 it shall promptly notify the Lenders of the existence of such Default or Event of Default.

13.12             Duties in the Case of Enforcement.  Each Lender agrees that, except as set forth in Section 10.2(l), no Lender shall have the right individually (i) to realize upon the security created under this Agreement or the other Financing Agreements, (ii) to enforce any provision of this Agreement or the other Financing Agreements or to exercise any remedy hereunder or thereunder, or (iii) to make demand under this Agreement or any other Financing Agreement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Accounts Collateral Agent and LC Facility Collateral Agent shall, if (a) in the case of the Accounts Collateral Agent or the LC Facility Collateral Agent, such Agent is so requested by the Majority Lenders and (b) such Lenders have provided to the Accounts Collateral Agent or the LC Facility Collateral Agent, as the case may be, such additional indemnities and assurances against expenses and liabilities as the Accounts Collateral Agent and LC Facility Collateral Agent, respectively, may reasonably request, proceed to enforce the provisions hereof, the Financing Agreements authorizing the sale or other disposition of all or any part of the Accounts Collateral or Non-Accounts Collateral, respectively, and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Accounts Collateral or Non-Accounts Collateral.  Such Majority Lenders may direct such Collateral Agent in writing as to the method and the extent of any Accounts Collateral or Non-Accounts Collateral or other disposition, the applicable Lenders hereby agreeing to indemnify and hold such Collateral Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that such Collateral Agent need not comply with any such direction to the extent that such Collateral Agent reasonably believes such Collateral Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

13.13             Field Audit and Examination Reports; Disclaimer by Revolving Administrative Agent, Accounts Collateral Agent and Revolving Lenders.  In the event that the Accounts Collateral Agent provides to Revolving Lenders copies of field audits or examination reports (each, a “Report” and collectively, “Reports”), in Accounts Collateral Agent’s discretion, each Revolving Lender:

(a)              expressly agrees and acknowledges that the Accounts Collateral Agent (i) makes no representation or warranty as to the accuracy of any Report; or (ii) shall be liable for any information contained in any Report;

(b)              expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Accounts Collateral Agent or other party performing any audit or examination will inspect only specific information regarding the Credit Parties and will rely significantly upon each Credit Parties’ books and records, as well as on representations of each Credit Party’s personnel;

(c)              agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(d)              without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Accounts Collateral Agent and any such other Revolving Lender preparing a Report harmless from any action the indemnifying Revolving Lender may take or conclusion the indemnifying Revolving Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Revolving Lender has made or may make to any of the Credit Parties, or the indemnifying Revolving

Lender’s participation in, or the indemnifying Revolving Lender’s purchase of, a loan or loans of any of the Credit Parties; and (ii) to pay and protect, and indemnify, defend and hold the Accounts Collateral Agent and any such other Revolving Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorney’s fees and expenses) incurred by the Accounts Collateral Agent and any such other Revolving Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Revolving Lender.

13.14             Canadian Collateral Agent as Fondé de Pouvoir.  Without prejudice to the provisions of this Agreement, each Canadian Secured Party hereby designates and appoints the Canadian Collateral Agent as the person holding the power of attorney (fondé de pouvoir) of the Canadian Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, the Deed of Hypothec, and to exercise such powers and duties which are conferred upon the Canadian Collateral Agent under the Deed of Hypothec.  Any Person who becomes a Canadian Secured Party shall be deemed to have consented to and confirmed the Canadian Collateral Agent as the person holding the power of attorney (fondé de pouvoir) as aforesaid and to have ratified, as of the date it becomes a Canadian Secured Party, all actions taken by the Canadian Collateral Agent in such capacity.  As the person holding the power of attorney (fondé de pouvoir), the Canadian Collateral Agent shall be entitled to delegate from time to time any of its powers or duties under the Deed of Hypothec to any Person and on such terms and conditions as the Canadian Collateral Agent may determine from time to time.

Without prejudice to the designations and appointment of the Canadian Collateral Agent as the person holding the power of attorney (fondé de pouvoir) as aforesaid, each Canadian Secured Party hereby additionally designates and appoints the Canadian Collateral Agent as agent and custodian for and on behalf of each of them to hold and to be the sole registered holder of any bond issued under the Deed of Hypothec, notwithstanding Section 32 of an Act respecting the special powers of legal persons (Quebec) or any other requirement of law.  In this respect, (i) the Canadian Collateral Agent, as agent and custodian of the Canadian Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Movable Hypothec, owing to the persons for and on behalf of whom the aforesaid bond is so held from time to time and (ii) each Canadian Secured Party will be entitled to the benefits of any Canadian Accounts Collateral subject to the Deed of Hypothec and will participate in the proceeds of realization of any such collateral, the whole in accordance with the terms hereof.  The Canadian Collateral Agent, in such capacity as agent and custodian shall, (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Canadian Accounts Collateral Agent with respect to the Canadian Accounts Collateral under the Deed of Hypothec and Movable Hypothec, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Canadian Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Canadian Secured Parties.  Any Person who becomes a Canadian Secured Party shall be deemed to have consented to and confirmed the Canadian Collateral Agent as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Canadian Secured Party, all actions taken by the Canadian Collateral Agent in such capacity.  As agent and custodian, the Canadian Collateral Agent shall be entitled to delegate from time to time any of its powers or duties hereunder to any Person and on such terms and conditions as the Canadian Collateral Agent may determine from time to time.

SECTION 14.       JOINT AND SEVERAL LIABILITY; GUARANTEES.

14.1               (a)           Joint and Several Liability of US Borrowers.  All Loans made, LC Facility Letters of Credit and Revolving Letter of Credit Accommodations issued hereunder are made to or for the mutual benefit, directly and indirectly, of each of the US Borrowers and in consideration of the agreement of the other US Borrowers to accept joint and several liability for the Obligations and for the Canadian Borrowers to accept joint and several liability with respect to the Canadian Obligations.  Each US Borrower jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several and direct and primary liability for the full and indefeasible payment when due and performance of all Obligations and for the prompt and full payment and performance of all of the promises, covenants, representations, and warranties made or undertaken by any Credit Party under the Financing Agreements and US Borrowers agree that such liability is independent of the duties, obligations, and liabilities of each of the joint and several US Borrowers.  In furtherance of the foregoing, each US Borrower jointly and severally, absolutely and unconditionally guarantees to (a) the Revolving Secured Parties the full and indefeasible payment and performance when due of all Revolving Obligations and (b) LC Facility Secured Parties the full and indefeasible payment and performance when due of all LC Facility Obligations.

14.1               (b)           Joint and Several Liability of Canadian Borrowers.  All Canadian Loans made issued hereunder are made to or for the mutual benefit, directly and indirectly, of each of the Canadian Borrowers and in consideration of the agreement of the US Credit Parties and other Canadian Borrowers to accept joint and several liability for the Canadian Obligations.  Each Canadian Borrower jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several and direct and primary liability for the full and indefeasible payment when due and performance of all Canadian Obligations and for the prompt and full payment and performance of all of the promises, covenants, representations, and warranties made or undertaken by each Canadian Borrower under the Financing Agreements and Canadian Borrowers agree that such liability is independent of the duties, obligations, and liabilities of each of the joint and several Canadian Borrowers.  In furtherance of the foregoing, each Canadian Borrower jointly and severally, absolutely and unconditionally guarantees to Canadian Secured Parties the full and indefeasible payment and performance when due of all Canadian Obligations.

14.2               Suretyship Waivers and Consents.

(a)              Each US Credit Party acknowledges that the obligations of such US Credit Party undertaken herein might be construed to consist, at least in part, of the guarantee of obligations of persons other than such US Credit Party (including the other US Credit parties) and, in full recognition of that fact and in full recognition of the joint and several and direct and primary liability of each US Credit Party hereunder for the Obligations, each US Credit Party consents and agrees that (A) in the case of the US Revolving Obligations, the Revolving Administrative Agent and Revolving Lenders, (B) in the case of the Canadian Obligations, the Canadian Agent and the Canadian Lender and (C) in the case of LC Facility Obligations, the LC Facility Administrative

Agent, LC Facility Lenders and Term Loan Lenders, may, at any time and from time to time, without notice or demand (except as provided in and in accordance with the terms of this Agreement), whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any US Credit Party, and without affecting the enforceability or continuing effectiveness hereof as to each US Credit Party:  (i) increase, extend, or otherwise change the time for payment or the terms of the Obligations or any part thereof; (ii) supplement, restate, modify, amend, increase, decrease, or waive, or enter into or give any agreement, approval or consent with respect to any of the Obligations or any part thereof, or any of the Financing Agreements or any additional security or guarantees, or any condition, covenant, default, remedy, right, representation, or term thereof or thereunder; (iii) accept new or additional instruments, documents, or agreements in exchange for or relative to any of the Financing Agreements or the Obligations or any part thereof; (iv) accept partial payments on any of the Obligations; (v) receive and hold additional security or guarantees for the Obligations or any part thereof; (vi) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as such Administrative Agent in its sole and absolute discretion may determine; (vii) release any person from any personal liability with respect to the Obligations or any part thereof; (viii) settle, release on terms satisfactory to such Administrative Agent or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof, respectively, in any manner, consent to the transfer of any security and bid and purchase at any sale; or (ix) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any US Credit Party, and correspondingly restructure the Obligations, and any such merger, change, restructuring, or termination shall not affect the liability of any US Credit Party or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

(b)              Any Secured Party may enforce its rights under this Agreement independently as to each Credit Party and independently of any other remedy or security.  Any Secured Party at any time may have or hold in connection with the Obligations, and it shall not be necessary for any Secured Party to marshal assets in favor of any Credit Party or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement.  Each Credit Party expressly waives any right to require any Secured Party to marshal assets in favor of any Credit Party of the Obligations of such Credit Party or to proceed against any other US Credit Party, and agrees that Accounts Collateral Agent may proceed against US Credit Parties or any US Accounts Collateral in such order as Accounts Collateral Agent shall determine in its sole and absolute discretion.

(c)              Any Secured Party may each file a separate action or actions against any Credit Party with respect to such Credit Party’s Obligations, whether such action is brought or prosecuted with respect to any security or against any guarantor of such Credit Party, or whether any other person is joined in any such action or actions.  Each Credit Party agrees that any of the Secured Parties and any Credit Party and any affiliate of any Credit Party may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement.  Each Credit Party, as a joint and several Credit Party and guarantor hereunder with respect to such Credit Party’s Obligations, expressly waives the benefit of any statute of limitations affecting its joint and several liability and guarantee hereunder (but not its primary liability) or the enforcement of the Obligations of such Credit Party or any rights of any Secured Party created or granted herein.

(d)              Any Secured Party’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations of any Credit Party, which thereafter shall be required to be restored or returned by such Agent or Lender, all as though such amount had not been paid.  The rights of the Secured Party created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all Obligations of such Credit Party, even though such Obligations, including any part thereof or any other security or guaranty therefor, respectively, may be or hereafter may become invalid or otherwise unenforceable as against any Credit Party and whether or not any Credit Party shall have any personal liability with respect thereto.

(e)              Each Credit Party expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of any other Credit Party with respect to such Credit Party’s Obligations; (ii) the unenforceability or invalidity of any security or guaranty for such Credit Party’s Obligations or the lack of perfection or continuing perfection or failure of priority of any security for such Credit Party’s Obligations; (iii) the cessation for any cause whatsoever of the liability of such Credit Party (other than by reason of the full payment and performance of all of such Credit Party’s Obligations); (iv) any failure of any Secured Party to marshal assets in favor of any Credit Party; (v) any failure of any Secured Party to give notice to any Credit Party of sale or other disposition of Collateral of another Credit Party or any defect in any notice that may be given in connection with any such sale or disposition of Collateral of any Credit Party securing the Obligations of such Credit Party; (vi) any failure of any Secured Party to comply with applicable law in connection with the sale or other disposition of any Collateral or other security of any Credit Party, for any Obligations of such Credit Party, including any failure of any Secured Party to conduct a commercially reasonable sale or other disposition of any Collateral or other security of any other Credit Party for any Obligations of such Credit Party; (vii) any act or omission of any Secured Party or others that directly or indirectly results in or aids the discharge or release of any other Credit Party or any Obligations of any other Credit Party or any security or guaranty therefor by operation of law or otherwise; (viii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (ix) any failure of any Secured Party to file or enforce a claim in any bankruptcy or other proceeding with respect to any Credit Party; (x) the avoidance of any Lien or security interest in assets of any other Credit Party in favor of any Secured Party for any reason; or (xi) any action taken by any Secured Party that is authorized by this section or any other provision of any Financing Agreement.  Until such time, if any, as all of the Obligations of any Credit Party have been indefeasibly paid and performed in full and no portion of any commitment of any Secured Party to such Credit Party under any Financing Agreement remains in effect (or in the case of the Canadian Borrowers, prior to the Discharge of Revolving Obligations), such Credit Parties’ rights of subrogation, contribution, reimbursement, or indemnity against the other shall be fully and completely subordinated to the indefeasible repayment in full of such Credit Parties’ Obligations, and each Credit Party expressly waives any right to enforce any remedy that it now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any Collateral now or hereafter held by any Secured Party.

(f)               To the fullest extent permitted by applicable law, each Credit Party expressly waives and agrees not to assert, any and all defenses in its favor based upon an election of remedies by any Secured Party which destroys, diminishes, or affects such Credit Party’s subrogation rights against the other Credit Parties and/or (except as explicitly provided for herein) any rights to proceed against each other Credit Party, or any other party liable to any Secured Party, for reimbursement, contribution, indemnity, or otherwise.

(g)              Each Credit Party warrants and agrees that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy, or otherwise adversely affect rights which such Credit Party otherwise may have against the other Credit Parties or the Secured Parties, or others, or against the Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable.  If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be limited to the extent required in order to be enforceable under applicable law.

(h)              Notwithstanding any provision herein to the contrary, the joint and several liability and guarantees of the Canadian Borrowers shall be limited to the maximum amount permitted under any laws to which a Canadian Borrower is subject.

14.3               Contribution Agreement.  As an inducement to each Secured Party to enter into the Financing Agreements and to make the loans and extend credit to the Borrowers, each Borrower agrees to indemnify and hold the other harmless from and each shall have a continuing right of contribution against each other Borrower with respect to the portion of the Obligations which such Borrowers are jointly and severally liable for, if and to the extent that a Borrower makes or is caused to make disproportionate payments in excess of that Borrower’s Proportionate Share of any of the Obligations.  These indemnification and contribution obligations shall be unconditional and continuing obligations of the Credit Parties and shall not be waived, rescinded, modified, limited or terminated in any way whatsoever without the prior written consent of each Secured Party, in its sole discretion.  For purposes hereof, the “Proportionate Share” of a Borrower shall mean the Adjusted Net Worth of such Borrower divided by the Adjusted Net Worth of all the Borrowers which are jointly and severally liable with such Borrower for such portion of the Obligations in the aggregate on the Amendment and Restatement Effective Date (or, in the case of any Person that becomes a Borrower after the Amendment and Restatement Effective Date, its Adjusted Net Worth on the date it becomes a Borrower).

14.4               General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Credit Party under Section 14 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Credit Party, any Credit Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

14.5               PREJUDGMENT REMEDIES.  EACH CREDIT PARTY HEREBY WAIVES SUCH RIGHTS AS IT MAY HAVE TO NOTICE AND/OR HEARING UNDER ANY APPLICABLE FEDERAL OR STATE LAWS INCLUDING, WITHOUT LIMITATION, CONNECTICUT GENERAL STATUTES SECTIONS 52-278A, ET SEQ., AS AMENDED, PERTAINING TO THE EXERCISE BY SECURED PARTIES OF SUCH RIGHTS AS SECURED PARTIES MAY HAVE INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO SEEK PREJUDGMENT REMEDIES AND/OR DEPRIVE ANY CREDIT PARTY OF OR AFFECT THE USE OF OR POSSESSION OR ENJOYMENT OF A CREDIT PARTY’S PROPERTY PRIOR TO THE RENDITION OF A FINAL JUDGMENT AGAINST A CREDIT PARTY.  EACH CREDIT PARTY FURTHER WAIVES ANY RIGHT IT MAY HAVE TO REQUIRE ANY SECURED PARTY TO PROVIDE A BOND OR OTHER SECURITY AS A PRECONDITION TO OR IN CONNECTION WITH ANY PREJUDGMENT REMEDY SOUGHT BY ANY SECURED PARTY.

14.6               Guaranty.

(a)              Each Guarantor hereby jointly and severally guarantees to each Secured Party as hereinafter provided the prompt payment of all Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.  Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Administrative Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any Borrower under the provisions of this Agreement, any other Financing Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Financing Agreement, any guarantee or any other agreement, including with respect to any other Borrower or Guarantor under this Agreement, or (c) the failure to perfect any security interest in or lien on, or the release of, any of the security held by or on behalf of any Collateral Agent or any other Secured Party.

(b)              Each Guarantor hereby waives (i) any right to require that an action be brought against Borrower or any other person or to require that resort be made to the Collateral of any Borrower prior to enforcement of such Guarantor’s guarantee hereunder; (ii) any defense that may be available to any other Credit Party with respect to any portion of the Obligations; (iii) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise; and (iv) any right or claim of right to cause a marshalling of the assets of any Credit Party.

(c)              Upon payment by any Guarantor of any sums to any Administrative Agent or any Secured Party pursuant to this Agreement and upon the satisfaction of all outstanding Obligations, such Guarantor shall be subrogated to the rights of each Administrative Agent or such Secured Party to the extent of such payment; provided, however, that all rights of such Guarantor against any Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.  In addition, any Indebtedness of any Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Obligations.  If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Indebtedness of any Credit Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the applicable Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

(d)              As an inducement to each Secured Party to enter into the Financing Agreements and to make the loans and extend credit to the Borrowers, each Borrower and each Guarantor agrees to indemnify and hold each Guarantor harmless from and each Guarantor shall have a continuing right of contribution against each other Credit Party with respect to the portion of the Obligations which such Credit Parties are jointly and severally liable for, if and to the extent that a Guarantor makes or is caused to make disproportionate payments in excess of that ‘s Proportionate Share of any of the Obligations.  These indemnification and contribution obligations shall be unconditional and continuing obligations of the Credit Parties and shall not be waived, rescinded, modified, limited or terminated in any way whatsoever without the prior written consent of each Secured Party, in its sole discretion.  For purposes hereof, the “Proportionate Share” of a Guarantor shall mean the Adjusted Net Worth of such Guarantor divided by the Adjusted Net Worth of all the Credit Parties which are jointly and severally liable with such Guarantor for such portion of the Obligations in the aggregate on the Amendment and Restatement Effective Date (or, in the case of any Person that becomes a Credit Party after the Amendment and Restatement Effective Date, its Adjusted Net Worth on the date it becomes a Borrower).

(e)              Notwithstanding any other provision of this Agreement to the contrary, the Guarantors are not and shall not be liable as borrowers or otherwise for repayment of any Obligations other than to the extent of the Guarantors’ obligations under the provisions of this Section 14.6 and/or any indemnity deeds of trust (or similar documents or instruments) executed in favor of either Collateral Agent by any Guarantor.

SECTION 15.       USA PATRIOT ACT NOTICE.

15.1               USA Patriot Act Notice.  Each Lender that is subject to the Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Agent, as applicable, to identify the Borrowers in accordance with the Act.

[Remainder of Page Intentionally Left Blank]

Signature Page to Loan and Security Agreement

IN WITNESS WHEREOF, Lender and Credit Parties have caused these presents to be duly executed as of the day and year first above written.

CREDIT PARTIES

CLEAN HARBORS, INC.

ALTAIR DISPOSAL SERVICES, LLC

BATON ROUGE DISPOSAL, LLC

BRIDGEPORT DISPOSAL, LLC

CH INTERNATIONAL HOLDINGS, INC.

CLEAN HARBORS ANDOVER, LLC

CLEAN HARBORS ANTIOCH, LLC

CLEAN HARBORS ARAGONITE, LLC

CLEAN HARBORS ARIZONA, LLC

CLEAN HARBORS OF BALTIMORE, INC.

CLEAN HARBORS BATON ROUGE, LLC

CLEAN HARBORS BDT, LLC

CLEAN HARBORS BUTTONWILLOW, LLC

CLEAN HARBORS CHATTANOOGA, LLC

CLEAN HARBORS COFFEYVILLE, LLC

CLEAN HARBORS COLFAX, LLC

CLEAN HARBORS DEER PARK, L.P.

CLEAN HARBORS DEER TRAIL, LLC

CLEAN HARBORS DISPOSAL SERVICES, INC.

CLEAN HARBORS FINANCIAL SERVICES COMPANY

CLEAN HARBORS FLORIDA, LLC

CLEAN HARBORS GRASSY MOUNTAIN, LLC

CLEAN HARBORS KANSAS, LLC

CLEAN HARBORS LAPORTE, L.P.

CLEAN HARBORS LAUREL, LLC

CLEAN HARBORS LONE MOUNTAIN, LLC

CLEAN HARBORS LONE STAR CORP.

CLEAN HARBORS LOS ANGELES, LLC

CLEAN HARBORS (MEXICO), INC.

CLEAN HARBORS OF TEXAS, LLC

CLEAN HARBORS PECATONICA, LLC

CLEAN HARBORS PLAQUEMINE, LLC

CLEAN HARBORS PPM, LLC

CLEAN HARBORS REIDSVILLE, LLC

CLEAN HARBORS SAN JOSE, LLC

CLEAN HARBORS TENNESSEE, LLC

CLEAN HARBORS WESTMORLAND, LLC

CLEAN HARBORS WHITE CASTLE, LLC

CROWLEY DISPOSAL, LLC

DISPOSAL PROPERTIES, LLC

GSX DISPOSAL, LLC

HARBOR MANAGEMENT CONSULTANTS, INC.

HARBOR INDUSTRIAL SERVICES TEXAS, L.P.

HILLIARD DISPOSAL, LLC

NORTHEAST CASUALTY REAL PROPERTY, LLC

ROEBUCK DISPOSAL, LLC

SAWYER DISPOSAL SERVICES, LLC

SERVICE CHEMICAL, LLC

TULSA DISPOSAL, LLC

CLEAN HARBORS ENVIRONMENTAL SERVICES, INC

CLEAN HARBORS OF BRAINTREE, INC.

CLEAN HARBORS OF NATICK, INC.

CLEAN HARBORS SERVICES, INC.

MURPHY’S WASTE OIL SERVICE, INC.

CLEAN HARBORS KINGSTON FACILITY CORPORATION

CLEAN HARBORS OF CONNECTICUT, INC.

SPRING GROVE RESOURCE RECOVERY, INC.

CH CANADA HOLDINGS CORP.

CH CANADA GP, INC.

CLEAN HARBORS CANADA LP

CLEAN HARBORS CANADA, INC.

CLEAN HARBORS QUEBEC, INC.

CLEAN HARBORS MERCIER, INC.

510127 N.B. INC.

By:	/s/ Stephen Moynihan
Title:	Vice President

Chief Executive Office:
1501 Washington Street
Braintree, MA 02184

REVOLVING ADMINISTRATIVE AGENT,
ACCOUNTS COLLATERAL AGENT AND
US REVOLVING LENDER

BANK OF AMERICA, N.A.,
Individually and as Agent

By:	/s/ Mark Schafer
Title: Vice President

CANADIAN COLLATERAL AGENT AND

CANADIAN LENDER:

BABC GLOBAL FINANCE INC.,
Individually and as Agent

By:	/s/ Alister Bazaz
Title:	Senior Vice President

LC FACILITY ADMINISTRATIVE AGENT

AND LC FACILITY COLLATERAL AGENT

CREDIT SUISSE, Cayman Islands Branch

By:	/s/ Paul L. Colon
Title: Director

By:	/s/ Karim Blasetti
Title: Associate

CREDIT SUISSE, Cayman Islands Branch, in its capacity as an LC Facility Lender

By:	/s/ Phillip Ho
Title: Director

By:	/s/ Karim Blasetti
Title: Associate